Filed Pursuant to Rule 424(b)(5)
File No. 333-152807

Prospectus Supplement (to Prospectus dated October 17, 2008)

Energy that is… Beyond Renewable®

$5,000,000

14% Convertible Notes due January 1, 2014

We are offering our 14% Convertible Notes due January 1, 2014, referred to as the notes, in the aggregate original principal amount of $5,000,000. The notes will bear interest at the rate of 14% per year. Interest will be paid on January 1 and July 1 of each year, commencing on July 1, 2009 (or if such date is not a business day, then on the next business day), subject to limited exceptions if the notes are converted or redeemed prior to an applicable Interest Payment Date.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, dated October 17, 2008, with respect to the offering, from time to time, of up to $50,000,000 of our debt securities described in the prospectus, including any amendments or supplements thereto.

Our common stock is quoted on The NASDAQ Capital Market under the symbol “EPG.” On March 9, 2009, the last reported sale price of our common stock on The NASDAQ Capital Market was $0.49 per share.

An investment in the notes involves a high degree of risk. Potential investors are advised to read the prospectus and this prospectus supplement in their entirety. Please see the section entitled “Risk Factors” beginning on page S-8 of this prospectus supplement to read about risks you should consider carefully before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial Public Offering Price	100%	$5,000,000
Underwriting discount	6%	$300,000
Proceeds, before expenses, to us	94%	$4,700,000

The offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance of the notes.

We estimate the total expenses of this offering, excluding the underwriting discount, will be approximately $311,000.

The underwriter is expected to deliver the notes in book-entry form only through the facilities of The Depository Trust Company in New York, New York on or about March 12, 2009.

ZIEGLER CAPITAL MARKETS

a division of B.C. Ziegler and Company

The date of this prospectus supplement is March 10, 2009

Prospectus Supplement:

Prospectus:

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We are offering to sell, and seeking offers to buy, our notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the notes and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

You should rely only on the information contained in the prospectus, this prospectus supplement and the documents incorporated by reference in the prospectus or this prospectus supplement or to which we have referred you. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in the prospectus, this prospectus supplement or any document incorporated by reference therein or herein is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of the prospectus, this prospectus supplement nor any distribution of securities pursuant to the prospectus or this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into the prospectus, this prospectus supplement or in our affairs since the date of the prospectus or this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights the key information contained elsewhere or incorporated by reference in this prospectus supplement. It does not contain all the information that may be important to you. You should carefully read the prospectus, this prospectus supplement as well as the documents incorporated by reference in the prospectus and this prospectus supplement in their entirety, especially the discussion of “Risk Factors”, before deciding to invest in the notes. In this prospectus supplement, when we use phrases such as “we,” “our” and “us,” we are referring to Environmental Power Corporation and its subsidiaries as a whole, except where it is clear from the context that any of these terms refers only to Environmental Power Corporation or a particular subsidiary.

ENVIRONMENTAL POWER CORPORATION

Overview

We are a developer, owner, and operator of renewable energy production facilities. Our goal is to produce Energy that is . . . Beyond Renewable®, which we define as energy that not only uses waste materials instead of limited resources, but that also is clean, reliable, and cost-effective.

Our wholly owned subsidiary, Microgy, Inc., referred to as Microgy, is a developer of renewable energy facilities for the production and commercial application of methane-rich biogas produced from livestock and food industry wastes, as well as wastes from other organic sources. The biogas is a versatile renewable energy source and can be sold to an end user or used to produce pipeline-grade methane, which we refer to as renewable natural gas, or RNG®, liquefied natural gas, or LNG, compressed natural gas, or CNG, renewable electrical energy or thermal energy as well as other useful by-products. Microgy’s systems utilize a proven biogas production technology that we believe is superior to other such technologies.

Microgy intends to continue to focus on a strategy of developing large-scale standardized facilities utilizing an ownership model, pursuant to which Microgy will construct, own and operate facilities and profit from the ongoing sale of biogas or RNG produced by such facilities, as well as sales of greenhouse gas sequestration credits or other marketable environmental benefits. The strategy encompasses the construction and operation of stand-alone plants like the Huckabay Ridge facility described below, as well as facilities dedicated to the needs of a single customer at one or more customer locations. Microgy’s goal is to negotiate mid- to long-term offtake arrangements through which it can obtain a premium price for the gas produced by its facilities.

Microgy began commercial operations at the Huckabay Ridge facility in Stephenville, Texas in the first quarter of 2008. Huckabay Ridge consists of eight 916,000-gallon digesters which operate together to process the manure from approximately 10,000 dairy cows. The gas is treated and compressed to produce pipeline-grade methane. Huckabay Ridge is expected to produce approximately 635,000 million British Thermal Units, or MMBtus, of pipeline-grade methane per year.

Microgy also operates three single digester facilities in Wisconsin. In accordance with our previous business model of selling digester facilities to farms, Microgy sold these projects to the farms on which they are located and developed them in conjunction with Dairyland Power Cooperative, an electric cooperative utility, referred to as Dairyland. The biogas from these projects is used by Dairyland to generate electricity.

Environmental Power and Microgy pursue Microgy’s business through several subsidiaries and special purpose entities. The principal such entity is Microgy Holdings, LLC, which was formed in 2006 as a subsidiary of Environmental Power Corporation in connection with the $60 million tax-exempt bond financing we completed in November 2006 relating to the construction and operation of four RNG® facilities in Texas, including the Huckabay Ridge facility, and which is the obligor for our $62.425 million tax-exempt bond financing we completed in September 2008 relating to our proposed California facilities. We currently anticipate pursuing an additional $26.02 million in tax-exempt bond financing in California. The assets financed by the Texas and California tax-exempt bond financings are pledged as collateral to secure such obligations. The debt held by Microgy Holdings is non-recourse to Environmental Power, although Environmental Power is required to provide at least 20% of the construction costs of these facilities, as well as to cover any cost overruns in construction and certain other costs. Another such entity is Microgy Grand Island, LLC, which was formed to own and operate our facility currently under construction at the JBS Swift & Co. beef processing facility in Grand Island, Nebraska, and which is the obligor under our $7.0 million tax-exempt bond financing for such facility.

In the past, we operated in two major segments: through Microgy, as described above, and through EPC Corporation and its subsidiary, Buzzard Power Corporation, referred to as Buzzard, as holder of a leasehold interest in a waste-coal fired generating facility in Pennsylvania known as the Scrubgrass facility. On February 29, 2008, we completed the disposition of the leasehold interest in the Scrubgrass facility, as it was no longer within our core business model. As a result, for financial reporting purposes, we are now consolidating all segments of continuing operations and reporting the results of Buzzard as “discontinued operations”. We now operate only in Microgy’s renewable energy segment.

Risk Factors

Investing in the notes involves a high degree of risk. You should carefully consider all of the information included and incorporated by reference in the prospectus or this prospectus supplement. In particular, you should consider carefully the factors discussed under “Risk Factors” beginning on page S-8 of this prospectus supplement, before deciding to invest in our common stock.

Corporate Information

Environmental Power Corporation was incorporated in May 2003 and is the successor holding company to our subsidiary, EPC Corporation, which was originally incorporated in Delaware in 1986. EPC Corporation became a publicly traded company in 1986, and its successor, Environmental Power Corporation is currently quoted on The NASDAQ Capital Market (symbol: EPG). The address of our principal executive offices is 120 White Plains Road, Suite 610, Tarrytown, New York 10591-5546 and our telephone number is (914) 631-1435. Our Internet address is www.environmentalpower.com. The information on our Internet website is not incorporated by reference in this prospectus supplement, and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only.

THE OFFERING

The Company	Environmental Power Corporation, a Delaware corporation.

Securities Offered	$5,000,000 aggregate original principal amount of our 14% Convertible Notes due January 1, 2014, referred to as the notes, to be sold in denominations of $5,000 or whole multiples of $1,000 in excess thereof.

Unsecured Debt	The debt evidenced by the notes is not secured by any of our assets or any other assets.

Voluntary Conversion	Holders may voluntarily convert the notes into shares of our common stock, $0.01 par value per share, referred to as the common stock, on any date after the issuance date at a conversion price determined as described herein.

Repurchase Upon a Change in Control	Upon the acquisition by a person or group of persons acting in concert of a majority of the voting shares (including warrants or rights to purchase or exchange for voting shares) of Environmental Power Corporation, referred to as a Change in Control, holders of the notes will have the right to require us to repurchase, and we will have the right to require holders of the notes to sell to us, all or any portion of the notes at a price described herein.

Mandatory Conversion at Our Option or Redemption	At any time after the third anniversary of the date of the first issuance of notes, we may require the holders to convert all of the notes into common stock if at the time less than 20% of the aggregate principal amount of securities originally issued remain outstanding and the conversion market price is greater than the stock price on the date the notes were originally issued, provided that such holders shall have the right to elect not to have their securities converted to common stock, in which case their securities shall be redeemed at the redemption price equal to 110% of the principal amount thereof, plus accrued interest.

Optional Redemption	At any time after the third anniversary of the date of first issuance of the notes, we have the right to redeem all or part of the notes at a redemption price equal to 110% of the principal amount of the notes to be redeemed plus accrued interest through the day prior to the redemption date, provided that our common stock has traded at a volume weighted average price of at least $6.40 per share for the 45-day period ending on the date immediately prior to the date on which we give notice of such redemption.

Mandatory Redemption upon Certain Sales of Assets or Certain Sale and Leaseback Transactions	The notes are subject to redemption in whole or in part at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest through the day prior to the redemption date, to the extent that we or one of our subsidiaries engaged in an Asset Sale or certain sale and leaseback transactions, and the net proceeds of such Asset Sale or sale and leaseback transactions are not reinvested in a permitted business as described herein, within two years of the receipt thereof.

Maturity Date	January 1, 2014.

Interest Rate Calculation	The interest rate on the notes will be calculated on the basis of a 360-day year of twelve 30-day months.

Interest Payment Dates	Interest on the notes will be payable January 1 and July 1 of each year commencing July 1, 2009, and on any date the principal of the notes is paid, including at maturity or if such day is not a business day, the immediately succeeding business day, and on any conversion date applicable to such notes (except as otherwise provided herein), each of which is referred to as an interest payment date.

Defaults and Remedies	The principal of and accrued interest on all of the notes may be declared immediately due and payable upon the occurrence and continuation of certain events of default described in the Trust Indenture, dated as of March 1, 2009, by and between us and Wells Fargo Bank, National Association, in its capacity as trustee, paying agent, registrar and exchange agent, referred to as the trustee, as amended and supplemented by the First Supplemental Trust Indenture, dated as of March 1, 2009. The Trust Indenture, as so amended and supplemented, is referred to as the indenture. See “DESCRIPTION OF THE NOTES AND THE INDENTURE—Events of Default and Remedies.”

Additional Notes	The indenture provides that we may issue notes having an aggregate principal amount of $53,000,000, inclusive of the principal amount of the notes offered hereby.

Trustee, Exchange Agent, Paying Agent and Registrar	Wells Fargo Bank, National Association.

Amendments to Indenture	We and the trustee have the right to amend the indenture in certain instances without the consent of the holders of the notes. See “DESCRIPTION OF THE NOTES AND THE INDENTURE.”

Payments	We are required to pay to the trustee, on each interest payment date, the amount necessary to make the amount on deposit in the interest account equal to the amount of accrued and unpaid interest on the notes payable on that interest payment date. We are required to pay to the trustee such amounts as are required to pay the principal or the redemption price of the notes at the time and in the manner provided in the indenture. See “DESCRIPTION OF THE NOTES AND THE INDENTURE.”

Risk Factors	Investment in the notes involves a high degree of risk. There are a number of risks that may affect the repayment of the notes. See “RISK FACTORS.”

Federal Income Tax Consequences	Some federal income tax consequences are associated with purchasing, holding and disposing of the notes. Prospective investors are urged to consult their own tax advisors regarding the tax consequences of acquiring, holding or disposing of the notes. See “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.”

Net proceeds	We estimate that the net proceeds from this offering will be approximately $4,389,000, after deducting the underwriting discount and commission and the estimated offering expenses payable by us.

Use of proceeds	Our subsidiary, Microgy Holdings, LLC, referred to as Microgy Holdings, has, together with its subsidiaries, entered into project financings in Texas, California and Nebraska in the form of tax-exempt bond financings described elsewhere in this prospectus supplement. The proceeds of the notes will be contributed by us as equity to Microgy Holdings or Microgy Grand Island, LLC pursuant to the support agreements entered into by us in connection with the Texas, California and Nebraska project financings, which require us to make these equity contributions to fund certain costs relating to the construction and operation of the facilities. In addition, we are issuing the notes pursuant to the loan agreement and related documentation entered into by Microgy Holdings in connection with the California project financing, which includes as a condition to Microgy Holdings’ ability to draw the proceeds of such financing that we raise at least $45 million in additional capital, of which $17.5 million must be available for the construction and operation of Microgy Holdings’ facilities in California. In the event that we do not sell any additional bonds to finance our proposed Bar 20 facility in California, the Bar 20 facility, which is currently a proposed part of such facilities, will not be part of such California project, and the foregoing capital requirements will be reduced to $39,825,000 and $12,325,000, respectively.

The costs of construction and operation of the Texas, California and Nebraska facilities which may be funded with the proceeds of this offering include, among other things, costs of materials, equipment and labor, debt service, license fees which may become due to Danish Biogas Technology, A.S. referred to as DBT, the licensor of Microgy’s anaerobic digestion technology, under Microgy’s license agreement with DBT, operations and maintenance costs, and reimbursement or repayment of Environmental Power or its affiliates of equity contributions, subordinated debt or other project-related expenses advanced by us or such affiliates in anticipation of receipt of the proceeds of this offering.

We will need to raise substantial additional financing, in addition to the proceeds of this offering, in the first half of 2009, as outlined above, to finance development and construction of our planned projects, to fund ongoing general and administrative expenses associated with our corporate overhead, as well as interest and dividend requirements, and to continue as a going concern. If we are unable to raise sufficient additional financing on a timely basis, we may have to reduce the number of projects we construct, or even curtail or cease our business operations.

Source of Repayment of the Notes	We intend to repay the notes from cash flow derived by us from our ownership and operation of Microgy’s projects in California, Texas, Nebraska and elsewhere, or from other sources of income we may develop from time to time.

Book-Entry, Delivery and Form	The notes will initially be issued in the form of one or more global securities registered in the name of The Depository Trust Company, referred to as DTC, as depositary, or a nominee of the depositary. A global security may not be transferred or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. Only the person in whose name a note is registered is recognized as the holder of that note. Consequently, for notes issued in global form, we will recognize only the depositary as the holder of the notes, and we will make all payments on the notes to the depositary. See “DESCRIPTION OF THE NOTES AND THE INDENTURE—Legal Ownership of Securities.”

The NASDAQ Capital Market	Our common stock is traded on The NASDAQ Capital Market under the symbol “EPG.” The notes are not expected to be listed for trading on any market.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table provides summary financial data for each of the fiscal years in the period ended December 31, 2007, 2006 and 2005 and for the nine and three months ended September 30, 2008 and 2007. The financial data for the nine and three months ended September 30, 2008 and 2007 has not been audited. You should read this information together with the audited consolidated financial statements and the related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2007 and the unaudited consolidated financial statements and the related notes appearing in our Quarterly Report on Form 10-Q for the period ended September 30, 2008, each of which is incorporated by reference in the prospectus and this prospectus supplement, as well as the information in the section of this prospectus supplement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	12 Months Ended			9 Months Ended		3 Months Ended
	12/31/07	12/31/06	12/31/05	09/30/08	09/30/07	09/30/08	09/30/07
REVENUES	$1,174,947	$2,216,216	$4,088,428	$2,538,941	$885,829	$456,250	$343,607
COSTS AND EXPENSES
Operations and maintenance	941,991	2,099,420	6,116,487	5,037,907	774,057	1,784,707	312,997
General and administrative	12,443,605	11,228,982	6,809,687	9,737,772	9,776,918	2,865,233	3,775,864
Depreciation and amortization	304,331	298,774	250,271	993,100	226,334	378,747	78,169

TOTAL COSTS AND EXPENSES	13,689,927	13,627,176	13,176,445	15,768,779	10,777,309	5,028,687	4,167,030

OPERATING LOSS	(12,514,980)	(11,410,960)	(9,088,017)	(13,229,838)	(9,891,480)	(4,572,437)	(3,823,423)
OTHER INCOME (EXPENSE)
Interest income	782,566	447,854	232,692	434,454	400,402	87,700	109,624
Interest expense	(11,599)	(8,919)	(6,066)	(704,716)	(9,528)	(262,690)	(3,326)
Other income (expense)	583,616	300	33,071	(36,862)	583,116	(14,620)	—

TOTAL OTHER INCOME EXPENSE	1,354,583	439,235	259,697	(307,124)	973,990	(189,610)	106,298

INCOME TAX EXPENSE	900	427,127	11,450	—	900		100
NET LOSS FROM CONTINUING OPERATIONS	(11,161,297)	(11,398,852)	(8,839,770)	(13,536,962)	(8,918,390)	(4,762,047)	(3,717,225)
DISCONTINUED OPERATIONS
LOSS FROM DISCONTINUED OPERATIONS (net of taxes)	(6,195,852)	(2,716,405)	(2,573,850)	(1,010,534)	(4,941,121)	—	(2,040,648)
GAIN ON DISPOSAL		—	—	7,999,858	—	—
NET LOSS	(17,357,149)	(14,115,257)	(11,413,620)	(6,547,638)	(13,859,511)	(4,762,047)	(5,757,873)
Preferred Securities Dividend Requirements	(1,348,343)	(197,715)	(5,000)	(992,726)	(1,006,034)	(325,634)	(336,274)
Beneficial Conversion Feature of Preferred Stock	(57,148)	(4,131,022)	—	—	(57,148)	—	(57,148)
Change in Value of Modified Warrants	(97,404)	—	—	—	(97,404)	—	(97,404)
LOSS APPLICABLE TO COMMON SHAREHOLDERS	(18,860,044)	(18,443,994)	(11,418,620)	(7,540,364)	(15,020,097)	(5,087,681)	(6,248,699)
OTHER COMPREHENSIVE INCOME:
Minimum pension liability adjustment, net of income tax benefit of $193,188 in 2005	—	—	294,537	—	—	—	—

COMPREHENSIVE LOSS	$(18,860,044)	$(18,443,994)	$(11,124,083)	$(7,540,364)	$(15,020,097)	$(5,087,681)	$(6,248,699)

Weighted Average Common Shares Outstanding
Basic & Diluted	11,338,973	9,634,824	7,384,458	15,579,354	9,970,088	15,579,354	10,172,973
Net Loss Per Common Share
Basic & Diluted	$(1.66)	$(1.91)	$(1.55)	$(0.48)	$(1.51)	$(0.33)	$(0.61)
Loss per Common Share from Continuing Operations
Basic & Diluted	(1.12)	(1.63)	(1.20)	(0.93)	(1.01)	(0.33)	(0.41)
Income/(Loss) per Common Share from Discontinued Operations
Basic & Diluted	(0.54)	(0.28)	(0.35)	0.45	(0.50)	—	(0.20)

	12/31/07	12/31/06	12/31/05	09/30/08	09/30/07
Balance Sheet Data from Continuing Operations:
Total Assets	$113,048,978	$93,051,167	$27,705,360	$171,680,387	$115,331,317
Working Capital, including restricted cash	70,208,356	63,686,047	14,176,156	113,633,440	74,749,573
Long Term Obligations	60,453,983	60,717,099	645,000	129,482,907	60,119,361
Common Shareholders Equity	33,115,440	18,520,812	25,697,272	27,242,220	35,720,965

RISK FACTORS

Investing in our securities, including the notes and our common stock, involves a high degree of risk. Prospective purchasers are advised to read the prospectus and this prospectus supplement, as well as each of the documents incorporated by reference in the prospectus or this prospectus supplement, in its entirety. Prospective investors should carefully consider the following risk factors, as well as other information set forth in the prospectus, this prospectus supplement and the documents incorporated by reference, before making an investment in the notes.

The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations and adversely affect our prospects. The order in which such risks are presented does not necessarily reflect the relative importance of such risks or the likelihood that any of the events or circumstances described below will occur or exist.

If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, we may not be able to make timely payments, or any payments, on amounts owed under the notes, and you may lose all or part of the money you paid to buy the notes.

Risks Relating to Our Business

We have experienced losses to date, and we anticipate that we will continue to experience losses through at least 2009, which means that we will have to raise significant additional financing in the first half of 2009 in order to continue our business operations.

We are a company in the process of pursuing an aggressive and novel business approach to the construction and operation of renewable energy facilities and the production of renewable natural gas. As noted below, our sole operating business, Microgy, is in the early stages of its development. As a result, we have a history of losses. For the year ended December 31, 2008 we incurred a loss from continuing operations of $22,996,000, which includes a non-cash, non-recurring expense for the impairment of goodwill of $4,913,000. For the year ended December 31, 2007, we incurred a net loss of $11,200,000 from continuing operations. For the year ended December 31, 2006, we incurred a net loss of $11,400,000 from continuing operations. We expect to continue to incur losses, reduce our earnings or, as the case may be, add to our earnings deficit as we seek to further develop our business. We currently expect that these ongoing losses will adversely affect our financial condition through at least 2010. As a result of these losses, we anticipate that we will, in all likelihood, have to rely on external financing for most of our capital and operational requirements. Even after completion of this offering, we will need to raise substantial additional financing in the first half of 2009 in order to finance development and construction of our planned projects, to fund ongoing general and administrative expenses associated with our corporate overhead, as well as interest and dividend requirements, and to continue as a going concern. We currently have no commitments for any such financing. We cannot assure you that such financing will be available on reasonable terms or in a timely fashion, or at all, particularly in the current economic environment, in which capital raising activities are especially challenging. Future losses are likely to continue unless we successfully implement our business plan. If we are not successful in reaching and maintaining profitable operations, we may not be able to attract sufficient capital to continue our operations. Our inability to obtain adequate financing would likely result in the need to reduce the number of projects we construct and even to curtail or cease our business operations and would materially impair the value of your investment in our securities, including the notes and our common stock.

Our sole operating business, Microgy, has limited operating history from which to evaluate its business and products.

Our sole operating business, Microgy, was formed in 1999 and remains in the early stages of its development. Microgy is developing facilities that use environmentally friendly anaerobic digestion and other technologies to produce biogas from animal and organic wastes. Although Microgy has developed and is operating three single digester facilities in Wisconsin and the multi-digester Huckabay Ridge facility, Microgy still has limited experience in the construction and operation of multiple digester facilities such as those Microgy is currently constructing or intends to construct, and limited experience in gas conditioning or the sale of gas as a commodity. In addition, Microgy has experienced challenges during the startup and initial operation of the Huckabay Ridge facility that have resulted in outages for corrective measures. We took advantage of such an outage to complete comprehensive upgrades to process-instrumentation and controls, the gas conditioning system, and the gas-collection system in order to achieve anticipated performance levels. While we gained valuable knowledge as to our processes and incorporated the lessons learned into future projects, we cannot assure you that similar challenges will not be encountered with respect to future facilities. Because of Microgy’s limited experience, there is a risk that Microgy may never be profitable.

Microgy cannot predict when any facility will be completed, what Microgy’s costs will be or, consequently, whether Microgy or any facility developed by Microgy will be profitable.

Development of Microgy’s facilities is an inherently risky activity, subject to significant uncertainties and a lengthy development cycle. Uncertainties and risks include those relating to costs and availability of supplies and labor, costs and quality of facility components and installation services, fluctuations in the prices available for the sale of facility output and timing of completion of construction and commencement of commercial operations. Furthermore, obtaining the large number of agreements, permits and approvals necessary to develop, install, operate and manage any of Microgy’s facilities, as well as to market the energy and other co-products and to provide necessary related resources and services, involves a long development cycle and decision-making process. Microgy is required to enter into or obtain some or all of the following in connection with the development of its facilities:

•	Off-take interconnection agreements;

•	Site agreements;

•	Supply contracts;

•	Design/build or other construction-related agreements;

•	Off-take agreements for gas produced;

•	Power sales contracts for facilities dedicated to the generation of electricity;

•	Agreements for the sale of greenhouse gas offset credits or other tradable environmental attributes;

•	Various co-product sales agreements;

•	Waste disposal agreements;

•	Environmental and other permits and licenses;

•	Government approvals; and

•	Financing commitments required for the successful completion of facilities under consideration.

Microgy’s failure to accomplish any of these objectives could materially increase the cost, or prevent the successful completion of, development or operation of facilities and incur the loss of any investment made. Many of these objectives are dependent upon decisions by third parties. Delays in such parties’ decision-making process are outside of our control and may have a negative impact on our development costs, cost of operations, receipt of revenue and revenue projections. We expect that, in some cases, it may take a year or more to obtain decisions on permits and approvals and to negotiate and close these complex agreements. Such delays could harm our operating results and financial condition.

As a result of the foregoing uncertainties we are unable to project with certainty Microgy’s organizational, structural, staffing or other overhead costs, the construction or operating costs associated with any facility, or whether any facility, or Microgy as a whole, will generate a profit. If Microgy fails to generate a profit, your investment in our securities will be materially adversely affected.

If we are unable to obtain needed financing for Microgy’s facilities, the value of our Microgy investment may be reduced significantly.

Because we have not yet generated sufficient positive cash flow, and do not expect to do so until at least 2011, we do not have adequate funds on hand to complete construction of the facilities we currently have planned. We are seeking and will require corporate, project or group financing to fund the cost of any development we may decide to pursue for Microgy’s facilities. This financing may be difficult or impossible for us to obtain, particularly in the current economic environment, in which capital raising activities are especially challenging. If we are unable to obtain such financing, the value of our Microgy investment may be reduced significantly, and we may be required to substantially curtail our business or completely cease construction or operation of any facilities. The availability of additional financing will depend on prospective lenders’ or investors’ review of our financial capabilities as well as specific facilities and other factors, including their assessment of our ability to construct and manage each facility successfully and the current state of the economy. Such financing may not be available to us on acceptable terms, or at all. If we are unable to obtain the required financing, we will have to reduce the number of projects we construct and may even have to curtail or cease our business operations, which would have a material adverse effect on your investment in our securities.

If Microgy is unable to obtain sufficient manure and substrate for its facilities at an acceptable cost, such facilities, and Microgy as a whole, will likely not be profitable.

The performance of Microgy’s facilities is dependent on the availability of large quantities of animal manure and substrates derived from animal and other organic waste resources to produce raw energy and meet performance standards in the generation of renewable natural gas. A substantial portion of the gas production of Microgy’s facilities is derived from the co-digestion contribution enabled by substrate. While Microgy has or is expected to have agreements relating to the supply of manure and substrate, these agreements may not cover all of Microgy’s requirements for such resources, and Microgy will be subject to the ability of the counterparties to such agreements to perform their obligations thereunder. Lack of manure or substrate or adverse changes in the nature or quality of such waste resources or the cost to supply or transport them would seriously affect the ability of Microgy’s facilities to produce gas at profitable levels and, consequently, its ability to develop and finance facilities and to operate efficiently and generate income. As a result, its revenue and financial condition would be materially and negatively affected. We cannot assure you that the waste resources Microgy’s facilities require will be available in the future for free or at prices that make them affordable or accessible.

Microgy is expected to derive a significant portion of its revenues from the sale of renewable natural gas; as a result it may have some exposure to volatility in the commodity price of natural gas.

Microgy is expected to derive a significant portion of its revenues from the sale of renewable natural gas. Microgy typically enters into medium-to-long-term off-take arrangements for the gas produced by its facilities as part of the planning and development of such facilities, and may enter into other hedging arrangements, in order to mitigate the associated commodity price risk. Furthermore, our subsidiary, Microgy Holdings, is required by the terms of its tax-exempt bonds to maintain certain gas price protection arrangements for specified periods of time. We believe that these arrangements will be considered normal purchases and sales and will not be subject to derivative accounting. However, there may be times when such off-take and hedging arrangements expire or otherwise terminate before new arrangements are put in place, and such arrangements are subject to the creditworthiness of the counterparties to them. In addition, we cannot assure you that any such risk management vehicles will always be available or successful. Because renewable natural gas commands a premium over, but still tracks prices for, conventional natural gas, Microgy will be exposed, to the extent not covered by long term contracts, to market risk with respect to the commodity pricing of conventional natural gas. Historically, natural gas prices have been volatile and Microgy expects such volatility to continue.

We expect revenues from sales of greenhouse gas sequestration credits and other environmental attributes, but the market for such attributes is nascent and may not develop in a manner that allows us to profit from the sales of such credits to the level projected, or at all.

The multiple digester facilities that we plan to implement through Microgy Holdings and our other subsidiaries are expected to produce greenhouse gas offset credits and other marketable environmental attributes. While there exist trading markets for these attributes, and additional trading markets or other commercial avenues may develop, the existing trading markets are new and experience thin trading and price volatility, which can hinder sales of credits and make their value unpredictable. The quantity of credits that may be generated are a function of the carbon credit offset characteristics as determined by protocols used to document and verify the carbon offset value. These protocols continue to evolve, and changes in these protocols could substantially diminish further carbon credit eligibility. Furthermore, much of the participation in these markets is voluntary, in response to social and environmental concerns, as opposed to being driven by regulatory requirements. While many states and the federal government are pursuing or are considering carbon emissions limits and related initiatives that may spur greater development of and participation in these markets, we are unable to determine the effect of these initiatives on these markets. We cannot assure you that these trading markets will develop further, or even that they will continue to exist. In addition, many of our agreements with our business partners and investors require us to share such credits or any revenues we derive from sales of such credits, and agreements we negotiate in the future may also include such requirements. As a result of the foregoing, we may recognize significantly smaller revenues than we anticipate from the sale of greenhouse gas offset credits or other environmental attributes.

We have pledged all of our interest in our facilities in Texas and California as security for the loans relating to Microgy Holdings’ tax-exempt bond financings in those jurisdictions, and our subsidiary, Microgy Grand Island, LLC, has entered into a financing lease with respect to the Grand Island facility.

We have invested, and expect to invest, substantial funds and resources in the Huckabay Ridge facility and the other multi-digester, renewable natural gas facilities in Texas, California and Nebraska. We have pledged all of our interest in the Huckabay Ridge facility, as well as the Rio Leche, Cnossen and Mission facilities in Texas as collateral security for the loan to our subsidiary, Microgy Holdings, from the Gulf Coast Industrial Development Authority of Texas relating to the $60 million tax-exempt bond financing we completed in November 2006. We have pledged all of our interest in the Riverdale and Hanford facilities in California as collateral security for the loan to our subsidiary, Microgy Holdings, from the California Statewide Communities Development Authority relating to the $62.425 million tax-exempt bond financing we completed in September 2008, and we expect to pledge all of our interest in the proposed Bar 20 facility in California if we are successful in closing the anticipated $26.02 million second tranche of such financing. While these loans are non-recourse to Environmental Power, Environmental Power is required to provide at least 20% of the construction costs of these facilities, as well as to cover any cost overruns in construction and certain other significant costs, which represents a substantial investment of corporate resources. If Microgy Holdings were to default on these loans, we would lose some or all of our investment in the Texas and California facilities, which would have a material adverse effect on our business, financial condition and results of operations. Similarly, our subsidiary, Microgy Grand Island, LLC, has entered into a $7.0 million sale and leaseback transaction with the City of Grand Island, Nebraska in connection with its tax-exempt bond financing in Nebraska to finance the construction of the Grand Island facility, and has guaranteed the City’s obligations under the tax-exempt bonds. If Microgy Grand Island defaults on its lease and guarantee obligations to the City of Grand Island, we would lose some or all of our investment in the Grand Island facility, which would have a material adverse effect on our business, financial condition and results of operations.

Microgy faces competition in the renewable energy market as well as for the resources necessary to operate its facilities.

Microgy plans to generate revenue from the development and ownership of facilities that market renewable, “green” energy in addition to providing pollution control features to the agricultural and food industry markets.

Microgy’s “green” competitors include other energy producers using biomass combustion, biomass anaerobic digestion, geothermal, solar, wind, new hydro and other renewable sources. These companies represent a significant class of competitors because they will compete with Microgy for sale of marketable renewable energy credits and participation in various renewable portfolios and other programs.

Competition in the traditional energy business from electric utilities and other energy companies is well established, with many substantial entities having multi-billion dollar, multi-national operations. Many of these companies are beginning to compete in the alternative fuels and renewable energy business with the growth of the industry and the advent of many new technologies. Larger companies, due to their greater financial and other resources, will be better positioned than Microgy to develop new technologies and to install existing or more advanced renewable energy facilities, which could harm Microgy’s business.

Microgy also faces many forms of competition with respect to the resources required to operate its facilities. Such competition includes other providers of pollution control, including environmental engineers, providers of pollution control systems, private companies, public companies, associations, cooperatives, government programs, foreign companies, and educational pilot programs. Furthermore, there are many companies that offer anaerobic digester systems. A number of these competitors have more mature businesses and have successfully installed anaerobic digester systems in the United States. Microgy may be forced to compete with any of these competitors for access to equipment, construction supplies, skilled labor for the construction and operation of its facilities and the supplies of manure and substrate required to operate its facilities. In addition, Microgy may also have to compete for access to substances that make desirable substrates with other users of these substances, such as recyclers of waste grease and producers of biodiesel and other biofuels. The effect of such competition could be reflected in higher costs associated with obtaining access to these resources, as well as an insufficient supply of these resources for the profitable operation of Microgy’s facilities. If Microgy cannot obtain and maintain these supplies, or cannot obtain or maintain them at reasonable costs, the profitability of Microgy’s business will be adversely affected.

Extreme weather events may have a material adverse effect on the operation on our facilities.

Microgy’s facilities and sites are sensitive to extreme weather events. For instance, the anaerobic digestion process requires temperatures within a certain band, and extreme cold or heat may negatively impact the process or increase operating costs as a result of the need to counter such temperatures. This was the case in early 2007, when Texas experienced record cold temperatures that hindered startup of the Huckabay Ridge facility. Also, our sites contain retention ponds that have been designed with ample capacity to collect and retain storm water run-off, but, despite applying best maintenance practices, that capacity on rare occasions can be strained by severe rainfall. Thus, in August 2008, a 25-year record rainfall event caused a storm water retention pond breach and spill that required cleanup of a dry creek bed and reporting to the local environmental authorities. While Microgy considers typical local weather conditions in the design of its facilities and maintains appropriate insurance to mitigate associated risks to the extent commercially feasible, Microgy cannot anticipate all unusual weather events, and such events have had and may in the future have a material adverse effect on the operation of its facilities.

It is possible that we may expend large sums of money on individual projects to bring Microgy’s products to market and that the revenue that Microgy derives from these products from its projects may be insufficient to fund our operations.

Microgy’s business approach to the renewable energy may not produce results as anticipated, be profitable or be readily accepted by the marketplace. We cannot estimate whether the gas produced by facilities based on Microgy’s technology will materialize at anticipated prices, or whether satisfactory profit margins will be achieved. If such pricing levels are not achieved or sustained, or if Microgy’s technologies and business approach to Microgy’s markets do not achieve or sustain broad acceptance, our business, operating results and financial condition will be materially and negatively impacted.

Because we have not filed patents to protect Microgy’s intellectual property, we might not be able to prevent others from using Microgy’s technology; conversely, others who have filed for patent or other protection might be able to prevent Microgy from using its technology.

Microgy has not filed any patent applications on any of its intellectual property. Should Microgy decide to file patent applications, we cannot assure you that any patent applications relating to Microgy’s existing or future products or technologies will result in patents being issued, that any issued patents will afford adequate protection to Microgy, or that such patents will not be challenged, invalidated, infringed or circumvented. Furthermore, we cannot assure you that others have not developed, or will not develop, similar technologies that will compete with Microgy’s without infringing upon Microgy’s intellectual property rights or those of its licensor.

Third parties, including potential competitors, may already have filed patent applications relating to the subject matter of Microgy’s current or future technology. In the event that any such patents are issued to such parties, such patents may preclude Microgy or its licensor from obtaining patent protection for its technologies, products or processes. In addition, such patents may hinder or prevent Microgy from commercializing its technology and could require Microgy to enter into licenses with such parties. We cannot assure you that any required licenses would be available to us on acceptable terms, or at all.

Microgy relies on confidentiality agreements and licensing agreements to maintain the proprietary nature of its technology. To compete effectively, Microgy may have to defend the rights to its intellectual property from time to time. Such defense costs may be significant and have a negative impact on our financial condition. In addition, we may lack the financial resources to adequately defend Microgy’s intellectual property.

Microgy’s facilities are likely to be subject to numerous governmental regulations.

We expect that Microgy’s facilities are likely to be subject to various local, state and federal government regulations, including regulations covering air and water quality, solid waste disposal and related pollution issues. These regulations are mandated by the United States Environmental Protection Agency, or EPA, and state and local governments and are usually implemented through a permitting process, with ongoing compliance requirements thereafter. For example, grease-trap waste from restaurants and other food service providers is a desirable and highly available form of substrate for our facilities in Texas. However, the Texas environmental authorities required that we obtain a solid-waste permit for each of our planned facilities in Texas to the extent we desire to use grease-trap waste as substrate in the operation of such facilities. Furthermore, we have had to obtain water discharge permits for our planned California facilities, which typically involve a lengthy process. We expect that all of our facilities will be required to obtain various environmental and other permits and approvals, which will vary from location to location. In addition, our activities will fall under a number of health and safety regulations and laws and regulations relating to farming and zoning. Compliance with these regulations and permitting requirements could delay the development of facilities and could be costly and harm our financial condition.

Microgy’s facilities may become subject to regulations or taxes based on carbon or other emissions.

Microgy’s facilities produce and emit into the atmosphere carbon dioxide and hydrogen sulfide as a result of the anaerobic digestion gas conditioning processes that they employ. While such facilities capture and thereby reduce the amount of methane, a potent greenhouse gas, that would otherwise enter the atmosphere, there are direct emissions of carbon dioxide, another greenhouse gas. As such, Microgy’s facilities may still be subject to future federal or state legislation or regulation, or the implementation of international treaties, which seek to limit or impose a cost on greenhouse gas emissions. If any such legislation, regulations or treaties were implemented, Microgy may be required to expend resources to capture the carbon dioxide it produces, pay a tax on its carbon dioxide emissions, purchase greenhouse gas offset credits, reduce the greenhouse offset credits claimed for such facilities or take similar actions. In addition, Microgy could become subject to federal, state and local taxes and regulations regarding its other emissions. Any of the foregoing could harm the profitability of Microgy’s facilities.

Our operating results are difficult to predict in advance and may fluctuate significantly, which may result in a substantial decline in our stock price.

Our operating results are difficult to predict in advance and may fluctuate significantly, and a failure to meet the expectations of analysts or our stockholders would likely result in a substantial decline in our stock price.

Factors that are likely to cause our results to fluctuate include the following:

•	the amount and timing of our operating expenses and capital expenditures;

•	the success or failure of the facilities currently underway;

•	our ability to specify, develop and complete facilities, and to introduce and market the energy created by such facilities and bring them to volume production in a timely manner;

•	the rate of adoption and acceptance of new industry standards in our target markets; and

•	other unforeseen activities or issues.

If our operating results fluctuate greatly, our business may be materially adversely affected and our stock price will likely decline.

Risks Relating to Our Capital Stock

We have numerous outstanding shares of restricted common stock, as well as options, warrants and shares of preferred stock exercisable or convertible into a substantial number of shares of our common stock; the resale of outstanding restricted shares, as well as the exercise or conversion of these securities and the resale of the underlying shares, may adversely affect the price of our common stock.

The resale by our stockholders of shares of our restricted common stock or securities exercisable for or convertible into shares of our common stock could cause the market price of our common stock to decline.

A significant portion of our outstanding shares of common stock had been restricted from immediate resale, but are now available for sale in the market pursuant to Rule 144 under the Securities Act of 1933. As of December 23, 2008, we had approximately:

•

15,624,104 shares of our common stock issued and outstanding, of which 1,212,726 shares of common stock outstanding are “restricted securities” within the meaning of Rule 144 and 35,250 shares are subject to vesting pursuant to restricted stock awards granted to certain employees; and

•	2,823,659 shares of common stock issuable upon conversion of our series A preferred stock;

all of which shares, other than the employee restricted stock awards subject to vesting, are eligible for resale without volume and manner of sale restrictions in accordance with Rule 144, except to the extent held by our affiliates. We are currently authorized to issue 50,000,000 shares of common stock.

We also currently have on file with the Securities and Exchange Commission an effective registration statement that permits the resale of up to 100,000 shares of our common stock subject to warrants exercisable at a price of $6.33 per share by the holders of such warrants. In addition, in connection with our sale of shares of our series A preferred stock and common stock warrants on November 9, 2006, we filed a registration statement to permit the resale of up to 4,387,360 shares of common stock issuable upon conversion of such shares of series A preferred stock and exercise of such warrants, which registration statement is currently effective. The shares of series A preferred stock were convertible at a conversion price of $5.27 per share, and the common stock warrants were exercisable at a price of $5.52 per share as to 1,406,205 of the warrants, and $5.27 per share as to

168,745 of the warrants. In October 2007, the exercise price of the warrants was reduced to $5.25 per share, and the preferred stock conversion price was reduced to $5.25 per share as a result of anti–dilution adjustments triggered by the issuance of common stock in the October 2007 public offering, resulting in an increase of 11,250 in the number of shares of our common stock issuable upon conversion of the series A preferred stock.

In addition, pursuant to our business development agreement with Cargill, Incorporated, we may issue warrants to Cargill from time to time to acquire up to an aggregate of 4.99% of our outstanding common stock on a fully diluted basis, at an exercise price equal to 75% of the closing price of our common stock on the date on which such warrants are issued. In May 2007, we issued to Cargill warrants to purchase 175,912 shares of our common stock at an exercise price of $5.37 per share, representing 1% our fully diluted common stock at the time, as required by the business development agreement.

The notes issued in this offering will be convertible into an aggregate of up to approximately 925,926 shares of our common stock, based on the minimum conversion price of the notes, all of which shares may be sold by the holders thereof without restriction, except to the extent held by our affiliates.

As of September 30, 2008, we had outstanding options and warrants to acquire up to approximately 5,113,891 shares of our common stock at prices ranging from $1.75 to $8.89 per share, with a weighted average exercise price of $5.28 per share. The shares of common stock issuable upon exercise of these options will be freely transferable without restriction, except to the extent that they are held by our affiliates. Any shares held by our affiliates may only be sold in compliance with the volume limitations of Rule 144. These volume limitations restrict the number of shares that may be sold by an affiliate in any three-month period to the greater of 1% of the number of shares then outstanding, which equals approximately 156,000 shares as of September 30, 2008, or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

As a result of the resale of outstanding shares of our common stock, including restricted shares and shares issuable upon exercise or conversion of the foregoing securities, the price of our common stock may be adversely affected.

The issuance of preferred stock may adversely affect the value of our common stock or make it more difficult for a party to acquire a controlling interest in our company.

We are authorized to issue up to 2,000,000 shares of preferred stock, of which 281,241 shares have been designated as series A 9% cumulative convertible preferred stock, referred to as the series A preferred stock, and which are currently issued and outstanding. The preferred stock not already designated and issued may be issued in series from time to time with such designations, rights, preferences and limitations as our board of directors may determine by resolution without stockholder approval. While the terms of the series A preferred stock do not currently allow for the issuance of preferred stock having dividend and liquidation preferences greater than or senior to the series A preferred stock, any future issuances of preferred stock may enjoy dividend and liquidation preferences over our common stock, thereby diminishing the value of our common stock. Furthermore, the issuance of preferred stock, as well as any authorized but unreserved common stock, while providing flexibility in connection with possible future financings or acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our company.

Our management and directors, as well as the holders of our series A preferred stock, are able to exercise significant control over our management and affairs.

As of December 31, 2008, executive officers and directors, including Richard E. Kessel, Joseph E. Cresci, Roger Ballentine, Kamlesh R. Tejwani, Robert I. Weisberg, John R. Cooper, August Schumacher, Jr., Lon Hatamiya, Steven Kessner, Michael E. Thomas and Dennis Haines, beneficially owned approximately 17.5% of our outstanding common stock. In addition, the three holders of our series A preferred stock, two of which are affiliated with each other, control approximately 18.3% of the total number of votes currently entitled to be cast at any meeting of our stockholders. While there are no voting agreements among them, such persons, as a group, may be able to exercise some level of control over the outcome of matters submitted for stockholder action, including the election of members to our board of directors and the approval of significant change in control transactions. This may have the effect of delaying or preventing a change in control of our company and, therefore, your opportunity to sell your shares in such a transaction. Furthermore, the holders of our series A preferred stock have special approval rights with respect to certain changes to our certificate of incorporation and certain other corporate actions.

The lack of a developed trading market may make it difficult for you to sell shares of our common stock.

While our common stock is currently listed for trading on the NASDAQ Capital Market, trading activity in our common stock has fluctuated and has at times been limited. For example, for the one-month period from September 1, 2008 to September 30, 2008, our daily trading volume ranged from a low of 20,100 shares to a high of 852,300 shares, and averaged 115,482 shares. We cannot guarantee that a consistently active trading market will develop in the future. As a result, a holder of our common stock may find it difficult to dispose of our common stock.

If we fail to continue to meet all applicable continued listing requirements of The NASDAQ Capital Market and NASDAQ determines to delist our common stock, the market liquidity and market price of our common stock could decline.

Our common stock is currently listed on The NASDAQ Capital Market. In order to maintain that listing, we must satisfy minimum financial and other listing requirements. Among these requirements is that our common stock maintain a minimum closing bid price of at least $1.00 per share. If our common stock fails to maintain a minimum closing bid price of at least $1.00 per share for thirty consecutive business days, we will have a 180-day period to regain compliance with the minimum bid price rule. If we fail to regain compliance within such period, our common stock may be subject to delisting from the NASDAQ Capital Market. NASDAQ temporarily suspended its minimum bid price rule effective October 16, 2008 until January 16, 2009, due to overall conditions affecting the stock markets. This suspension was recently extended to April 19, 2009. Our common stock has not had a minimum closing bid price of $1.00 per share since October 20, 2008. If we fail to continue to meet all applicable listing requirements of The NASDAQ Capital Market and NASDAQ determines to delist our common stock, an active trading market for our common stock may not be sustained and the market price of our common stock could decline. In addition, the delisting of our common stock would also trigger a right on the part of the holders of our outstanding shares of series A preferred stock to increase the cumulative dividend rate on such shares from 9% per year to 16% per year. We cannot assure you that we will not ultimately fail to comply with the minimum bid price rule or other NASDAQ listing standards.

The market price for our common stock has been and may continue to be volatile.

The market price for our common stock has been volatile, and it is likely to continue to be so. In addition, the market price for our common stock could be subject to significant fluctuations in response to variations in quarterly operating results, announcements of technological innovations or new facilities and products by us or our competitors, or our failure to achieve operating results consistent with any securities analysts’ projections of our performance. Furthermore, the stock market has experienced extreme price and volume fluctuations and volatility that have particularly affected the market price of many emerging growth and development stage companies such as ours. Such fluctuations and volatility have often been unrelated or disproportionate to the operating performance of such companies. As a result of fluctuations related or unrelated to our performance, the value of our common stock may be materially adversely affected.

We will require and are actively seeking significant additional financing, which may result in our issuing a significant number of shares of our common stock or preferred stock, which in turn may dilute the value of your shares.

We have historically needed to raise capital to fund our operating losses. We expect to continue to incur operating losses through at least 2009. In November 2006, we completed a tax-exempt bond financing in Texas to finance a portion of the construction costs of our Texas facilities, as well as a $15 million private placement of our series A preferred stock and common stock warrants. In October 2007, we completed a public offering resulting in net proceeds to us of approximately $26.6 million. In July 2008, we completed a $7.0 million tax-exempt bond financing in Nebraska to finance a portion of the construction costs of our Grand Island facility. In September 2008, we completed a $62.425 million first tranche tax-exempt bond financing in California to finance a portion of the constructions costs of our proposed California facilities, and anticipate closing a proposed $26.02 million second tranche financing. We will require and will continue to seek corporate and project financing to fund our ongoing overhead and growth plans as well as the cost of any development we may decide to pursue for our facilities. Without limiting the foregoing, as described elsewhere in this prospectus supplement, in addition to the proceeds of this offering, we will have to raise significant additional capital in the first half of 2009 in order to fund ongoing general and administrative expenses associated with our corporate overhead as well as interest and dividend requirements. We cannot assure you that such capital will be available in sufficient amounts or on terms acceptable to us, if at all. Any such financing could be in the form of debt or equity instruments or a combination of debt and equity instruments. To the extent any such financing involves equity or convertible debt, we may issue a significant number of shares of our common stock or preferred stock, which will dilute an existing investment in our common stock, and we may issue such shares at prices that may be lower than the price paid for our common stock by our stockholders. In addition, if we issue shares of preferred stock, such preferred stock may have rights and preferences that are superior to those of our common stock. Indeed, the shares of our series A preferred stock issued in our November 2006 private placement have rights and preferences that are superior to those of our common stock. Because we are authorized to issue shares of additional series of preferred stock, as designated by our board of directors, subject to certain limitations included in the terms of our series A preferred stock, we may issue more shares of preferred stock in the future.

Issuances of common stock or securities convertible into common stock in the future could dilute existing stockholders and adversely affect the market price of our common stock. Of the 50,000,000 shares of authorized common stock, 15,712,534 are issued, 15,624,104 are outstanding and 5,113,891 have been reserved for issuance upon the exercise of options and warrants outstanding as of September 30, 2008. An additional 2,823,660 shares have been reserved for issuance in connection with the conversion of shares of our series A preferred stock issued in our November 2006 private placement. We may also issue warrants to purchase up to 4.99% of our common stock, on a fully diluted basis, to Cargill, Incorporated pursuant to the terms of our business development agreement. In May 2007, we issued warrants to purchase 175,912 shares of our common stock at an exercise price $5.37 per share, representing 1% of our fully diluted common stock at the time to Cargill as required by the business development agreement. Additionally, in October 2007, we issued 5,400,000 shares of common stock in an underwritten public offering. We also have the authority to issue preferred stock as previously described, debt securities convertible into common stock, and options and warrants to purchase shares of our common stock. We may issue shares of common stock or securities convertible into common stock at values below our market price up to a maximum of 19.9% of our outstanding common stock without stockholder approval, which values may be substantially below the price paid for our common stock by our stockholders. We also do not need stockholder approval to issue an unlimited number of shares of common stock or securities convertible into common stock (provided sufficient shares of common stock are authorized and unreserved) at or above the market price for our common stock pursuant to certain NASDAQ Capital Market requirements. Any such issuances could be at values below the price paid for our common stock by our stockholders.

Our outstanding series A preferred stock has rights and preferences superior to that of our common stock, may impair our ability to raise additional financing, may harm our financial condition if we are required to redeem it and could have the effect of discouraging an acquisition or reducing the amount of proceeds available to common stockholders upon such an acquisition.

Our shares of series A preferred stock have rights and preferences which are superior to those of our common stock, including:

•	an accruing dividend of 9% on the stated value of each outstanding share of series A preferred stock, payable before the payment of any dividends on our common stock;

•	a preference upon liquidation, dissolution or winding up of Environmental Power equal to 200% of the stated value of each share of preferred stock, plus any accrued but unpaid dividends;

•	the right to consent to certain changes to our certificate of incorporation and bylaws, and certain other significant corporate actions; and

•	the right to a payment equal to 150% of the stated value of each outstanding share of Series A preferred stock upon certain change-in-control events.

Our series A preferred stock may also have a material adverse effect on our financial condition and results of operations. With certain exceptions, including exceptions for permitted indebtedness, as defined, we have agreed to limit our ability to incur additional indebtedness while such preferred stock is outstanding. Subject to other exceptions, we have also agreed with series A holders not to issue stock senior to or on a par with series A preferred stock. These constraints could materially and adversely affect our ability to raise funds necessary to continue our business. In addition, the series A preferred stock provides for various triggering events, such as our common stock not being listed for trading on the American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or New York Stock Exchange, the failure to deliver shares of our common stock upon conversion and specified change of control transactions. Several other triggering events are described in the certificate of designations, preferences and rights of the series A preferred stock. If one of these triggering events occurs, we may be required to redeem all or part of the outstanding shares of series A preferred stock at 120% of their stated value (150% in the case of certain change in control transactions), including payment of accrued dividends and penalties, or the dividend rate on the series A preferred stock may be increased from 9% per year to 16% per year, depending on the triggering event and the elections made by the holders of the series A preferred stock. Some of the triggering events include matters over which we may have some, little, or no control. Any such redemption could leave us with little or no working capital for our business. Furthermore, by virtue of their voting power and other rights and preferences, the outstanding series A preferred stock could have the effect of blocking or discouraging certain acquisitions of our company or reducing the proceeds available to common stockholders as a result of any such acquisitions.

We do not intend to pay cash dividends on our common stock.

We have not paid cash dividends on our common stock since 2001, and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon the future earnings, capital requirements, financial requirements and other factors that our board of directors will consider, and is subject to the prior payment of all accrued but unpaid dividends on our series A preferred stock. Furthermore, the terms of our series A preferred stock prohibit the payment of dividends on our common stock while any shares of our series A preferred stock are outstanding. Because we do not anticipate paying cash dividends on our common stock, if you elect to convert the notes into shares of our common stock, the return on any investment in our common stock will depend solely on a change, if any, in the market value of our common stock.

Risks Relating to the Notes

Our subsidiaries have incurred substantial indebtedness which is structurally senior to the notes and the terms of which limit the ability of such subsidiaries to distribute cash to Environmental Power.

Our subsidiaries, Microgy Holdings, LLC and Microgy Grand Island, LLC, have incurred substantial indebtedness in connection with the financing of their facilities and proposed facilities. As of September 30, 2008, this indebtedness amounted to approximately $129.4 million. As previously noted, the terms of this indebtedness provide for a security interest in all of the assets of such entities and their subsidiaries, and also set forth certain conditions and limitations on the ability of such entities to distribute cash to Environmental Power. As a result, such indebtedness is structurally senior to the indebtedness represented by the notes.

We cannot assure you that the IRS or a court will agree with the characterization of the notes as indebtedness for U.S. federal income tax purposes.

The notes are novel financial instruments, and there is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of an instrument similar to the notes. We cannot assure you that the IRS or a court will agree with the characterization of the notes as indebtedness for U.S. federal income tax purposes. If the notes were recharacterized as equity, we would not be entitled to deduct “interest” payments on the notes, which may result in an increase in our U.S. federal income tax liability. See the section of this prospectus supplement entitled “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.”

Holders should consider the U.S. federal income tax consequences of owning and converting the notes.

The U.S. federal income tax treatment of the notes and the conversion of the notes into shares of our common stock is uncertain. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of the notes into shares of our common stock. A discussion of the U.S. federal income tax consequences of ownership of the notes is contained in this prospectus supplement under the heading “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.”

The notes may be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, which may result in holders having to include additional amounts in income in excess of the stated interest payable on the notes.

If the notes were treated as “contingent payment debt instruments” for U.S. federal income tax purposes, each year holders may be required to include in income, as ordinary interest income, amounts significantly in excess of the stated interest that is payable on the notes each year. In addition, any gain recognized upon a sale, exchange, conversion, repurchase or redemption of the notes would be ordinary income and any loss would be ordinary loss to the extent of interest on the notes previously included in income and, thereafter, any loss will be capital loss. If the application of the Treasury Regulations governing contingent payment debt instruments is successfully challenged by the IRS, it could significantly alter the amount, timing, character and treatment of income, gain or loss holders recognized in respect of the notes from that which is described in this prospectus supplement. In addition, if the IRS were to challenge our determination of the “comparable yield” for purposes of these Treasury Regulations, the redetermined yield on the notes could be materially greater or less than the comparable yield provided by us, resulting in a projected payment schedule that could differ materially from the projected payment schedule provided by us. The proper U.S. federal income tax treatment of contingent payment debt instruments is uncertain in some respects, and the agreed upon treatment could be challenged by the IRS. Prospective holders are urged to consult their tax advisors as to the U.S. federal, state, local or other tax consequences of acquiring, owning and disposing of the notes and any common stock received upon conversion of the notes. See the section of this prospectus supplement entitled “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.”

Holders may have to pay taxes with respect to distributions on our common stock that holders do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and other actions we take that modify our capital structure. If the conversion rate is adjusted, under certain circumstances holders may be deemed to have received a constructive dividend from us, which may result in ordinary income to holders for U.S. federal income tax purposes, even though such holders would not receive any cash related to that adjustment and even though such holders might not exercise their conversion rights. See the section of this prospectus supplement entitled “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.”

The holders will have a right to tender their notes, and we will have the right to repurchase the notes, following a change in control.

A change in control of Environmental Power could give rise to both an obligation and a right on our part to repurchase the notes at the request of the holders. See “DESCRIPTION OF THE NOTES AND THE INDENTURE—Repurchase upon Change in Control.” We cannot assure you that sufficient monies will be available to pay the principal, accrued interest and premium due on the notes in the case of a voluntary tender by the holders. We cannot assure you that a refinancing to pay such amounts could be obtained. In the absence of such refinancing, we could be forced to dispose of assets or the assets of our subsidiaries in order to make payments due on our indebtedness under circumstances that might not be favorable to realizing the highest price for such assets. We cannot assure you that a refinancing of the notes can be obtained quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations with respect to the notes.

Upon a conversion the notes, holders of notes will cease to have certain rights.

The holders of the notes have the right to elect to convert, and, under certain circumstances, we have the right to require the conversion of, outstanding notes into shares of our common stock. Should either the holders or we elect to effect such a conversion, holders will cease to have the protections afforded under the indenture governing the notes, including, among other things:

•	the right to be paid principal, interest, and other amounts at maturity and at certain other times;

•

the right to be paid principal, interest and other amounts on the notes in preference to any payments to holders of our common or preferred stock or holders of any of our subordinated indebtedness; and

•	the rights associated with the various covenants and default provisions set forth in the indenture.

USE OF PROCEEDS

The net proceeds to us from this offering are expected to be approximately $4,389,000, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.

Our subsidiary, Microgy Holdings, LLC, referred to as Microgy Holdings, has, together with its subsidiaries, entered into project financings in Texas, California and Nebraska in the form of tax-exempt bond financings described elsewhere in this prospectus supplement. The proceeds of the notes will be contributed by us as equity or subordinated debt to Microgy Holdings or Microgy Grand Island pursuant to the support agreements entered into by us in connection with the Texas, California and Nebraska project financings, which require us to make these contributions to fund certain costs of construction and operation of the facilities financed thereby. In addition, we are issuing the notes pursuant to the loan agreement and related documentation entered into by Microgy Holdings in connection with the California project financing, which includes as a condition to Microgy Holdings’ ability to draw the proceeds of such financing that we raise at least $45 million in additional capital, of which $17.5 million must be available for the construction and operation of Microgy Holdings’ facilities in California. In the event that we do not sell any additional bonds to finance our proposed Bar 20 facility in California, the Bar 20 facility, which is currently a proposed part of such facilities, will not be part of such California project, and the foregoing capital requirements will be reduced to $39,825,000 and $12,325,000, respectively.

The costs of construction and operation of the Texas, California and Nebraska facilities which may be funded with the proceeds of this offering include, among other things, costs of materials, equipment and labor, debt service, license fees which may become due to Danish Biogas Technology, A.S., referred to as DBT, the licensor of Microgy’s anaerobic digestion technology, under Microgy’s agreements with DBT, operations and maintenance costs, and reimbursement or repayment of Environmental Power or its affiliates of equity contributions, subordinated debt or other project-related expenses advanced by us or such affiliates in anticipation of receipt of the proceeds of this offering.

We will need to raise substantial additional financing, in addition to the proceeds of this offering, in the first half of 2009, as outlined above, to finance development and construction of our planned projects, to fund ongoing general and administrative expenses associated with our corporate overhead, as well as interest and dividend requirements, and to continue as a going concern. We currently have no commitments for any such financing. We cannot assure you that any such financing will be available on reasonable terms or in a timely fashion, or at all, particularly in the current economic environment, in which capital raising activities are especially challenging. If we are unable to raise sufficient additional financing on a timely basis, we may have to reduce the number of projects we construct, or even curtail or cease our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained or incorporated by reference in the prospectus or this prospectus supplement, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “target” and variations thereof, and other statements contained or incorporated by reference in the prospectus or this prospectus regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	uncertainties involving early-stage companies, including our need for additional financing to continue as a going concern;

•	uncertainties regarding the ability to obtain additional financing, and the timing amount and terms of such financing;

•	the lack of binding commitments and the need to negotiate and execute definitive agreements for the construction and financing of facilities;

•	the lack of binding commitments for the purchase of gas produced by certain facilities;

•	the lack of binding commitments for, and other uncertainties with respect to, supplies of substrate;

•	uncertainties regarding the costs associated with substrate and other project inputs;

•	risks and uncertainties relating to the development of markets for carbon sequestration credits and other marketable renewable attributes, and the level of revenues we may achieve from such sources;

•	uncertainties regarding the amount and rate of growth in operating expenses;

•	unpredictable developments, including plant outages and repair requirements as well as risks related to weather and the unpredictability of extreme weather events;

•	risks related to performance on the part of suppliers of components, goods and services to our facilities;

•	financing and cash flow requirements and uncertainties;

•	inexperience with the design, construction, startup and operation of multi-digester facilities;

•	difficulties involved in developing and executing a business plan;

•	technological uncertainties, including those relating to competing products and technologies;

•	unpredictable developments, including plant outages and repair requirements;

•	commodity price volatility, particularly with respect to the price of natural gas;

•	the difficulty of estimating construction, development, repair, maintenance and operating costs and timeframes;

•	the uncertainties involved in estimating insurance and warranty recoveries, if any,

•	the inability to predict the course or outcome of any negotiations with parties involved with our projects;

•	uncertainties relating to general economic and industry conditions;

•

uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues and the competitive environment in which Environmental Power Corporation and its subsidiaries operate;

and other factors, including those described in this prospectus supplement under the heading “Risk Factors,” as well as factors set forth in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table provides selected financial data for each of the fiscal years in the period ended December 31, 2007, 2006 and 2005 and for the nine and three months ended September 30, 2008 and 2007. The financial data for the nine and three months ended September 30, 2008 and 2007 has not been audited. You should read this information together with the audited consolidated financial statements and the related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2007 and the unaudited consolidated financial statements and the related notes appearing in our Quarterly Report on Form 10-Q for the period ended September 30, 2008, each of which is incorporated by reference in the prospectus and this prospectus supplement, as well as the information in the section of this prospectus supplement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	12 Months Ended			9 Months Ended		3 Months Ended
	12/31/07	12/31/06	12/31/05	09/30/08	09/30/07	09/30/08	09/30/07
REVENUES	$1,174,947	$2,216,216	$4,088,428	$2,538,941	$885,829	$456,250	$343,607
COSTS AND EXPENSES
Operations and maintenance	941,991	2,099,420	6,116,487	5,037,907	774,057	1,784,707	312,997
General and administrative	12,443,605	11,228,982	6,809,687	9,737,772	9,776,918	2,865,233	3,775,864
Depreciation and amortization	304,331	298,774	250,271	993,100	226,334	378,747	78,169

TOTAL COSTS AND EXPENSES	13,689,927	13,627,176	13,176,445	15,768,779	10,777,309	5,028,687	4,167,030

OPERATING LOSS	(12,514,980)	(11,410,960)	(9,088,017)	(13,229,838)	(9,891,480)	(4,572,437)	(3,823,423)
OTHER INCOME (EXPENSE)
Interest income	782,566	447,854	232,692	434,454	400,402	87,700	109,624
Interest expense	(11,599)	(8,919)	(6,066)	(704,716)	(9,528)	(262,690)	(3,326)
Other income (expense)	583,616	300	33,071	(36,862)	583,116	(14,620)	—

TOTAL OTHER INCOME EXPENSE	1,354,583	439,235	259,697	(307,124)	973,990	(189,610)	106,298

INCOME TAX EXPENSE	900	427,127	11,450	—	900		100
NET LOSS FROM CONTINUING OPERATIONS	(11,161,297)	(11,398,852)	(8,839,770)	(13,536,962)	(8,918,390)	(4,762,047)	(3,717,225)
DISCONTINUED OPERATIONS
LOSS FROM DISCONTINUED OPERATIONS (net of taxes)	(6,195,852)	(2,716,405)	(2,573,850)	(1,010,534)	(4,941,121)	—	(2,040,648)
GAIN ON DISPOSAL		—	—	7,999,858	—	—
NET LOSS	(17,357,149)	(14,115,257)	(11,413,620)	(6,547,638)	(13,859,511)	(4,762,047)	(5,757,873)
Preferred Securities Dividend Requirements	(1,348,343)	(197,715)	(5,000)	(992,726)	(1,006,034)	(325,634)	(336,274)
Beneficial Conversion Feature of Preferred Stock	(57,148)	(4,131,022)	—	—	(57,148)	—	(57,148)
Change in Value of Modified Warrants	(97,404)	—	—	—	(97,404)	—	(97,404)
LOSS APPLICABLE TO COMMON SHAREHOLDERS	(18,860,044)	(18,443,994)	(11,418,620)	(7,540,364)	(15,020,097)	(5,087,681)	(6,248,699)
OTHER COMPREHENSIVE INCOME:
Minimum pension liability adjustment, net of income tax benefit of $193,188 in 2005	—	—	294,537	—	—	—	—

COMPREHENSIVE LOSS	$(18,860,044)	$(18,443,994)	$(11,124,083)	$(7,540,364)	$(15,020,097)	$(5,087,681)	$(6,248,699)

Weighted Average Common Shares Outstanding
Basic & Diluted	11,338,973	9,634,824	7,384,458	15,579,354	9,970,088	15,579,354	10,172,973
Net Loss Per Common Share
Basic & Diluted	$(1.66)	$(1.91)	$(1.55)	$(0.48)	$(1.51)	$(0.33)	$(0.61)
Loss per Common Share from Continuing Operations
Basic & Diluted	(1.12)	(1.63)	(1.20)	(0.93)	(1.01)	(0.33)	(0.41)
Income/(Loss) per Common Share from Discontinued Operations
Basic & Diluted	(0.54)	(0.28)	(0.35)	0.45	(0.50)	—	(0.20)

	12/31/07	12/31/06	12/31/05	09/30/08	09/30/07
Balance Sheet Data from Continuing Operations:
Total Assets	$113,048,978	$93,051,167	$27,705,360	$171,680,387	$115,331,317
Working Capital, including restricted cash	70,208,356	63,686,047	14,176,156	113,633,440	74,749,573
Long Term Obligations	60,453,983	60,717,099	645,000	129,482,907	60,119,361
Common Shareholders Equity	33,115,440	18,520,812	25,697,272	27,242,220	35,720,965

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our unaudited financial statements and accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and our audited financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2007, each of which is on file with the Securities and Exchange Commission and incorporated by reference in the prospectus or this prospectus supplement. In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated by the forward-looking statements due to important factors and risks including, but not limited to, those described in the prospectus and this prospectus supplement under the heading “Risk Factors”, as well as other factors set forth in other filings we make with the Securities and Exchange Commission.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	compares the results of operations for the three and nine month periods ended September 30, 2008 with the results of operations for the three and nine month periods ended September 30, 2007,

•	compares the results of operations for the year ended December 31, 2007 with the results of operations for the year ended December 31, 2006;

•	compares the results of operations for the year ended December 31, 2006 with the results of operations for the year ended December 31, 2005; and

•	provides preliminary, unaudited financial results for the year ended December 31, 2008.

Historical results and trends that might be discussed below should not be taken as indicative of the results for the full year or for future operations generally.

Overview

We are a developer, owner, and operator of renewable energy production facilities. Our goal is to produce Energy that is . . . Beyond Renewable®, which we define as energy that not only uses waste materials instead of limited resources, but that also is clean, reliable, and cost-effective.

Our wholly owned subsidiary, Microgy, Inc., referred to as Microgy, is a developer of renewable energy facilities for the production and commercial application of methane-rich biogas produced from livestock and food industry wastes, as well as wastes from other organic sources. The biogas can be sold to an end user or used to produce pipeline-grade methane, which we refer to as renewable natural gas, or RNG®, liquefied natural gas, or LNG, compressed natural gas, or CNG, renewable electrical energy or thermal energy as well as other useful by-products. Microgy’s systems utilize a proven biogas production technology that we believe is superior to other such technologies.

Microgy intends to continue to focus on a strategy of developing large-scale standardized facilities utilizing an ownership model, pursuant to which Microgy will construct, own and operate facilities and profit from the ongoing sale of biogas or RNG produced by such facilities, as well as sales of greenhouse gas sequestration credits or other marketable environmental benefits. The strategy encompasses the construction and operation of stand-alone merchant plants like the Huckabay Ridge facility described below, as well as facilities dedicated to the needs of a single customer at one or more customer locations.

Microgy began commercial operations at the Huckabay Ridge facility in Stephenville, Texas in the first quarter of 2008. Huckabay Ridge consists of eight 916,000-gallon digesters which operate together to process the manure from approximately 10,000 cows. The gas is treated and compressed to produce pipeline-grade methane that is sold as a commodity and delivered directly into nearby natural gas pipelines. Huckabay Ridge is expected to produce approximately 635,000 million British Thermal Units, or MMBtus, of pipeline-grade methane per year.

Microgy also operates three single digester facilities in Wisconsin. Microgy sold these projects to the farms on which they are located and developed them in conjunction with Dairyland Power Cooperative, an electric cooperative utility, referred to as Dairyland. The biogas from these projects is used by Dairyland to generate electricity.

Environmental Power and Microgy pursue Microgy’s business through several subsidiaries and special purpose entities. The principal such entity is Microgy Holdings, LLC, which was formed in 2006 as a subsidiary of Environmental Power Corporation in connection with the $60 million tax-exempt bond financing we completed in November 2006 relating to the construction and operation of four RNG® facilities in Texas, including the Huckabay Ridge facility, and which is the obligor for our $62.425 million tax-exempt bond financing we completed in September 2008 relating to our proposed California facilities. We currently anticipate pursuing an additional $26.02 million in tax-exempt bond financing in California. The assets financed by the Texas and California tax-exempt bond financings are pledged as collateral to secure such obligations. The debt held by Microgy Holdings is non-recourse to Environmental Power, although Environmental Power is required to provide at least 20% of the construction costs of these facilities, as well as to cover any cost overruns in construction and certain other costs. Another such entity is Microgy Grand Island, LLC, which was formed to own and operate our facility currently under construction at the JBS Swift & Co. beef processing facility in Grand Island, Nebraska, and which is the obligor under our $7.0 million tax-exempt bond financing for such facility.

In the past, we operated in two major segments: through Microgy, as described above, and through EPC Corporation and its subsidiary, Buzzard Power Corporation, referred to as Buzzard, as holder of a leasehold interest in a waste-coal fired generating facility in Pennsylvania known as the Scrubgrass facility. On February 29, 2008, we completed the disposition of the leasehold interest in the Scrubgrass facility. As a result, for financial reporting purposes, we are now consolidating all segments of continuing operations and reporting the results of Buzzard as “discontinued operations”. We now operate only in Microgy’s segment.

Discontinued Operations

Due to the disposition of assets associated with discontinued operations as discussed below, our total assets declined from $200,000,000 at December 31, 2007 to $172,000,000 at September 30, 2008.

The disposition of Buzzard’s leasehold interest in the Scrubgrass facility was completed on February 29, 2008. Buzzard leased its generating facility from Scrubgrass Generating Company, L.P. The Scrubgrass plant, referred to as Scrubgrass, located on a 600-acre site in Venango County, Pennsylvania, is an approximate 83 megawatt waste coal-fired electric generating station. We decided to seek the disposition of Buzzard’s leasehold interest in the Scrubgrass facility to allow management to focus its attention and resources on the development and growth of Microgy. As a result of Buzzard’s disposition of its leasehold interest, we are now consolidating all segments of continuing operations for financial reporting purposes and reporting the results of Buzzard as “discontinued operations”.

The assets and liabilities of Buzzard have been accounted for as discontinued operations for sale for all periods presented in accordance with the criterion established in Statement of Financial Accounting Standard (“SFAS”) No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets.” We no longer have a continuing involvement with the Buzzard business since we disposed of the leasehold interest in the Scrubgrass facility and do not continue any revenue or cost-generating activities related to Buzzard. In accordance with SFAS No. 144, the accompanying consolidated balance sheets and statements of operations report the assets, liabilities and operations of Buzzard as discontinued.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period, and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Management believes the following critical accounting policies, among others discussed in Note B to our consolidated annual financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in the prospectus and this prospectus supplement, involve more significant judgments and estimates used in the preparation of our consolidated financial statements.

Method of Accounting for Contracts

We record revenues for operation and maintenance of the Wisconsin facilities, which appear as Microgy revenue on our income statement. Operations and maintenance revenues are recorded as services are provided and billed.

Revenues and profits from our construction contracts relating to Dairyland Power Cooperative, referred to as Dairyland, which appear as Microgy revenues on our 2006 and 2005 income statements, were generally recognized by applying percentages of completion for the period to the total estimated profits for the respective contracts. Percentage of completion was determined by relating the actual cost of the work performed to date to the current estimated total cost of the respective contracts. When the estimate on a contract indicates a loss, our policy is to record the entire loss during the accounting period in which it is estimated. In the ordinary course of business, at a minimum on a quarterly basis, we prepare updated estimates of the total forecasted revenue, cost and profit or loss for each contract. The cumulative effect of revisions in estimates of the total forecasted revenue and costs during the course of the work is reflected in the accounting period in which the facts that caused the revision become known. The financial impact of these revisions to any one contract is a function of both the amount of the revision and the percentage of completion of the contract. An amount equal to the costs incurred is included in the total estimated revenue when realization is probable. Profit from unapproved change orders and claims is recorded in the period such amounts are resolved.

In accordance with normal practice in the construction industry, we include in current assets and current liabilities amounts related to construction contracts realizable and payable over a period less than of one year. Billings in excess of revenues or deferred contract revenues represent the excess of billings to date over the amount of contract costs and profits (or contract revenue) recognized to date on the percentage of completion accounting method on certain contracts. Unbilled work represents the excess of contract costs and profits (or contract revenue) recognized to date on the percentage of completion accounting method over billings to date on the remaining contracts.

Notes Receivable

In 2005, we completed construction of the digesters at Five Star Dairy and Wild Rose Dairy. During 2006, we completed construction at the Norswiss Dairy. Each digester has begun operations. The sales price for each digester was $1.0 million. We will be paid from the cash flow from the sale of gas generated under the applicable biogas supply agreement between the digester owner and Dairyland, which extends through 11 years after the sale for the facility to which it relates. We will be paid up to a maximum of $3.1 million in the aggregate, plus interest at 5% per annum, which is evidenced by three separate notes from each of the digester owners of approximately $1.0 million each. In 2007, we received payments of $76,000 which was applied to these notes. As of December 31, 2007, after giving effect to the $750,000 bad debt allowance relating to these notes, as described below the notes have an aggregate remaining balance of $1.8 million which we expect to collect in its entirety. We will continue to evaluate the estimated operating cash flows from these digesters that support the ability to realize these notes and make further adjustments, if required.

Accounting for Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the consolidated statement of operations.

Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our deferred tax assets. As of December 31, 2007, we had recorded a deferred income tax asset of $12.3 million and a valuation allowance of $12.3 million against our gross deferred income tax assets, due to uncertainties related to our ability to utilize carryforwards before they expire. The valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates, or we adjust these estimates in future periods, we may need to establish an additional valuation allowance which could materially impact our financial position and results of operations.

As a result of the implementation of FIN 48, we recognized no material adjustment in the valuation allowance or deferred tax asset. At the adaptation date of January 1, 2007, we had $10,340,199 of unrecognized tax benefits, all of which would affect our effective tax rate if recognized. At December 31, 2007, we had $13,603,906 of unrecognized tax benefits primarily comprised of federal and state net operating losses.

Intangible Assets

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets.” The most significant changes made by SFAS 142 are:

•	goodwill and indefinite-lived intangible assets will be tested for impairment at least annually;

•	goodwill and indefinite-lived intangible assets will no longer be amortized to income; and

•	the amortization period of intangible assets with finite lives will no longer be limited to forty years.

The provisions of SFAS 142 were applied to the goodwill and intangible assets of $4.9 million acquired in the Microgy acquisition. We did not have goodwill or intangible assets recorded on our balance sheet prior to the Microgy acquisition. We adopted SFAS 142 on January 1, 2002 and completed the transitional impairment testing in June 2002 and the required testing annually through December 31, 2007. We assessed the implied fair value of the reporting unit by using a projected discounted cash flow analysis. Given consideration of these factors, we concluded that the fair value of the reporting unit exceeded the carrying amount of its net assets and, thus, goodwill was not impaired as of December 31, 2007.

Stock-Based Compensation Expense

The employee stock-based compensation expense recognized under FAS 123R and presented in the pro forma disclosure required under FAS 123 was determined using the Black-Scholes option valuation model. Option valuation models require the input of subjective assumptions, and these assumptions can vary over time.

Employee stock-based compensation expense recognized in 2007 and 2006 was calculated based on awards ultimately expected to vest and has been reduced for estimated forfeitures. FAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. A forfeiture rate of 0% to 25% is applied to the stock-based compensation expense, determined through historical experience of employee stock-based awards. We base our determination of expected volatility primarily on our assessment of the historical volatility of our common stock. During the years ended December 31, 2007 and 2006, we based our determination of the expected term using a combination of the simplified method and our assessment of the historical post vesting termination activity depending on the amount of historical information available.

In October 2006, Microgy entered into a Business Development Agreement with Cargill, pursuant to which Cargill would receive warrants to purchase our common stock in exchange for the identification of anaerobic digester projects. Our accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and EITF 00-18, Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendors performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. In accordance to EITF 00-18, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes.

Comparison of Nine Months Ended September 30, 2008 and 2007

Overview. For the nine months ended September 30, 2008, we had a net loss applicable to common shareholders of $7,540,000 or loss per share of $0.48, compared to a net loss applicable to common shareholders of $15,020,000 or loss per share of $1.51, for the nine months ended September 30, 2007. The reduction in net loss applicable to common shareholders is attributable to the gain on disposal of discontinued operations. For the nine months ended September 30, 2008 the combined impact of results of operations of discontinued operations and gain on disposal of discontinued operations was income of $6,989,000 or $0.45 per share. For the nine months ended September 30, 2007 the results from discontinued operations were a loss of $4,941,000 or $0.50 a share. The income from discontinued operations for the nine months ended September 30, 2008 more than offset the increase in the loss from continuing operations. The loss from continuing operations for the nine months ended September 30, 2008 was $13,537,000, or $0.93 per share as compared to a loss from continuing operations of $8,918,000 or $1.01 per share for the nine months ended September 30, 2007.

Revenues. Revenue for the nine months ended September 30, 2008 increased to $2,539,000 from $886,000 for the nine months ended September 30, 2007 an increase of 186%. The increase is attributable primarily to revenues from the Huckabay Ridge facility which began operations in February 2008 and had revenues of $1,497,000 for the nine months ended September 30, 2008. Huckabay Ridge did not have revenues in August and September as the facility was taken out of service so that certain repairs, equipment upgrades and operating improvements could be implemented. The remainder of the increase in revenues was due to sales of greenhouse gas sequestration credits. During the first nine months of 2008 we recorded approximately $198,000 in revenue from sales of these credits.

Operations and maintenance expenses. For the nine month period ended September 30, 2008 operations and maintenance expense was $5,038,000, an increase of $4,264,000 over operations and maintenance expenses for the same period in 2007. The increase was due to operations and maintenance expense of $4,634,000 at Huckabay Ridge during the first nine months of 2008. Huckabay Ridge began commercial operations in February 2008 so it did not have any operations and maintenance expense in 2007. We currently expect operations and maintenance expense at the Huckabay Ridge facility to decrease as operations at the facility become more reliable now that the improvements to the biogas collection and conditioning areas have been completed. We expect an overall increase in operations and maintenance expenses in future periods as additional facilities are completed.

General and administrative expenses. General and administrative expenses from continuing operations decreased by $39,000 to $9,738,000 for the nine months ended September 30, 2008, as compared to $9,777,000 for the same period in 2007. In the 2008 period, declines in expenses for compensation expense and non-cash compensation for stock appreciation rights, stock options and restricted stocks awards were partially offset by higher costs for development expenses and professional fees.

Depreciation and amortization expenses. Depreciation and amortization expense increased to $993,000 for the nine months ended September 30, 2008, as compared to $226,000 for the nine months ended September 30, 2007. The increase in depreciation and amortization expense was principally due to the fact that the first nine months of 2008 included eight months of depreciation of the Huckabay Ridge facility, which began commercial operations in February 2008.

Operating loss. As a result of the changes described above, our operating loss from continuing operations increased to $13,230,000 for the first nine months of 2008 from $9,891,000 in the same period in 2007.

Interest income. Interest income for the nine months ended September 30, 2008 was $435,000 as compared to $400,000 for the nine months ended September 30, 2007. Interest income increased principally because of higher invested cash balances in the nine months ended September 30, 2008 as compared to the same period in 2007 due to the funds received from our public offering in October 2007. The higher balances were partially offset by lower rates on invested funds.

This increase was due to the fact that we ceased the capitalization of interest expense related to the Huckabay Ridge facility when construction was completed in February 2008. The interest expense related to the portion of the bonds allocated to finance the Huckabay Ridge facility is now recorded as interest expense.

The other income in 2007 was the one-time recognition of the reversal of a reserve resulting from the expiration of the statute of limitations on contingent obligations related to the sale of a project in 2001. Other expense in the nine months ended September 30, 2008 was comprised of losses on disposals of fixed assets due to our closing office facilities in Portsmouth, New Hampshire and Golden, Colorado.

Income tax expense (benefit). Because we are not assured of realizing the benefits of operating losses for tax purposes, we did not record an income tax benefit for losses incurred for the nine months ended September 30, 2008 or 2007.

We disposed of Buzzard’s interest in the Scrubgrass facility on February 29, 2008 and recognized a one time gain of $8,000,000 in the nine months ended September 30, 2008. With the exception of a cash payment of $375,000, the gain was non-cash and consisted principally of recognition of a previously deferred gain in the amount of $2,570,000, forgiveness of indebtedness in the amount of $3,456,000, and elimination of other obligations in the amount of $1,630,000. There was no tax provision provided on the disposition because we believe that we have sufficient net operating loss carry-forwards at the federal and state levels to offset any potential tax liability with respect to the gain on disposition. The net result of loss from discontinued operations and gain on disposal of discontinued operations for the nine months ended September 30, 2008 was income of $6,989,000.

Comparison of Three Months Ended September 30, 2008 and 2007

Overview. For the three months ended September 30, 2008, we had a net loss applicable to common shareholders of $5,088,000 or loss per share of $0.33, compared to a net loss applicable to common shareholders of $6,249,000 or loss per share of $0.61 for the three months ended September 30, 2007. The net loss applicable to common shareholders declined in the 2008 period as compared to the 2007 period because for the three months ended September 30, 2007, we had a loss from discontinued operations of $2,041,000, which offset an increase in the net loss from continuing operations.

Revenues. Revenue for the three months ended September 30, 2008 increased to $456,000 from $344,000 for the three months ended September 30, 2007. The increase is attributable to revenues from the Huckabay Ridge facility for the month of July 2008, which was not yet producing salable quantities of gas in the 2007 period, and which did not produce saleable quantities of gas in August and September 2008. We currently expect revenues to increase in future periods as operations at the Huckabay Ridge facility are resumed and additional facilities are completed.

Operations and maintenance expenses. For the three month period ended September 30, 2008 operations and maintenance expense was $1,785,000 as compared to $313,000 for the same period in 2007, an increase of $1,472,000. The increase was due to operations and maintenance expenses at Huckabay Ridge during the third quarter of 2008. Huckabay Ridge began commercial operations in February 2008 so it did not have any operations and maintenance expense in the third quarter of 2007. We currently expect operations and maintenance expense at the Huckabay Ridge facility to decrease as operations at this facility become more reliable now that the improvements to the biogas collection and conditioning areas have been completed. We expect an overall increase in operations and maintenance expenses in future periods as additional facilities are completed.

General and administrative expenses. General and administrative expenses from continuing operations declined, by $911,000 to $2,865,000 for the three months ended September 30, 2008, as compared to $3,776,000 for the same period in 2007. The decline is attributable to lower salary expenses in 2008 due to severance payments in the third quarter of 2007 which we did not have in the third quarter of 2008, as well as lower non-cash compensation in 2008 due to reduced expense from stock options and stock appreciation rights.

Depreciation and amortization expenses. The increase in depreciation and amortization expense was principally due to the fact that the third quarter of 2008 included three months’ depreciation of the Huckabay Ridge facility, which began commercial operations in February 2008.

Operating loss. As a result of the changes described above, our operating loss from continuing operations increased to $4,572,000 in the third quarter of 2008 from $3,823,000 in the same period in 2007.

Interest income. Interest income for the three months ended September 30, 2008 was $88,000 as compared to $110,000 for the three months ended September 30, 2007. Interest income decreased primarily due to lower interest rates on invested cash balances.

Interest expense. Interest expense increased to $263,000 for the three months ended September 30, 2008, as compared to $3,000 for the three months ended September 30, 2007. This increase was due principally to the fact that we ceased the capitalization of interest expense related to the Huckabay Ridge facility when it began commercial operations in February 2008. The interest expense related to the portion of the bonds allocated to finance the Huckabay Ridge facility is now recorded as interest expense.

Other income (expense). We had other expense of $15,000 for the three months ended September 30, 2008, as compared to other income of $0 for the three months ended September 30, 2007. The other expense in 2008 was the result of the write off of certain assets at our Golden Colorado office relating to the closure of that office.

Income tax expense (benefit). Because we are not assured of realizing the benefits of operating losses for tax purposes, we did not record an income tax benefit for losses incurred for the three months ended September 30, of 2008 or 2007.

Loss from discontinued operations, net of taxes. The results for the three months ended September 30, 2008 do not include the results of discontinued operations because these operations were disposed of in February 2008.

Comparison of the Years Ended December 31, 2007 and 2006

For the year ended December 31, 2007, we had a net loss applicable to common shareholders of $18.9 million, or loss applicable per common share of $1.66, compared to net loss applicable to common shareholders of $18.4 million, or loss per common share of $1.91, for the year ended December 31, 2006. The increase in net loss available to common shareholders was primarily attributable to a $3.5 million increase in loss from discontinued operations, and an increase in preferred dividend requirements of $1.2 million. These changes were partially offset by a decrease in the amortization of the beneficial conversion feature associated with our series A preferred stock offering in November 2006, and a $915,000 increase in other income as a result of higher interest income and the resolution of an outstanding contingency.

We have one continuing business segment, Microgy. The results of operations for this business segment, which is presented as continuing operations, as well as our discontinued operations, comprised of the results of our Buzzard subsidiary, are discussed below.

Continuing Operations

Revenues from continuing operations decreased by $1.04 million, or 47%, to $1,175,000 for the year ended December 31, 2007, as compared to $2.2 million for the year ended December 31, 2006. This decrease in revenue is due mainly to the change in business model from a model where we sell facilities to third parties, to the current ownership model, where we build, own, and operate facilities for our own account. Revenues from the operation and maintenance of facilities increased to $1,175,000 for the year ended December 31 2007, compared to $825,000 for the year ended December 31, 2006. The increase in operations and maintenance revenue in the year ended December 31, 2007 is a result of the three Wisconsin facilities being fully operational for the entire year in 2007 as compared to 2006, when only two facilities were fully operational for the entire year. During 2007, we recognized carbon credit sales of $68,000 which were verified and sold during the third quarter of 2007. The credits themselves were associated with operations of the Wisconsin facilities from January 2007 through May of 2007. Pursuant to our agreements with the owners of these facilities, a portion of this sale was recognized by us as revenue and a portion was applied to the balance of the notes we hold in respect of the purchase price of these facilities. By way of comparison, in the year ended December 31, 2006, we recognized $13,000 from the sale of greenhouse gas offset credits. In the year ended December 31, 2006, we recognized $1.2 million from the sale of the digester equipment to the Wisconsin facilities, whereas there were no such sales in 2007.

Our cost of goods sold decreased to $942,000 for the year ended December 31, 2007 as compared to $2.1 million for the year ended December 31, 2006. This decrease is due primarily to the shift in emphasis from a sales model to an ownership model, as discussed above. In the year ended December 31, 2007, we did not recognize any expenses from the construction of facilities for the account of third parties. In the year ended December 31, 2006, $812,000 of the $2.1 million in cost of goods sold was related to the construction of electric generating facilities constructed for sale to Dairyland. Operations and maintenance costs decreased from $1.3 million in the year ended December 31, 2006 to $942,000 in the year ended December 31, 2007, due primarily to lower repair and maintenance costs at the Wisconsin facilities.

General and administrative expenses from continuing operations increased by $1.2 million to $12.4 million for the year ended December 31, 2007, as compared to $11.2 million for in the year ended December 31, 2006. This increase was primarily due to a $762,000 increase in non-cash compensation expense and a $1.5 million increase in payroll related expenses, including severance. These increases were partially offset by a $992,000 decrease in professional service expenses. In the year ended December 31, 2007, we recognized $2.8 million of non-cash compensation expenses due primarily to the FAS 123R treatment of options and stock appreciation rights granted to employees, as compared to non-cash compensation expense of $2.0 million in the year ended December 31, 2006.

We experienced an increase in preferred security dividend requirements related to our series A 9% cumulative convertible preferred stock issued in November 2006, from $193,000 for the year ended December 31, 2006 to $1.3 million for the year ended December 31, 2007, representing dividends either accrued or paid in the year ended December 31, 2007. Dividends on our series A 9% cumulative convertible preferred stock accrue at the rate of 9% per annum and are payable on January 1 and July 1 of each year, to the extent declared and paid out of funds legally available therefor.

The foregoing expenses were offset in part by other income of $1.4 million for the year ended December 31, 2007, compared to other income of $439,000 for the year ended December 31, 2006. The increase in other income is primarily due to the expiration of the statute of limitations regarding potential liability related to the Sunnyside project, and the release of a reserve therefor, which provided $583,000 in other income during the year ended December 31, 2007. Additionally, interest income increased by $335,000 to $783,000 in the twelve months ended December 31, 2007, primarily as a result of higher average cash balances due to our public offering of common stock in October 2007.

In the year ended December 31, 2007, our construction in progress balance increased by $13.6 million to a total of $27.6 million. As of December 31, 2007, we had a total cost of $23.5 million associated with the Huckabay Ridge facility, of which $1.2 million was made up of capitalized interest and finance costs and approximately $6.1 million of capitalized commissioning costs due to the extended, ongoing commissioning period. By comparison, in the year ended December 31, 2006, our construction in progress balance increased by $13.2 million to $14.1 million.

Discontinued Operations

We experienced a pre-tax loss from discontinued operations of $6.2 million for the year ended December 31, 2007, compared to a $2.7 million pre-tax loss for year ended December 31, 2006. This increase in pre-tax loss is primarily due to an increase in operating expenses of $3.1 million, and a $177,000 increase in other expenses.

Billed power generation revenues at Buzzard, which consist of power generation revenues, increased by $2.9 million to $58.8 million for the year ended December 31, 2007 as a result of increased power rates, as compared to $55.9 million for the year ended December 31, 2006. Buzzard operated at 93.6% of capacity for this period, compared to 97% of capacity for the year ended December 31, 2006. The decrease was a result of a twelve day maintenance outage in May 2007. The decrease in capacity was offset by a 7% increase in billed power rates in 2007. This increase in billed power generation revenues was completely offset by a decrease in accrued power generation revenues of $2.9 million. The accrued power generation revenues result from the FASB 13 accounting treatment of the Scrubgrass lease. In accordance with generally accepted accounting principles in the United States, we are required to treat our power sales agreement, referred to as the PSA, with Pennsylvania Electric Company, referred to as Penelec, as a lease, aggregate the minimum lease payments expected to be received over its life, and recognize it on a straight-line basis over the 22-year lease term. However, we have limited the recognition of accrued power revenues to the recognition of the deemed minimum payments of the facility lease so that we do not recognize any profits early related to executory costs or payment for goods and services other than solely for the right to use the facility.

Total operating expenses at Buzzard for the year ended December 31, 2007 increased by $3.1 million to $32.5 million, as compared to $29.5 million for the year ended December 31, 2006. This increase was primarily a result of increases in maintenance costs of $2.6 million and fuel costs of $512,000. The increase in maintenance costs is largely attributable to a twelve day maintenance outage that occurred in May of 2007. Lease expenses at Buzzard decreased by $432,000 to $21.7 million in the year ended December 31, 2007, compared to $22.1 million in the year ended December 31, 2006. General and administrative expenses increased to $3.0 million in the year ended December 31, 2007, compared to $2.4 million in the year ended December 31, 2006.

Comparison of the Years Ended December 31, 2006 and 2005

For the year ended December 31, 2006, we had a loss applicable to common shareholders of $18.4 million, or loss per common share of $1.91, compared to net loss applicable to common shareholders of $11.4 million, or loss per common share of $1.55, for the year ended December 31, 2005. The increase in net loss available was primarily attributable to a $1.9 million dollar increase in non-cash compensation as well as an increase of $2.5 million in other general and administrative expenses. A charge of $4.1 million due to the accounting for the beneficial conversion feature of our series A preferred stock issued in November 2006 is presented as a loss available to common shareholders, and not included in net loss.

We have one primary business segment, Microgy. The results of operations for this business segment, as well as all other segments, which is comprised of parent company expenses and non-current business segments, and discontinued operations, comprised of the results of our Buzzard subsidiary, are discussed below.

Continuing Operations

Revenues from continuing operations decreased by $1.9 million, or 46%, to $2.2 million for the year ended December 31, 2006, as compared to $4.1 million for the year ended December 31, 2005. Due to the shift in our business strategy to build, own, and operate larger RNG® facilities, we experienced a decrease in product sales as we stopped selling facilities to external customers and focused on building facilities for our own account. Operations and maintenance revenues increased by $669,000 to $825,000 in 2006 from $156,000 in 2005, due to increased operations and maintenance activities associated with the Wisconsin facilities. Miscellaneous revenues decreased by $94,000 to $186,000 in 2006 from $280,000 in 2005.

Our cost of goods sold decreased by $4.0 million to $2.1 million in 2006 from $6.1 million in 2005. Construction costs decreased to $812,000 in 2006 from $4.5 million in 2005 as we transitioned our business model from a sell-and-operate model to an own-and-operate model. In 2006, we experienced operating and start-up costs of $1.3 million compared to $890,000 in 2005. In 2005, we also recorded a bad debt allowance of $750,000 on the notes receivable for the three Wisconsin digesters. The bad debt allowance on the notes relating to these projects would not be required were gas sold at current market prices. However, in order to expedite the deployment of these initial projects and capture the benefits described above, we chose to accept certain commercial terms and incur certain expenses that we do not expect to incur on future projects. For example, for each of these initial facilities, Dairyland is to purchase, for a thirty-year period, the biogas generated by the digester at a below-market price of $3.00 per MMBtu. In addition, initial operating costs of these first facilities are higher than we expect for future projects. As we build additional facilities, further implement operational infrastructure and gain operating experience, we expect these costs to decline.

General and administrative expenses from continuing operations increased by $4.4 million to $11.2 million for the twelve months ended December 31, 2006, as compared to $6.8 million for the year ended December 31, 2005. The increases in general and administrative expenses resulted from an increase in non-cash compensation, additional staff expansion, as well as associated professional fees affiliated with increased operations.

Discontinued Operations

Discontinued operations accounted for a pre-tax loss of $2.7 million for the year ended December 31, 2006, compared to pre-tax loss of $2.6 million for 2005. This increased loss is primarily attributable to a $199,000 increase in interest expense, due to higher average balances on the working capital loan and ArcLight loan in 2006. This increase in interest expense was partially offset by an $80,000 decrease in insurance costs.

Revenues at Buzzard, which are comprised of billed power generation revenues and accrued power generation revenues, remained constant at $51.7 million in 2006. Buzzard operated at 97% of capacity in 2006, compared to 90% of capacity for 2005 and billed power rates increased by 4% pursuant to the terms of our PSA with Penelec. Consequently, billed power revenues increased $4.3 million. However, accrued power generation revenues decreased by $4.4 million to a $4.2 million reduction to revenues in 2006, as compared to a $122,000 addition to revenues in 2005. The accrued power generation revenues result from the FAS 13 accounting treatment of the Scrubgrass lease. In accordance with generally accepted accounting principles in the United States, we are required to treat Buzzard’s PSA with Penelec as a lease, aggregate the minimum lease payments expected to be received over its life, and recognize it on a straight-line basis over the 22-year lease term. However, we have limited the recognition of accrued power revenues to the recognition of the deemed minimum payments of the facility lease so that we do not recognize any profits early related to executory costs or payment for goods and services other than solely for the right to use the facility. This minimum lease payment component is higher in the early years, decreases in the subsequent years, and reverses itself in the later years of the PSA. This adjustment has no effect on pre-tax income because it is completely offset by an accrued lease expense.

Total costs and expenses at Buzzard remained flat at $54.1 million in 2006 compared to $54.2 million in 2005. Operating expenses including fuel and maintenance costs remained relatively flat at $29.5 million in 2006 compared to $29 million in the prior year. Lease expenses increased by $1.3 million due an increases in interest and principal payments of $5.7 million. These increases were partially offset by a decrease in accrued lease expenses of $4.4 million, relating to the straight-line accounting treatment of the lease of the Buzzard facility. General and administrative expenses decreased by $1.9 million due primarily to a $1.6 million decrease in the allocation of corporate expenses and a $257,000 decrease in professional services.

Quarterly Results of Operations

Note P to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 sets forth items from our statements of operations for the eight quarters ended December 31, 2007. This data has been derived from unaudited financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. This information should be read in conjunction with the consolidated financial statements and the notes thereto and other financial information appearing elsewhere in the prospectus or this prospectus supplement or incorporated by reference therein or herein. We believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

The trends discussed in the period-to-period comparisons above generally apply to the results of operations for our eight most recent quarters.

We expect to experience significant fluctuations in future quarterly operating results that may be caused by many factors, including, among other things, the progress of Microgy’s business plan, the effects of competition, market acceptance of our products, the mix of our products and services sold, demand for our products or the timing of customer acceptance of our products, changes in the level of our operating expenses, general economic conditions and the factors set forth under the heading “Risk Factors” appearing elsewhere in this prospectus supplement or incorporated by reference herein. Due to these and other factors, our annual revenues and operating results are difficult to forecast accurately.

Liquidity and Capital Resources

Introduction

The following discussion and analysis of our liquidity and capital resources is based on a comparison of balance sheet amounts at September 30, 2008, with balance sheet amounts at December 31, 2007 after the disposal of assets and liabilities related to discontinued operations. In addition, certain significant balance sheet changes resulted from the reclassification of certain items due to the achievement of commercial operations at our Huckabay Ridge facility, as described in greater detail below.

Certain Balance Sheet Items

Cash. The decline in our cash position is explained on the statement of cash flows.

Restricted Cash. The increase in the restricted cash balance reflects the proceeds from the $62.425 million tax-exempt debt offering in California and the $7.0 million tax-exempt debt offering in Nebraska less California and Nebraska offering costs and draw downs in Nebraska for construction.

Property, plant and equipment, net and construction in progress. The property plant and equipment balances were $24,245,000 and $261,000 as of September 30, 2008 and December 31, 2007, respectively. The increase is principally due to the completion of the Huckabay Ridge facility and the reclassification of the completed construction costs to property plant and equipment from construction in progress. The total cost of the

Huckabay Ridge facility, including capitalized interest and financing costs, was $24,446,000, of which $22,768,000 was included in construction in progress at December 31, 2007. This reclassification in costs associated with the Huckabay Ridge facility is the reason for the decline in the balance in construction in progress, which was partially offset by capital expenditures on other projects.

Operating Activities

Our net cash used in operating activities was $9,062,000 for the nine months ended September 30, 2008, compared to cash used in operating activities of $7,946,000 for the same period in 2007. We reported a net loss from continuing operations of $13,537,000 and net income from discontinued operations of $6,989,000 for the nine months ended September 30, 2008. The following adjustments need to be considered in order to reconcile our net loss in the nine months ended September 30, 2008 to our net cash used in operating activities:

Results of discontinued operations. The results of discontinued operations include non-cash items of a gain of $2,570,000 which had previously been deferred as a credit on our balance sheet, as well as the forgiveness of an outstanding loan with a balance of $3,456,000 and elimination of other obligations in the amount of $1,630,000.

Depreciation and amortization. During the nine months ended September 30, 2008, we recognized depreciation of property plant and equipment of $854,000 and amortization expense for licensed technology rights of $139,000.

Stock-based compensation. Accounting for options, restricted stock and stock appreciation rights issued to employees resulted in non-cash compensation expenses of $1,682,000 for the nine months ended September 30, 2008, as compared to $2,112,000 in such expenses for the same period in 2007.

Investing Activities

Our cash used for investing activities was $79,338,000 for the nine months ended September 30, 2008, as compared to $3,850,000 in the same period in 2007. Our investing activities were concentrated primarily in the following areas:

Restricted cash. The increase in restricted cash for the nine months ended September 30, 2008 of $65,320,000 reflects principally the net proceeds from the $62.425 million California financing and the $7.0 million Nebraska financing, less costs of issuance and costs of construction for the Grand Island, Nebraska facility.

Construction of projects. For the nine months ended September 30, 2008, we incurred expenditures of $11,505,000 related to the construction of projects, including the completion of the Huckabay Ridge facility.

Financing costs. The $2,511,000 used for financing costs for the first nine months of 2008 results from the costs of issuance of the tax-exempt bond financings in California and Nebraska.

Property, plant and equipment. Property, plant and equipment expenditures were approximately $375,000.

Financing Activities

Our cash provided by financing activities was $68,816,000 for the nine months ended September 30, 2008, compared to cash provided by financing activities of $1,886,000 in the nine months ended September 30, 2007. We offer the following information concerning the financing activities for our business:

Dividends on preferred stock. Our Series A cumulative convertible preferred stock has a 9% dividend payable semi-annually. We paid $667,000 in such dividends on July 1, 2008 and accrued an additional $327,000 in respect of this dividend in the three months ended September 30, 2008.

Net proceeds from long-term debt. Through Microgy Holdings and Microgy Grand Island, LLC, we incurred 62.425 million and $7.0 million in long-term debt in connection with our tax-exempt bond financings in California and Nebraska, respectively.

Exercise of stock options and warrants. There was no exercise of stock options or warrants during the first nine months of 2008. Stock option and warrant exercises in the nine months ended September 30, 2007 provided proceeds of $2,952,000.

2008 Outlook

Operations

The following forward-looking information concerning our anticipated results of operations for the full year 2008 is being compared to our historical results of operations for 2007.

We expect increased revenues during 2008, as we recognize sales of RNG® from our Huckabay Ridge facility in Texas, which began commercial operations in February 2008. Our revenues related to the Wisconsin facilities are expected to be consistent with revenues from such facilities in 2007.

We completed sales of greenhouse gas offset credits related to our Wisconsin facilities that were related to the years 2005 and 2006 during the first six months of 2008 and recorded income of $198,000 from these sales which represented 50% of the total proceeds of $396,000 from these sales. We share the proceeds of such sales equally with the owners of the Wisconsin facilities in accordance with the contractual provisions related to such facilities.

At Huckabay Ridge, a recent outage has ended, during which we completed comprehensive upgrades to process-instrumentation and controls, the gas conditioning system, and the gas-collection system. These upgrades will bring the facility into conformity with the third-generation project design that we are utilizing on our next round of facilities. We also used the outage to complete repairs to two digester tanks that sustained damage due to over pressurization. The sources of over pressurization have been identified and were addressed in the current upgrades. With the completion of these upgrades, we expect our Huckabay Ridge facility to be capable of achieving an operating rate equal to its annualized production target of 635,000 MMbtus per year. Currently, we are in the process of bringing the Huckabay Ridge facility back online, and we expect the facility to reach full output levels in January 2009.

As a result of the anticipated increased RNG® production, our operation and maintenance expenses are expected to increase during 2008 to reflect the commercial operations of the Huckabay Ridge facility. During the first five months of production, these costs were higher than normal due to start-up expenses, and we are likely to experience some additional start-up related expenses during the third and fourth quarters of 2008. Commissioning costs for the Huckabay Ridge facility were capitalized prior to the commencement of commercial operations on February 1, 2008.

We have instituted a number of steps to reduce or eliminate certain general and administrative costs, and are currently examining other cost-saving measures. Although 2008 expenses are expected to decline slightly or remain constant relative to 2007, we believe these measures will result in future reduced general and administrative costs as the full annual impact of these measures take effect.

In addition to the Huckabay Ridge facility, our other planned Texas projects are in various stages of our normal development process. Development activities include finalizing off-take agreements, firming up manure and substrate-supply on the best possible terms, identifying and establishing construction contractors, and finalizing standard designs, taking into account our experience from the Huckabay Ridge facility. Our Cnossen and Rio Leche projects are in the engineering and early stages of construction.

We have commenced construction on the biogas facility located at the JBS Swift & Co. beef processing plant in Grand Island, Nebraska. In July 2008 we received $7,000,000 in tax-exempt bond financing, less certain closing costs, from the City of Grand Island, Nebraska for the project. The funds are currently restricted for use on the project and held by a trustee, to be disbursed to cover certain documented project expenses. The terms of this financing are set forth in greater detail in our Current Report on Form 8-K, dated July 22, 2008, as filed with the Securities and Exchange Commission on July 25, 2008.

All requisite water and air permits for the Riverdale, Hanford and Bar 20 projects in California have been approved. We have closed on $62.425 million of tax-exempt bond financing in California for the Riverdale and Hanford facilities, and expect to close on an additional $26.02 million of such financing for the Bar 20 facility, though we do not yet have any binding commitments for such additional financing. The terms of our California financing are set forth in greater detail in our Current Report on Form 8-K, dated August 28, 2008, as filed with the Securities and Exchange Commission on September 4, 2008.

Cash Flow Outlook

During the remainder of 2008 and early 2009, we expect to fund our business activities principally from available cash balances, investment earnings, raising additional funds through debt and/or equity financings by Environmental Power, Microgy or their affiliates and project-specific financing, to the extent available. The requirement for additional financing will be in direct proportion to the number of projects on which we begin construction, as well as our construction schedule. We will require significant additional capital over the next twelve months in order to continue to fund our planned construction program on its current schedule.

We have raised gross proceeds from the California tax-exempt bond issuance of $62.425 million to date, and currently expect to seek additional tax-exempt bond financing in California of $26.02 million. The proceeds from these financings will be used to cover not only construction costs but also debt-service and other normal reserves. Terms of the bond financings require that we first invest equity in an amount equal to at least 20% of the estimated costs of construction (similar to the terms of the bond-financings for our Texas projects) before bond funds become available to us, that Environmental Power or its subsidiaries raise at least $45.0 million in additional capital prior to June 30, 2009, of which at least $17.5 million is available to fund construction of the California facilities (with these amounts being proportionately reduced should the second closing of the California bonds not occur), and that the Huckabay Ridge facility meet certain gas production and financial performance tests over a continuous 60-day period prior to June 30, 2009. We currently plan on pursuing the full $45.0 million in additional capital prior to June 30, 2009 in accordance with the draw conditions on the California bonds.

With the closing on the tax-exempt bond issue for the Microgy Grand Island project in July 2008, debt financing of that project is complete.

We will need to augment these cash resources by additional capital in the first half of 2009 to meet the draw conditions on the California bonds described above, as well as to fund ongoing general and administrative expenses associated with our corporate overhead and interest and dividend requirements.

On September 30, 2008, our unrestricted cash balance was $6,486,000, as compared to $26,069,000 as of December 31, 2007. In addition, our current restricted cash balances were $111,044,000 and $45,785,000, at September 30, 2008 and December 31, 2007, respectively. The restricted cash represents the remaining proceeds of our $60 million tax-exempt bond financing in Texas, proceeds from our $62.425 million tax exempt financing in California and $7.0 million tax exempt financing in Nebraska. For each of the three additional planned RNG® facilities in Texas, we are able to spend up to $15,000,000 from restricted cash, subject to certain restrictions and provided that we have first funded at least 20% of the expected cost of each such facility.

We believe that our current cash balance will be sufficient to fund our minimum lease and debt obligations, current contractual commitments, and our corporate overhead requirements through early 2009. However, we will require substantial additional financing, at both the project and parent company levels, to complete the construction of currently planned facilities, as noted above, including those already under construction, as well as for ongoing general and administrative expenses.

Quantitative and Qualitative Disclosures about Market Risk

Our most significant risk exposure is changing interest rates which may affect our short term investments generally and would also impact future debt financing costs. The gas production of future projects, to the extent not subject to fixed price off take agreements or other hedging arrangements, has the potential to expose us to risk associated with fluctuating gas prices. These risks are described in more detail below.

Short-term investments

We invest cash balances that are in excess of our normal operating requirements in short term investments generally with maturities of three months or less. Because of the credit quality and short duration of these investments, we do believe our short-term investments are subject to normal market risks associated with high quality, low duration money market investments. A portion of our restricted cash balance is invested in highly rated, highly liquid government securities. We believe that those instruments are not subject to material potential near-term losses in future earnings from reasonably possible near-term changes in market rates or prices.

Debt

We have financed, and expect to continue to finance, Microgy’s projects with debt financing, including tax-exempt financing, to the extent available. Any such debt financing will be subject to prevailing interest rates.

Commodity Price Risk

As Microgy establishes multi-digester projects for the production of RNG®, we could become increasingly exposed to market risk with respect to natural gas prices, to the extent that this risk is not mitigated by long term off-take agreements. Historically, natural gas prices have been volatile, and we expect such volatility to continue. Fluctuations in the commodity price of natural gas may have a materially adverse impact on the profitability of some of our facilities; particularly where we do not have a long-term contract for the sale of the facility’s output at a fixed or predictable price. At such time as Microgy’s facilities begin to produce commercial quantities of gas for sale as a commodity, we intend to explore various strategies, including hedging transactions and the like, in order to mitigate the associated commodity price risk. In connection with our Texas bond financing, we are required to maintain certain gas price protection arrangements for the gas output of our Texas facilities.

Substrate Costs

We rely on significant quantities of substrate materials that provide proteins, fats, and carbohydrates that enhance the biological process in our digesters. Notwithstanding any supply agreements we may have, we are currently unable to forecast the costs associated with transporting substrate, and are exposed to market risk relating to availability of these materials. Substrate availability is affected by industry supply and demand, including competition by other users and recyclers of these materials, weather, and many other factors. Fluctuations in the availability of substrate and the cost to transport it to our projects are expected and could have a materially adverse effect on the profitability of our facilities. For example, Microgy has recently experienced an unfavorable shift in the availability of certain types of substrates as a result of increases in corn and animal-feed prices. In the absence of substrate of sufficient quality at an affordable cost, our anaerobic digester facilities would operate less efficiently, which would materially and adversely affect our overall profitability. A substantial portion of the gas production of Microgy’s facilities is derived from the co-digestion contribution enabled by substrate. We are aggressively pursuing efforts to secure reliable substrate supplies on cost effective terms for projects.

Preliminary Unaudited Financial Results for the Year Ended December 31, 2008

We are presenting below our preliminary financial results for the year ended December 31, 2008. This information has not been audited.

We had a net loss applicable to common shareholders of $17.3 million, or loss per common share of $1.11, for the year ended December 31, 2008, as compared to a net loss applicable to common shareholders of $18.9 million, or loss per common share of $1.66, for the year ended December 31, 2007. The net loss in 2008 includes income of $7.0 million on discontinued operations in 2008, as compared to a loss from discontinued operations of $6.2 million in 2007. The net income from discontinued operations is 2008 is due to an $8.0 million gain, substantially non-cash in nature, from the disposal of discontinued operations in February 2008. This gain was partially offset by a loss from discontinued operations of $1.0 million.

Our net loss from continuing operations was $23.0 million for the year ended December 31, 2008, as compared to a net loss from continuing operations of $11.2 million for the year ended December 31, 2007. The net loss for 2008 includes a non-cash charge for impairment of goodwill of $4.9 million. We annually perform tests to determine the appropriate value of goodwill. The results of these tests in 2008 resulted in our determination that the entire balance of $4.9 million was impaired, due primarily to the current stock price of our common stock relative to its book value, projections of future cash flows and other factors. Previously, the market price of our common stock and, consequently, our market capitalization were relatively high compared to the book value per share of our common stock. However, this year our market value is substantially below our book value, due principally to the current market price of our common stock. As a result, accounting requirements require us to determine whether there is enough market value after covering other net assets on a book basis to cover any of our goodwill. We determined that market value was insufficient to cover goodwill, and determined that the write-off was required. Our write off of goodwill is not a reflection on the economics of our projects, which we continue to stand behind, but is simply the result of the application of accounting requirements associated with goodwill impairment.

Other factors that affected our operating results from continuing operations in 2008 include:

•

An increase in revenues from $1.2 million for the year ended December 31, 2007 to $2.9 million in the year ended December 31, 2008. The increase in revenues reflects revenues from the Huckabay Ridge facility, which began operations in February 2008 and had revenues of $1.7 million for 2008, during which it was in service from February 2008 to August 2008, when it was taken out of service for repairs and equipment upgrades, after which it resumed commercial operations in December 2008.

•

Operations and maintenance expenses increased from $0.9 million for the year ended December 31, 2007 to $7.1 million for the year ended December 31, 2008. The increase was due to activity at Huckabay Ridge and included a substantial amount of non-recurring expenses and start up costs relating principally to the repairs and upgrades mentioned above.

•

General and administrative expenses declined to $12.0 million in 2008 from $12.4 million in 2007. The reduction was due primarily to reductions in payroll expenses and non-cash compensation expense from the issuance of stock options and stock appreciation rights.

•

Depreciation and amortization expense increased to $1.4 million for the year ended December 31, 2008 from $0.3 million for the year ended December 31, 2007, reflecting principally eleven months of depreciation expense on the Huckabay Ridge facility in 2008, which we began depreciating following its completion in February 2008.

Other income and expense declined from income of $1.4 million in 2007 to expense of $0.5 million in 2008. The components of the change include:

•	Decline in interest income in 2008 of $0.3 million from $0.8 million in 2007 to $0.5 million in 2008 due to lower investment earnings rates.

•

Interest expense increased to $1.0 million in 2008 from $0.0 million in 2007 because, beginning in February 2008, we began to expense the interest costs related to the construction of Huckabay Ridge, when this facility began commercial operations.

•	The results for 2007 include a one time income amount of $0.6 million from the expiration of the statute of limitations on a contingent obligation.

On February 29, 2008, Buzzard completed an agreement with Scrubgrass Generating Company, L.P., to terminate Buzzard’s leasehold interest in the Scrubgrass waste coal facility. We recognized a one-time gain of $8.0 million for accounting purposes in connection with this transaction, of which all but $375,000 was non-cash.

Our unrestricted cash and cash equivalents amounted to $3,157,938 as of December 31, 2008. As indicated previously in the risk factors included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and in the risk factors included in this prospectus supplement, we will need to raise substantial outside capital, in addition to the proceeds of this offering, in the very near future to avoid curtailing or ending our business operations. As a result of the foregoing, and notwithstanding our receipt of the proceeds of this offering, we expect that the report of Vitale Caturano & Company, P.C., our independent registered public accounting firm, on our audited financial statements to be included in our Annual Report on Form 10-K for the year ended December 31, 2008 will contain a paragraph that indicates that, while our financial statements have been prepared on a going concern basis, there is substantial doubt about our ability to continue as a going concern without additional financing and that no adjustments have been made to the financial statements that might result from the outcome of this uncertainty. We are aggressively pursuing capital from a number of sources, and hope to obtain the financing we require by the end of the first half of 2009. Nevertheless, we cannot assure you that all of the necessary additional financing will be available on reasonable terms or in a timely fashion, particularly in the current economic environment, in which capital raising activities are especially challenging. The level of funds we are able to raise will determine the level of development and construction activity that we can pursue and whether we will be able to continue as a going concern.

BUSINESS

Environmental Power is a developer, owner and operator of renewable energy production facilities. Environmental Power’s goal is to produce energy that is Beyond Renewable™, which Environmental Power defines as energy that not only is derived from waste materials instead of precious resources, but energy that is also clean, reliable and cost-effective. Environmental Power and its subsidiaries develop and own facilities that, unlike many renewable energy facilities, are intended to be profitable without the need for subsidies or other governmental assistance. Any such government assistance would, however, benefit Environmental Power’s facilities by increasing their potential for profitability, while at the same time expanding opportunities for the profitable deployment of such facilities. Environmental Power believes that a number of factors, including increased energy prices, greater desire for renewable energy sources, more stringent environmental and waste management requirements imposed on farmers and food industry waste producers, and greater revenue opportunities from carbon sequestration credits will continue to provide favorable market conditions for its business.

In the past, we have operated in two major segments, through Microgy, Inc., as a developer of renewable energy facilities for the production and commercial application of methane-rich biogas from agricultural and food industry wastes, and through EPC Corporation and its subsidiary, Buzzard Power Corporation, referred to as Buzzard, the holder of a leasehold interest in a waste-coal fired generating facility in Pennsylvania known as the Scrubgrass facility. On May 31, 2007, our board of directors authorized management to enter into negotiations regarding the disposition of the leasehold interest in the Scrubgrass facility. On February 29, 2008, we completed the disposition of the leasehold interest. As a result, for financial reporting purposes, we are now consolidating all segments of continuing operations and reporting the results of Buzzard as “discontinued operations”. We thus now operate only in Microgy’s segment.

Microgy is a developer of renewable energy facilities for the production and commercial application of methane-rich biogas produced from animal and food industry wastes. The biogas can be sold to end-users or used to produce pipeline-grade methane, which Microgy refers to as renewable natural gas, or RNG®, liquefied natural gas, or LNG, compressed natural gas, or CNG, renewable electrical energy or thermal energy, as well as other useful by-products. Microgy’s systems utilize a proven European biogas production technology that Microgy believes is superior to other such technologies. Microgy owns the perpetual, exclusive North American license to this technology. In addition, Microgy has developed significant engineering, construction and process knowledge regarding these systems.

Given rates for conventional energy in many U.S. markets experienced in recent years and expected future increases in such rates over the long term, Microgy believes that its systems can be profitable without the need for subsidies, rebates, grants or other credits. Nevertheless, Microgy believes that tax credits, renewable energy credits, pollution offset credits, carbon sequestration credits and other such incentives may be available now or in the future to Microgy’s facilities, and such incentives would serve to enhance the potential profitability of its facilities. In addition, the energy output from Microgy’s systems may carry a premium price in some areas, as numerous environmentally responsible entities are seeking renewable energy sources and many states have either passed or are considering legislation requiring utilities to obtain or generate a certain percentage of their power from renewable sources.

In addition to the value generated from the production and sale of renewable gas, we believe that our facilities can generate additional environmental benefits with significant economic and social value by providing a valuable waste management solution for farms and other producers of organic wastes, such as those in the food industry. Federal and state agencies have either passed or are considering regulations that require concentrated animal feeding operations, referred to as CAFOs, to implement changes to their current waste management practices. We believe that these increasingly stringent environmental regulations will be another significant factor creating opportunities for the deployment of our systems.

Microgy intends to continue to focus on its strategy of developing large-scale, standardized facilities utilizing an ownership model, pursuant to which Microgy will construct, own and operate facilities and profit from the ongoing sale of biogas or RNG® produced by such facilities as well as sales of carbon sequestration credits or other marketable environmental benefits. This strategy encompasses the construction and operation of stand-alone merchant plants like the Huckabay Ridge facility described below, as well as facilities dedicated to the needs of a single customer at one or more customer locations, such as the Grand Island facility described below. By pursuing this strategy, Microgy intends to accumulate gas production and carbon sequestration capacity over time. In addition, Microgy continues to standardize and streamline both its system design and its approach to the marketplace in order to allow for rapid and cost-effective scale-up of its business.

Having validated both the multi- and single-tank system in four currently operating installations, Microgy intends to own the digester systems it develops. Our multi-digester facilities will primarily produce pipeline-quality renewable natural gas, although we will also consider opportunities to produce and sell conditioned biogas, electricity, CNG or LNG from our facilities. Microgy’s development efforts are focused on applications of its technology that are resource efficient. Development of smaller scale and single-digester facilities will be targeted toward customers that have multiple sites and opportunities that have shorter development cycles. Microgy’s goal with all projects is to maximize the profitability of every project by implementing the right technology and most profitable off-take arrangements.

Microgy’s efforts have resulted, most recently, in the start of commercial operations at the Huckabay Ridge facility in Stephenville, Texas, which began commercial operations in the first quarter of 2008. Huckabay Ridge consists of eight 916,000-gallon digesters which operate together to process the manure from approximately 10,000 cows. The gas is treated and compressed to produce pipeline-grade methane that is sold as a commodity and delivered directly into nearby natural gas pipelines. Huckabay Ridge is expected to produce approximately 635,000 million British Thermal Units, or MMBtus, of pipeline-grade methane per year.

We have announced three other multi-digester facilities in development in Texas having the same expected output as the Huckabay Ridge facility. We have also announced three proposed multi-digester RNG® facilities in California that are in advanced stages of development. We completed $60 million tax-exempt bond financing in November 2006 relating to the construction and operation of the four RNG® facilities in Texas. Furthermore, we completed $62.425 million in tax-exempt bond financing in September 2008 to finance a portion of the construction costs of two of our three proposed California facilities, and we currently anticipate pursuing a further $26.02 million in such financing for the third proposed California facility.

In addition, Microgy has commenced construction of a multi-digester renewable biogas facility to be located at the flagship Grand Island, Nebraska beef processing plant of JBS Swift & Company, referred to as Swift. Under the terms of the agreement with Swift, Microgy will construct, own and operate the facility and sell its gas output to Swift for use in its operations to offset natural gas utilization pursuant to a 15-year gas purchase agreement. The Grand Island facility will consist of two 1.2 million gallon digesters that will process wastes generated by the Grand Island processing facility and that we expect will be able to produce approximately 235,000 MMBtus per year. We completed $7.0 million in tax-exempt bond financing in Nebraska in July 2008 to finance a portion of the construction costs of the Grand Island facility. In addition to this facility, Microgy and Swift will work closely together to identify, evaluate and develop project opportunities at Swift’s other North American beef and pork processing facilities.

In October 2006, we entered into a business development agreement, referred to as the BDA, with Cargill, Incorporated, referred to as Cargill. We are leveraging our relationship with Cargill to accelerate our identification and development of both facilities for the production of RNG® and smaller-scale, multi-digester facilities dedicated to a single customer. Our agreement with Cargill is described in more detail under the heading “Business—Facility and Business Development Efforts—Business Development Agreement with Cargill” appearing below.

In addition, Microgy is operating three single digester facilities in Wisconsin. Microgy sold these projects to the farms on which they are located, and developed them in conjunction with Dairyland Power Cooperative, an electric cooperative utility, referred to as Dairyland. The biogas from these projects is used by Dairyland to generate electricity.

The Microgy Market Opportunity

We believe that facilities based on Microgy’s technology can generate profitable quantities of marketable, renewable gas from animal and food industry wastes and by-products. Increased interest in renewable energy sources, as well as a desire for energy not subject to commodity price fluctuations, drives demand for each of these uses of gas produced by Microgy’s systems. Also, we believe that increasingly stringent environmental regulations concerning handling of animal and other wastes motivate demand for Microgy’s systems at or near CAFO and food industry sites. The ultimate opportunity to develop facilities, as well as to manage and/or operate them profitably, depends on numerous factors, including the value that can be derived from the various markets described below.

Gas. Although natural gas prices have fluctuated significantly over the last year, over the past several years natural gas prices have risen substantially due to considerable increases in demand for gas both domestically and overseas. In the United States, this increase has been due principally to the fuel needs of the power plants that have been built in the past decade, as well as relatively limited increases in natural gas delivery capabilities. In addition, developing countries, including China and India, are becoming large consumers of energy, placing further pressure on prices for fossil fuels. Microgy’s systems produce commercial quantities of biogas with a high percentage of methane, which is then refined to RNG® by processing it with scrubbing devices to remove carbon dioxide, sulfur compounds and other impurities. Microgy’s systems for the production of RNG®, unlike natural gas wells, do not suffer depletion and are consistent sources of output so long as required inputs are available.

Renewable Energy. We believe that market and political forces will continue to drive increased adoption of renewable energy sources, principally due to increasing concerns about the price, volatility, supply stability and environmental impact of conventional fuels. The demand for energy produced from renewable resources may provide our facilities with a variety of benefits, including federal and state renewable power production and investment credits, tax credits and greenhouse gas offset credits, as well as a competitive advantage as compared to conventional sources of supply. For example, currently approximately 22 states, including Texas and California, have enacted a renewable portfolio standard or other state mandates requiring electric utilities to increase their use of renewable energy resources such as wind, solar, and bioenergy. We believe that the directives embodied in the Energy Policy Act of 2005 and the accompanying tax credits and related benefits should serve to further drive adoption of renewable energy solutions like those provided by Microgy. The law provides a number of incentives designed to spur development of renewable energy facilities, including, for example, accelerated depreciation provisions for gas gathering facilities. We believe that Microgy’s facilities may qualify for some or all of these tax credits and other benefits, either directly or by attracting customers who can benefit from tax credits associated with utilizing renewable energy sources.

Furthermore, we believe that the greenhouse gas offset credits that Microgy’s facilities are expected to produce will be marketable and will further enhance the potential profitability of the facilities. The market for greenhouse gas offsets has increased significantly in the last year in response to emerging regulatory requirements as well as demand from companies, municipalities and individuals who are reducing their greenhouse gas impacts on a voluntary basis. Importantly, digester projects that reduce methane emissions compared to baseline conditions produce offsets that qualify under many mandatory and voluntary programs in place today, however, the specific methodologies for calculation and monitoring vary widely.

While in many cases we are required to share the benefits of such credits with our business partners and investors, we nevertheless expect such offsets to enhance the economics of our facilities. We believe that the market for greenhouse gas offset credits will add value and enhance the financial viability of our facilities.

Microgy’s Strategy

Our objective is to become a leader in the renewable energy sector through the production and marketing of pipeline-grade gas and biogas and in the development of pipeline gas production capacity and biogas resources, which will constitute gas reserves under our control. Key elements of our strategy include:

Developing facilities that we will own, thereby developing and growing non-depleting biogas reserves under our management. We intend to continue to focus on an ownership model, in which we own facilities entirely or together with financial or operational partners. We believe that this ownership model will allow us to profit from the sale of biogas or pipeline-grade gas for the operational life of the facilities. By owning and operating such facilities, and by securing the supply of required amounts of manure and substrates, we seek to develop and grow a portfolio of gas reserves under our control. We view our facilities as gas wells but without the typical depletion curve, so long as required inputs are available.

Capitalizing on the environmental attributes, as well as the renewable nature of the energy, generated by our facilities. We believe that the environmental attributes, such as greenhouse gas offset credits, generated by our facilities represent a potentially significant source of revenue, and we intend to pursue commercialization of these attributes, through sales into trading markets as well as bi-lateral and revenue sharing arrangements. In addition, we believe that the renewable nature of the gas produced by our facilities will be attractive to certain purchasers, including entities required to achieve renewable portfolio standards, and may result in premium prices in some cases. We intend to aggressively market the renewable quality of our gas to these purchasers.

Focusing development efforts on markets allowing for rapid and cost-effective scale-up of our business. Microgy has now validated both the multi- and single-tank system in four currently operating installations, Microgy will develop and own these digester systems. Our multi-digester facilities will primarily produce pipeline quality renewable natural gas, although we will also consider opportunities to produce and sell conditioned biogas, electricity, CNG and LNG from our facilities. Microgy’s development efforts are focused on applications of its technology that are resource efficient. Development of smaller scale and single-digester facilities will be targeted toward customers that have multiple sites and opportunities that have shorter development cycles. Microgy’s goal with all projects is to maximize the profitability of every project by implementing the right technology and most profitable long-term off-take agreement.

Standardizing systems to allow for rapid and cost-effective replication and scalability. We intend to standardize and streamline elements of our systems so that we can drive down their costs and implement them more rapidly. Toward this end, Microgy is refining the design of its multi-tank system based on knowledge gained from its Huckabay Ridge facility, and is pursuing standardization of components, procurement channels, vendors, and design-build contracts to allow for rapid and cost-effective construction, all in order to fulfill our objective of building out the currently announced pipeline of projects.

Pursuing the advantages of our business model, in which we create and manage profitable renewable energy opportunities while alleviating the environmental pressures facing agriculture and food industry participants. We believe we are the only provider of anaerobic digesters that is aggressively pursuing a business model of creating and managing profitable renewable energy opportunities while simultaneously addressing customers’ environmental issues. Furthermore, by operating and maintaining the facilities ourselves, we believe that we will be able to maximize gas production and control the supply of required materials. To our knowledge, many other suppliers of anaerobic digestion systems merely supply the equipment, and leave the ongoing operation of the system to the purchaser. By pursuing our business model, we believe we can supply a compelling value proposition to customers and maximize value from gas production.

Microgy’s Products

With respect to current and future projects such as our multi-digester RNG® facilities in Texas and California, as well as our smaller-scale, multi-digester dedicated facilities, such as the facility being built for Swift, Microgy seeks to own and operate all or part of each facility, thereby profiting from the sale of the gas produced, whether by the sale of gas as a commodity or to end-users or other purchasers pursuant to longer-term supply agreements. Therefore, we expect our principal commercial product to be the RNG® or biogas produced by our facilities, together with tradable environmental attributes, such as greenhouse gas offset credits. In addition, other by-products of the operation of these facilities may have commercial value as compost, fertilizer and animal bedding.

Microgy’s Technology

At the heart of the Microgy system is an enhanced biogas production system. Whereas previous systems had principally focused on the environmental remediation aspects of digestion and produced biogas as a by-product, the Microgy system is designed specifically to maximize biogas production. Methane is the main product of the process, making up approximately 65% of the resulting biogas. Microgy’s system can be easily coupled to standard, generally commercially available gas conditioning equipment in order to clean the biogas to produce RNG®, or the biogas can be burned directly for use in electric generation or other thermal energy applications. Other by-products of the process can include fertilizers, bedding, compost and other bio-solid products that have economic value and are often marketable.

Microgy’s proprietary process mixes animal manure with additional substrates, such as food industry wastes and by-products containing fats, proteins and carbohydrates, in a process referred to as co-digestion. The manure provides the anaerobic bacteria that are the engine of the biogas production process, while also serving as a buffer that assists in maintaining the reaction at proper levels. A wide variety of materials can provide the proteins, fats and carbohydrates that enhance the biological process in our digesters. Substrates that we might use in our digesters range from waste crop oils, spoiled food, animal fats, used greases and cooking oils, brewery waste to cheese waste. These materials are widely available but tend to be concentrated in urban areas. The addition of substrate significantly increases gas production, with the relative contributions of substrate and manure to the production of biogas varying depending upon the type of substrate used. The ability to add substrate with known characteristics to our process helps us to balance the health of the digester while increasing biogas output. The controlled combination of these wastes with the manure, along with our operational controls and technical know-how, represent the essential elements of our proprietary approach to the market.

Some substrate materials are useful inputs into other energy production processes or may even be substitutes for animal feed. As such, the value of those materials may change over time depending on market dynamics, emerging technologies or even tax policy. We have focused our efforts on procuring substrates that do not have alternate uses for which companies typically pay a fee for disposal. In some cases, we may be paid “tipping fees” associated with the disposal of these materials, which may help us to mitigate the costs of transporting substrate to our site. Substrate availability, market conditions and transportation requirements can vary significantly by region. As such, project location is an important consideration in determining project feasibility. We have in place a substrate management team that works with our strategic partners to identify and evaluate potential materials and manage logistics.

Microgy’s system utilizes sophisticated equipment and control systems. This allows us to optimize the recipe for digestion in each tank, maintain precise temperature control and carefully adjust the mixing rate. In addition, the Microgy system is composed of steel tanks and piping, which are durable and nonporous, allowing for calibration of the process within a controlled environment and appropriate management of ongoing gas production and equipment operations. Furthermore, the high level of gas output and its high methane content allows for application of other technologies, such as those used for gas conditioning. Coupled with the technical advantages of the system is a suite of proprietary processes and “know how” to achieve the highest levels of biogas production, resulting in the lowest output costs per unit of input of any anaerobic digestion system known to Microgy.

Set forth below is a diagram of the Microgy process:

License Agreement with Danish Biogas Technology A.S.

Microgy licenses the anaerobic digestion portion of its technology from DBT. DBT’s parent, Xergi A/S, referred to as Xergi, is 50% owned by Schouw & Co., a Danish public company and 50% by DDH, a Danish environmental and engineering firm. DBT has been a leader in the development of this technology and has constructed 30 anaerobic digester facilities in Europe over the past 15 years. In Denmark, DBT’s systems have been successful in providing manure management and viable renewable energy for many years.

In May 2000, Microgy entered into a licensing agreement with DBT that granted Microgy a perpetual and exclusive license in North America for the commercial development and use of certain proprietary technologies, including Microgy’s core anaerobic digestion technology. This license agreement was amended in April 2003 and March 2005 to further define certain support obligations of DBT and to amend the structure of the compensation payable to DBT for use of the license. According to the license as amended, DBT will receive fixed payments for its participation in the design phase of each project, including engineering work and construction drawings, and a licensing fee, included in the cost of the facility, that is based on a percentage of the total cost for each project facility where the licensed technology is installed and operating.

We believe that our relationship with DBT is good.

Facility and Business Development Efforts

Identified Facilities Under Development

The following table sets forth facilities that we have identified to date as being under development by Microgy and its affiliates, including information with respect to the type of facility, its location, and its anticipated output:

Facility	Location	Type Gas	RNG Production (a)
Mission	TX	RNG	635,000
Rio Leche	TX	RNG	635,000
Cnossen	TX	RNG	635,000
Hanford Cluster	CA	RNG	732,000
Bar 20	CA	RNG	601,000
Riverdale Cluster	CA	RNG	621,000
Cargill 1	ID	RNG	550,000
Cargill 2	CO	RNG	365,000
Swift-Grand Island	NE	Inside-the-Fence	235,000

Total			5,009,000

(a)	Expected gas production in MMBtu / year at full operation.

The foregoing table does not include the Huckabay Ridge facility, which is now in operation. In addition, the table does not include projects currently under consideration that have not been finalized for active development. Projects currently in this latter category have an expected annual production of up to approximately 10.7 million MMBtu/year.

Business Development Agreement (BDA) with Cargill

In October 2006, we entered into the BDA with Cargill, Incorporated, acting through its Emerging Business Accelerator Unit, referred to as Cargill. Pursuant to the terms of the BDA, Cargill has agreed to use its reasonable efforts to identify potential anaerobic digester projects for development by us within Cargill’s network of customers, farmers and strategic business partners in North America. Cargill and Microgy will work jointly to identify specific targeted markets for developing such projects within the Cargill network, and Cargill will identify project candidates based upon agreed project guidelines. We will consider each project candidate and select those candidates we want Cargill to pursue further on our behalf. Cargill will then negotiate with such project candidates with the goal of obtaining a binding agreement whereby such project candidates commit to give Microgy the option to implement an anaerobic digester project. Once a project commitment has been signed, Cargill will present it to us for review and consideration. We will then proceed with the negotiation of mutually acceptable leases and other project agreements with the project candidates in which we are interested.

In consideration of Cargill’s services under the BDA, we will grant to Cargill warrants to purchase shares of our common stock equal to 1% of the outstanding shares of our common stock on a fully-diluted basis on such date as Cargill delivers executed project commitments with project candidates relating to anaerobic digester projects covering 10,000 cow equivalents, as defined, and thereafter to issue similar warrants on each succeeding date on which the same warrant issuance conditions have again been satisfied, up to a maximum of 4.99% of the outstanding shares of common stock on such issuance date subject to all warrants in the aggregate. The warrants will be exercisable for a period of five years from the issuance date, and will have an exercise price per share equal to 75% of the closing price of our common stock on the last trading day prior to the issuance date. To date, we have granted Cargill warrants to purchase 175,912 shares of our common stock at an exercise price of $5.37 per share under this arrangement.

As further consideration for Cargill’s services under the BDA, for a three-year period beginning with the first date of issuance of a greenhouse gas reduction certificate issued to, owned or controlled by us derived from an anaerobic digester project subject to a project commitment, referred to as an eligible certificate, we will convey to Cargill or its designee ownership of 25% of all such eligible certificates, after giving effect to any share of such certificates owed to a project candidate pursuant to the terms of any lease or other project agreement with such project candidate. During such three-year period, Cargill will also have the first right to bid on any other proposed sale or conveyance of any eligible certificates. In addition, with respect to each project subject to a project commitment which generates revenue to us from the sale of gas, electricity or other by-products (but not including sales of greenhouse gas reduction certificates), we will be obligated to pay to Cargill, within 30 days of receipt of such revenues, 2% of such revenues for a five-year period beginning on the date on which any such revenue is first received. Finally, during a three-year period following the date of first generation of gas or electricity by an anaerobic digestion project subject to a project commitment, Cargill will have the first right to bid on the proposed sale or conveyance of all such gas or electricity.

The BDA will terminate upon the earliest of the following events:

•	the third anniversary of the date of the BDA;

•	the delivery by Cargill of project commitments signed by project candidates covering 50,000 dairy cow equivalents;

•

termination by a party if a court shall have entered a final, non-appealable order, decree, ruling or other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the BDA;

•	termination by a party if the other party is in material breach or default, which breach or default is not cured within 30 days after the date of notice thereof;

•

termination by a party if the other party becomes insolvent or unable to pay its debts when due, has a trustee or receiver appointed for any or all of its assets, makes an assignment for the benefit of creditors or has a bankruptcy petition filed by or against it which is not dismissed within 90 days;

•	termination by a party if the other party ceases, or threatens to cease, to carry on business; or

•	termination by a party for any reason upon 30 days’ written notice to the other party.

Upon any termination of the BDA, the BDA will become void, and the parties will have no liability or obligation thereunder, except for liabilities resulting from breach of the BDA on or prior to the date of termination, and except that Cargill will be entitled to any consideration described above for all AD projects subject to a Project Commitment entered into prior to the date of termination. Notwithstanding any termination of the BDA, during the term of the BDA and for a period of two years after the date of termination, we will not solicit or negotiate with any person who had entered into negotiations with Cargill or its affiliates with respect to an anaerobic digestion project but with whom no project commitment has been concluded, without the prior written consent of Cargill or Cargill’s participation.

Pursuant to the terms of the BDA, we agreed not to enter into a similar business development agreement with certain prohibited parties identified by Cargill from time to time, provided that there cannot be any more than seven prohibited parties at any given time, and further provided that Cargill may not deem a party to be prohibited if we were having discussions with the party prior to its being so designated by Cargill.

Customers and Suppliers

Customers

Microgy intends to sell the gas generated by its facilities pursuant to mid- to long-term purchase and sale commitments or in the spot market as a commodity. With respect to Microgy’s large-scale, multi-digester RNG® facilities, Microgy anticipates selling the gas produced by these facilities either directly into local pipelines as a commodity, or to single customers pursuant to longer-term purchase and sale commitments at fixed or predictable prices.

Microgy’s smaller-scale multi-digester facilities will be developed to supply the gas needs of a single customer on-site, such as Swift, pursuant to a long-term purchase and sale agreement, though Microgy expects to have the right to market excess gas not used by these customers.

In the twelve months ending December 31, 2007 and the nine months ending September 30, 2008, we recognized $1.2 million and $2.5 million, respectively, in total revenues from Microgy. All revenue in 2007 was entirely related to the operation and maintenance of the facilities in Wisconsin under our relationship with Dairyland, whereas we also recognized revenue of $1.5 million in the first nine months of 2008 from sales of RNG at Huckabay Ridge.

Suppliers

Microgy and its affiliates generally obtain the construction materials and equipment necessary to construct and operate their facilities from commercial sources pursuant to purchase orders and similar arrangements. Microgy believes these materials and equipment to be generally commercially available. Microgy and its affiliates generally enter into manure handling agreements with the farms on which their facilities are located for the supply of manure for the operation of such facilities, or arrangements for the operation by third parties of manure composting operations on land owned by Microgy affiliates. Microgy generally seeks to locate its large-scale multi-digester facilities in areas with a high concentration of manure from diverse sources.

Substrate for a facility can be obtained from a variety of sources, either on an opportunistic basis, pursuant to informal supply relationships, or from the operations of the consumer of the gas, in the case of the smaller-scale, single customer installations. Substrate can also be obtained via long-term contract, such as the agreement in place with Liquid Environmental Solutions Corp.

Discontinued Operations

Buzzard Power Corporation, referred to as Buzzard, is a subsidiary of our wholly owned subsidiary, EPC Corporation. Buzzard formerly leased a generating facility from Scrubgrass Generating Company, L.P. The Scrubgrass plant, referred to as Scrubgrass, located on a 600-acre site in Venango County, Pennsylvania, is an approximate 83 megawatt waste coal-fired electric generating station. Buzzard completed the disposition of its leasehold interest in this facility on February 29, 2008.

The disposition of Buzzard’s leasehold interest in the Scrubgrass facility has substantially reduced our revenue base and will continue our trend of operating losses and uses of cash until the revenue base for Microgy grows to sufficient levels to support our expense base.

Competition

Microgy plans to generate revenue from the development and ownership of facilities that market renewable, “green” energy in addition to providing pollution control features to the agricultural and food industry markets. Microgy’s “green” competitors include other energy producers using biomass combustion, biomass anaerobic digestion, geothermal, solar, wind, new hydro and other renewable sources. These companies represent a significant class of competitors because they will compete with Microgy for sale of marketable renewable energy credits and participation in various renewable portfolios and other programs.

Competition in the traditional energy business from electric utilities and other energy companies is well established, with many substantial entities having multi-billion dollar, multi-national operations. Many of these companies are beginning to compete in the alternative fuels and renewable energy business with the growth of the industry and the advent of many new technologies. Larger companies, due to their greater financial and other resources, will be better positioned than Microgy to develop new technologies and to install existing or more advanced renewable energy facilities, which could harm Microgy’s business.

Microgy also faces many forms of competition with respect to the resources required to operate its facilities. Such competition includes other providers of pollution control, including environmental engineers, providers of pollution control systems, private companies, public companies, associations, cooperatives, government programs, foreign companies, and educational pilot programs. Furthermore, there are many companies that offer anaerobic digester systems. A number of competitors have more mature businesses and have successfully installed anaerobic digester systems in the United States. Microgy may be forced to compete with any of these competitors for access to equipment, construction supplies, skilled labor for the construction and operation of its facilities and the supplies of manure and substrate required to operate its facilities. In addition, Microgy may also have to compete for access to substances that make desirable substrates with other users of these substances, such as recyclers of waste grease and producers of biodiesel and other biofuels. The effect of such competition could be reflected in higher costs associated with obtaining access to these resources, as well as an insufficient supply of these resources for the profitable operation of Microgy’s facilities. If Microgy cannot obtain and maintain these supplies, or cannot obtain or maintain them at reasonable costs, its profitability will be adversely affected.

Environmental Regulation

Our present and any future projects are and will be subject to various federal, state and local regulations pertaining to the protection of the environment, primarily in the areas of water and air pollution and waste management. Microgy intends to build plants in various states. These facilities will be subject to federal, state and local regulatory requirements in all the locations where they may operate.

In many cases, these regulations require a lengthy and complex process of obtaining and maintaining licenses, permits and approvals from federal, state and local agencies. We also have and will have significant administrative responsibilities to monitor our compliance with the regulations. As regulations are enacted or adopted in any of these jurisdictions, we cannot predict the effect of compliance therewith on our business. Our failure to comply with all new applicable requirements could require modifications to operating facilities. During periods of non-compliance, our operating facilities may be forced to shut down until the compliance issues are resolved. We are responsible for ensuring the compliance of our facilities with all the applicable requirements and, accordingly, we attempt to minimize these risks by dealing with reputable contractors and using appropriate technology to measure compliance with the applicable standards. The cost of environmental regulation does and will continue to affect our profitability.

Depending on the location of each individual plant, the federal Clean Water Act and state implementation plans of the federal Clean Air Act, as well as other state and local laws, may apply to Microgy’s projects. The primary federal law affecting manure management on animal operations is the Clean Water Act, under which the National Pollutant Discharge Elimination System, or NPDES, program covers concentrated CAFOs.

Federal NPDES permits may be issued by the EPA or any state authorized by the EPA to implement the NPDES program. The EPA has certified 45 states to issue their own NPDES permits. Furthermore, in December 2002, the EPA issued new rules to regulate manure run-off on farms, one of the nation’s leading causes of water pollution. The new rules apply to an estimated 15,500 livestock operations across the country. These farms will need to obtain permits, submit an annual report, and develop and follow a plan that will ensure that measures are being instituted to minimize runoff from wastewater and manure. We believe that these requirements represent a significant opportunity for Microgy, insofar as a Microgy system can play a useful role in any animal waste management program.

We expect that all of our facilities will be required to obtain various state and local environmental and other permits and approvals. For example, grease-trap waste from restaurants and other food service providers is a desirable and highly available form of substrate for our facilities in Texas. The Texas Commission of Environmental Quality (TCEQ) environmental authorities classify grease-trap waste as Municipal Solid Waste (MSW) and is managed as a non-hazardous municipal waste. Microgy is required to obtain a solid waste permit for each of our planned facilities in Texas to the extent we desire to use grease-trap waste as substrate in the operation of such facilities, and has obtained such a permit for the Huckabay Ridge facility. In addition, we have obtained water discharge permits for each of our planned California facilities, and obtaining such permits is a lengthy process. To date, our experience in obtaining such permits has been positive but future projects may, however, present unique circumstances, and the timing and cost of permits may be uncertain.

Energy Regulation

As evidenced by the facilities developed by Microgy in Wisconsin and under development by Microgy for Swift, Microgy’s anaerobic digester facilities can be used for the generation of electricity. In the event that Microgy were to pursue applications of its technology for the generation of electricity for sale by Microgy into the electric grid, any such generating facility would become subject to the complex matrix of federal and state regulation of the energy sector, including the federal Public Utility Regulatory Policies Act, the Federal Power Act and the regulation and oversight of state public utility commissions. Microgy, itself, does not currently produce electricity for sale into the electric grid.

Employees

As of December 31, 2008, we had 47 employees, including executive officers and other marketing, finance, engineering and administrative personnel. None of our employees are represented by a collective bargaining agreement, and we consider our relations with our employees to be good. In January 2009, we instituted a reduction in force, which reduced our number of employees by 9 to 38.

Available Information

We maintain a website with the address www.environmentalpower.com. We are not including the information contained on our web site as part of, or incorporating it by reference into, the prospectus or this prospectus supplement. We make available free of charge on or through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission.

DESCRIPTION OF THE NOTES AND THE INDENTURE

The following summarizes the material provisions of the notes and the indenture. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, and the other documents referred to herein including the section of the prospectus entitled “Description of Debt Securities”.

General

We are offering our 14% Convertible Notes due January 1, 2014, referred to as the notes, in the aggregate original principal amount of $5,000,000. The notes will be our unsecured obligations and will be convertible into shares of our common stock as described under the headings “—Voluntary Conversion” and “—Mandatory Conversion” below. The notes will be issued in principal amounts of $5,000 and whole multiples of $1,000 in excess thereof and will mature on January 1, 2014 unless earlier converted or redeemed.

The notes will be issued pursuant to the terms of the Indenture, dated as of March 1, 2009, by and between us and Wells Fargo Bank, National Association, in its capacity as trustee, paying agent, exchange agent and registrar, referred to as the Trustee, as amended and supplemented by the First Supplemental Trust Indenture, dated as of March 1, 2009. The Trust Indenture, as so amended and supplemented by the First Supplemental Trust Indenture, is referred to as the indenture. The indenture provides that we may issue up to $53,000,000 aggregate principal amount of the notes, inclusive of the notes offered hereby.

We will pay principal and interest on the notes at the office or agency we maintain for such purpose, which shall initially be the office or agency of the Trustee, located in New York, New York. At our option, however, interest may be paid by check mailed to the address of a holder of the notes as it appears in the notes register. While the notes are held in book-entry form through The Depositary Trust Corporation, referred to as DTC, as described under the heading “—Book-Entry, Delivery and Form,” interest and principal will be paid to DTC for the account of the beneficial owners of the notes.

We are restricted under the indenture from incurring indebtedness as described below under the heading “—Covenants.”

You are not required to pay a service charge for registration or transfer of the notes. We may, however, require you to pay any tax or other governmental charge in connection with the transfer.

Certain defined terms used in the following discussion but not otherwise defined have the meanings ascribed to them under the heading “—Certain Defined Terms” appearing at the end of this section of this prospectus supplement.

Form, Exchange and Transfer

Each note will be represented by either one or more global securities registered in the name of DTC, as depositary, or a nominee of the depositary (as a “book-entry debt security”), or, under certain circumstances, a certificate issued in definitive registered form (as a “certificated note”). See “—Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

Interest

The notes will bear interest at the rate of 14% per annum from the Issue Date, payable in cash. Interest on each note will accrue interest from the Issue Date of such note. Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay interest semi-annually on January 1 and

July 1 of each year (or, if such date is not a business day, the next business day), commencing on July 1, 2009, to the holders of record at the close of business on the preceding December 15 and June 15, respectively. Each date on which interest is to be paid is referred to as an Interest Payment Date. There are two exceptions to the preceding sentence:

•

If a holder converts notes prior to a record date for an interest payment, we will pay to that holder the amount of interest accrued through the conversion date. If a holder of notes converts after a record date for an interest payment but prior to the corresponding Interest Payment Date, the holder on the record date will receive on that Interest Payment Date accrued interest on those notes through the Interest Payment Date, notwithstanding the conversion of such notes prior to that Interest Payment Date, because the holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders notes for conversion, the holder must pay to us an amount equal to the interest that has accrued between the conversion date and the related Interest Payment Date.

•

We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding Interest Payment Date. In this instance, we will pay accrued interest on the notes being redeemed until, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

Voluntary Conversion

You may voluntarily convert your notes into shares of our common stock at any time at the applicable conversion price, subject to adjustment upon certain events, described below. This is referred to as a “Voluntary Conversion.”

You may effect a Voluntary Conversion in principal amounts of $5,000 of the notes and multiples of $1,000 in excess thereof at the applicable conversion price described below. The agent for accepting notices of conversion will be Wells Fargo Bank, National Association, referred to as the Exchange Agent. You can convert your notes by delivering to the Exchange Agent or its designee, through the broker or bank through which you hold your interest in the notes, a duly signed and completed irrevocable notice of conversion, a form of which is included in the indenture and which may be obtained from the Exchange Agent, and such other documents as the Exchange Agent or its designee may reasonably require, all of which must be delivered to the Exchange Agent no less than five business days prior to the indicated conversion date. As promptly as practicable on or after the conversion date, but no later than three business days after the conversion date, American Stock Transfer & Trust Company, LLC, as our transfer agent, referred to as the “Transfer Agent”, at our direction will issue and deliver the number of full shares of our common stock issuable upon conversion, together with any cash payment for fractional shares based on the market price of our common stock on the last business day before the conversion date. Any accrued and unpaid interest will be paid through the DTC facilities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the trustee. See “—Legal Ownership of Securities.”

The common stock issued upon conversion of the notes will be credited to the account of the beneficial owner of the notes converted. You will not be required to pay any stamp, transfer, documentary or similar taxes or duties upon conversion.

The Conversion Price

The number of whole shares of our common stock to be issued upon any voluntary conversion will be determined by dividing the principal amount of the notes to be converted by the then applicable conversion price set forth below, which is referred to as the “Conversion Price.”

Conversion Date	Conversion Price
From the Issue Date through December 31, 2009	$5.40
From January 1, 2010 through December 31, 2010	$6.35
From January 1, 2011 through December 31, 2011	$7.65
From January 1, 2012 through December 31, 2012	$9.75
From January 1, 2013 through December 31, 2013	$11.00

The applicable Conversion Price will be adjusted proportionately if:

•	we dividend or distribute shares of our common stock to the holders of our common stock;

•	we split, subdivide or combine our common stock; or

•	we reclassify or recapitalize our common stock.

If we implement a stockholders’ rights plan, we will be required under the indenture to provide that the Holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion.

Mandatory Conversion

We may require owners to convert the notes into shares of our common stock in certain circumstances. Owners may elect to have their notes redeemed in lieu of conversion.

At any time after the third anniversary of the date of the first issuance of notes, we may require the owners to convert all of the notes into shares of our common stock on any date after less than 20% of the aggregate principal amount of the notes originally issued remains outstanding. This is referred to as a “Mandatory Conversion.” The number of whole shares of our common stock to be issued in connection with a Mandatory Conversion will be determined by dividing the principal amount of the notes being converted by the Conversion Price then in effect. To effect the Mandatory Conversion, we will send a notice of Mandatory Conversion to the trustee, the Exchange Agent and the Transfer Agent not less than 40 days nor more than 60 days prior to the date fixed for Mandatory Conversion, and the trustee will send notice of the date fixed for Mandatory Conversion to DTC to be converted not less than 30 days prior to such date. As promptly as practicable on or after the conversion date, but no later than three business days after the conversion date, the Transfer Agent, at our direction will issue and deliver the number of full shares of our common stock issuable upon conversion, together with any cash payment for fractional shares based on the market price of our common stock on the last business day before the conversion date. Any accrued and unpaid interest will be paid through the DTC facilities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the trustee. See “—Legal Ownership of Securities.” Notwithstanding the foregoing, owners of notes selected for Mandatory Conversion will have the right to have their notes redeemed at 110% of the principal amount thereof, plus accrued interest through the date prior to the redemption date, in lieu of such Mandatory Conversion. See “—Mandatory Redemption in Lieu of Mandatory Conversion” below.

The shares of our common stock issued upon conversion of the notes will be issued only to the account of the owners of the notes converted. You will not be required to pay any stamp, transfer, documentary or similar taxes or duties upon conversion.

Limitation on Conversion

No holder of notes may convert such notes to the extent that, as a result of such conversion, such holder, together with its Affiliates, would beneficially own a number of shares of our common stock in excess of 19.99% of the number of shares of our common stock outstanding immediately prior to such conversion, or would hold more than 19.99% of the voting power of all shares of our capital stock outstanding immediately prior to such conversion.

Mandatory Redemption in Lieu of Mandatory Conversion

Owners of notes that have been selected for Mandatory Conversion, may, in lieu of such Mandatory Conversion, require us to redeem their notes on the conversion date at a redemption price equal to 110% of the principal amount of such notes plus accrued interest through the business day prior to the conversion date. To exercise this right, the owner must, following receipt of the notice of Mandatory Conversion but not less than ten days prior to the Mandatory Conversion date, through the broker or bank through which the owner holds its beneficial interest instruct the Exchange Agent to notify the Trustee in writing of its election of Mandatory Redemption in Lieu of Mandatory Conversion.

Repurchase upon a Change in Control

Upon the acquisition by a Person or group of Persons acting in concert (other than a company whose shareholders are or are to consist substantially of existing shareholders of Environmental Power) of a majority of the voting shares (including warrants or rights to purchase or exchange for voting shares) of Environmental Power, referred to as a “Change in Control,” the holders of the notes will have the right but not the obligation to require us to repurchase, and we will have the right but not the obligation to require the holders of the notes to sell to us, all or any portion of the notes at the purchase price set forth below, plus accrued and unpaid interest through the business day prior to the purchase date to the holders of record of the notes on the purchase date.

Period	Purchase Price as Percentage of Principal
From the Issue Date to January 1, 2010	110%
From January 2, 2010 to maturity	115%

We must give written notice to the holders of the notes not less than ten business days after the date of the Change in Control transaction, and we must state in that notice if we intend to require the holders of the notes to sell such notes to us and, if so, what portion of the notes we wish to purchase. In the event that such notice indicates our intention to purchase notes, then the purchase date for such notes will be the 20th business day following the date of such notice. If we do not exercise our right to require the holders of the notes to sell all of the notes held by them, then such holders may exercise their right to require us to repurchase their notes by giving us written notice no later than ten business days after the date of our written notice described above, indicating the portion of such notes that we have not already indicated our intention to purchase which the holders will require us to purchase. The purchase date for such notes will be the 20th business day following the date of our original notice. In no event will any purchase of notes be effected pursuant to this provision subsequent to the maturity date of the notes.

Optional Redemption

At any time after the third anniversary of the date of first issuance of the notes, we have the right to redeem, in whole or in part (and, if in part, by lot), the notes at a redemption price equal to 110% of the principal amount of the notes to be redeemed plus accrued interest through the business day prior to the redemption date, provided that our common stock has traded at a volume weighted average price of at least $6.40 per share for the 45-day period ending on the date immediately prior to the date on which we give written notice of such redemption. Such redemption will be made on not less than 30 nor more than 60 days after notice of redemption is given to the owners of the notes.

Mandatory Redemption upon Certain Sales of Assets or Certain Sale and Leaseback Transactions

The notes are subject to redemption, in whole or in part (and if in part, by lot), at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest through the day prior to the redemption date, to the extent that we or one of our subsidiaries engages in an Asset Sale, as defined below, or certain sale and leaseback transactions, and the net proceeds of such Asset Sale or sale and leaseback transaction are not reinvested in a Permitted Business, as defined below, within two years of the receipt thereof. See “Covenants—Application of Proceeds Asset Sales” and “Covenants—Limitation on Sale and Leaseback Transactions.” Such redemption will be made on not less than 30 nor more than 60 days after the notice of redemption is given to the owners of the notes.

No Sinking Fund

No sinking fund will be provided for the notes, which means that the indenture will not require us to redeem or retire the notes periodically.

Covenants

Incurrence of Indebtedness and Issuance of Disqualified Stock

We will not, and will not permit any of our subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and we will not issue any Disqualified Stock; provided, however, that we may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and our subsidiaries may incur Indebtedness (including Acquired Debt), if the Debt to Capitalization Ratio for our most recently ended semi-annual period for which internal financial statements are available preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been not greater than 0.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such quarterly period.

The foregoing will not prohibit the incurrence of any of the following items of Indebtedness, which are collectively referred to as “Permitted Debt”:

(1) the incurrence by us of Indebtedness under the indenture, as supplemented from time to time, including the notes, in an aggregate principal amount at any one time outstanding under this clause (1), not to exceed $53 million;

(2) the incurrence by us or any of our Subsidiaries of intercompany Indebtedness between or among us and any of our Subsidiaries;

(3) the incurrence by us or any of our Subsidiaries of Indebtedness or any other obligation pursuant to, in connection with or in furtherance of a Project Finance Transaction, including, without limitation, indebtedness incurred to satisfy draw conditions thereunder;

(4) the incurrence by us or any of our Subsidiaries of Hedging Obligations, Contract Security, and related Indebtedness not for speculative purposes;

(5) the incurrence by us or any of our Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, reimbursement agreements in support of letters of credit and similar instruments, and performance and surety bonds provided by us or any of our Subsidiaries or on our behalf in the ordinary course of business;

(6) the incurrence by us or any of our Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(7) working capital debt, not exceeding an amount equal to $10 million at any time;

(8) Indebtedness of any of our Subsidiaries existing at the time it became a Subsidiary if such Indebtedness was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by us;

(9) Indebtedness under an indenture, loan obligation or other arrangement to which we are a party and which is entered into after the date hereof, the principal amount of which does not, in the aggregate, exceed $20 million outstanding at any given time;

(10) Indebtedness existing as of the date on which the notes are first issued; and

(11) Permitted Refinancing Indebtedness with respect to items (1) through (10) hereof.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

Liens

We and our Subsidiaries will not directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens and Permitted Prior Liens.

Loans

We and our Subsidiaries will not make loans or extend credit to any Person other than us or another Subsidiary, except

(1) in the ordinary course of business

(2) loans outstanding on the date the notes are first issued; or

(3) loans or credit extended to strategic partners in furtherance of the Permitted Businesses.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our Subsidiaries to, enter into any sale and leaseback transaction; provided that the we or any Subsidiary may enter into a sale and leaseback transaction if:

(1) we or that Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Stock;” or

(2) the transaction represents or replaces Indebtedness incurred in connection with a Project Finance Transaction; or

(3) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction.

Dividend and Other Payment Restrictions Affecting Subsidiaries

We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

(1) pay dividends or make any other distributions on our Capital Stock or that of any of our Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Subsidiaries;

(2) make loans or advances to us or any of our Subsidiaries; or

(3) transfer any of our properties or assets to us or any of our Subsidiaries.

The preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(1) applicable law, rule, regulation or order or permit;

(2) customary non-assignment provisions in contracts, agreements, leases, permits and licenses entered into or issued in the ordinary course of business;

(3) purchase money, conditional sale or similar obligations for property acquired for use in the Permitted Business and Capital Lease Obligations that impose restrictions on the property purchased or leased;

(4) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition;

(5) Permitted Liens or Permitted Prior Liens which limit the right of the debtor to dispose of the assets subject to such Liens;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7) restrictions or conditions contained in any Hedging Obligation or related credit support or trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which we or any Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely our property or assets or those of such Subsidiary that are the subject of such agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any of our other asset or property or any other asset or property of such Subsidiary or the assets or property of any other Subsidiary;

(8) Indebtedness of a Subsidiary existing at the time it became a Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by us;

(9) with respect to clauses (2) and (3) of the first paragraph of this covenant only, restrictions encumbering property at the time such property was acquired by the us or any of our Subsidiaries, so long as such restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition; and

(10) restrictions or conditions contained in or relating to (i) any agreement or arrangement entered into in connection with any Project Finance Transaction, (ii) any agreement or arrangement entered into in connection with any other Permitted Debt, or (iii) any shares of our preferred stock outstanding from time to time.

Application of Proceeds of Asset Sales

We shall, within two years of receipt of the proceeds of any Asset Sale, either (i) reinvest not less than 95% of the net proceeds (after payment or accrual of all expenses and related costs) of such Asset Sale in assets to be used in a Permitted Business or (ii) apply 100% of the net proceeds to the redemption or purchase at a price not in excess of 100% of principal amount of the notes plus accrued interest to the date immediately prior to the date of redemption or purchase.

Merger, Consolidation or Sale of Assets

We may not, directly or indirectly: (1) consolidate or merge with or into another Person, whether or not we are the surviving entity; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets or those of our Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either:

(A) we are the surviving company; or

(B) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) we or the Person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(A) will have Consolidated Net Worth immediately after the transaction equal to or greater than our Consolidated Net Worth immediately preceding the transaction; and

(B) will, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the end of the most recent semi-annual period for which financial statements are available, either (i) have a pro forma Debt to Capitalization Ratio that is at least equal to our actual Debt to Capitalization Ratio as of such date or (ii) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Capitalization Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Stock.”

In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person except as permitted under “Limitation on Sale and Leaseback Transactions.”

Unless treated as an Asset Sale as provided under “—Application of Proceeds of Asset Sales,” we shall not permit any Subsidiary, directly or indirectly, to: (1) consolidate or merge with or into another Person (whether or not the Subsidiary is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

(1) either:

(A) the Subsidiary is the surviving company; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) immediately after such transaction, no Default or Event of Default exists; and

(3) we:

(A) would have Consolidated Net Worth immediately after the transaction equal to or greater than our Consolidated Net Worth immediately preceding the transaction; and

(B) would, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the end of the most recent semi-annual period for which financial statements are available, either (i) have a pro forma Debt to Capitalization Ratio that is at least equal to our actual Debt to Capitalization Ratio as of such date or (ii) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Capitalization Ratio test set forth in the first paragraph under “—Incurrence of Indebtedness and Issuance of Disqualified Stock.”

In addition, none of our Subsidiaries shall, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person except as permitted under “Limitation on Sale and Leaseback Transactions.”

Notwithstanding the foregoing:

(1) any Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to us or any of our other Subsidiaries; and

(2) we may merge with an Affiliate solely for the purpose of reorganizing our company, including as a holding company, or re-forming in another jurisdiction.

Subordination of Intercompany Indebtedness

We agree that any intercompany Indebtedness or other intercompany receivables, intercompany payables or intercompany advances directly owed by us to any Subsidiary of whatever nature at any time outstanding shall be subordinate and subject in right of payment to the prior indefeasible payment in cash of the notes as they become due, except to the extent that any of the foregoing relate to a Project Finance Transaction.

Transactions with Affiliates

We will not, and will not permit any of our Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of our Affiliates, each of which is referred to as an “Affiliate Transaction,” unless:

(1) the Affiliate Transaction is on terms that are no less favorable (as reasonably determined by us) to us or the relevant Subsidiary than those that would have been obtained in a comparable transaction by us or such Subsidiary with an unrelated Person; and

(2) We deliver to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of 5% of Tangible Assets of any of the Parties to the Affiliate Transaction as of the end of the most recent fiscal quarter, referred to as the Asset Percentage, a resolution of our Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the Asset Percentage, an opinion as to the fairness to us of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraphs:

(1) any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by us or any of our Subsidiaries in the ordinary course of business or approved by the relevant Board of Directors or equivalent governing body;

(2) transactions between or among us and/or our Subsidiaries;

(3) transactions with a Person that is our Affiliate solely because we own, directly or through a Subsidiary, an Equity Interest in, or control, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise our Affiliates;

(5) any issuance of our Equity Interests (other than Disqualified Stock) to our Affiliates;

(6) any agreement, instrument or arrangement as in effect as of the date hereof or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date hereof as determined by us;

(7) any pro rata distribution (including a rights offering) to all holders of a class of our Equity Interests or Indebtedness or that of any of our Subsidiaries, including Persons who are Affiliates of us or any of our Subsidiaries; and

(8) any transaction involving sales of gas, electric capacity, energy, fertilizer, ancillary services, transmission services and products, steam, emissions credits, fuel, fuel transportation, fuel storage, renewable energy credits and environmental attributes, on terms that are no less favorable (as reasonably determined by us) to us or the relevant Subsidiary than those that would have been obtained in a comparable transaction by us or such Subsidiary with an unrelated Person.

Business Activities

We will not, and will not permit any of our Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to us and our Subsidiaries taken as a whole or to such extent as are incidental to or in furtherance of Permitted Businesses.

Use of Proceeds

We will use the proceeds of the notes only in connection with costs and expenses associated with the construction and operation of our Subsidiaries’ projects, which costs and expenses may include, without limitation, costs of materials, equipment and labor, debt service, license fees which may become due to DBT, operations and maintenance costs, and reimbursement of us or our Affiliates of equity contributions, subordinate debt or other project-related expenses advanced by us or such Affiliates in anticipation of receipt of the proceeds of any offering of the notes. In addition, notes may be issued under the indenture from time to time directly to third parties as payment for any of the foregoing costs and expenses.

Payments for Consent

We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any monetary consideration to or for the benefit of any holder of any notes for or as an inducement to any consent under or waiver or amendment of any of the terms or provisions of the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent.

Events of Default and Remedies

The following events constitute “Events of Default” under the indenture:

(1)	we fail to pay the principal or premium, if any, on any of the notes when due;

(2)	we fail to pay interest on the notes when due if such failure continues for 30 days;

(3)	we fail to perform any covenant in the indenture if such failure continues for 45 days after notice is given in accordance with the indenture;

(4)	we or any of our Subsidiaries fail to make any payment at maturity on any Indebtedness, including any applicable grace periods, in an amount in excess of $1,000,000, and such amount has not been paid or discharged within 30 days after notice is given in accordance with the indenture;

(5)	a default by us or any of our Subsidiaries on any Indebtedness that results in the acceleration of Indebtedness in an amount in excess of $1,000,000, without this Indebtedness being discharged or the acceleration being rescinded or annulled within 30 days after notice is given in accordance with the indenture; or

(6)	certain events involving bankruptcy, insolvency or reorganization of our company.

The indenture requires us to give prompt written notice to the trustee of a default or Event of Default under the indenture by us, specifying such default or Event of Default and the action we have taken or propose to take with respect thereto. The Trustee is generally required under the indenture, within 90 days after its becoming aware of a default, to provide holders of the notes written notice of all incurred defaults. However, the Trustee may, except in the case of a payment default on the notes, withhold this notice of default if it determines that withholding the notice is in the best interest of the holders of the notes.

If an event of default has occurred and is continuing, the Trustee or the holders of not less than 25% in principal amount of outstanding notes may declare the principal and premium, if any, on the notes to be immediately due and payable. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the indenture, rescind the acceleration of the principal of and premium, if any, on the notes, other than the payment of principal of the notes that has become due other than because of the acceleration. If an event of default arising from events of bankruptcy, insolvency or reorganization occurs and is continuing with respect to us, all unpaid principal of and accrued interest on the outstanding notes would become due and payable immediately without any declaration or other act on the part of the Trustee or holders of the notes.

Holders of a majority in principal amount of outstanding notes may, in writing, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to specified limitations. Before exercising any right or power under the indenture at the direction of the holders, the Trustee will be entitled to receive from such holders reasonable security or indemnity against any costs, expenses and liabilities that it might incur as a result.

Before a holder of the notes may take any action to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

(1)	the holder must have given the Trustee written notice of a continuing event of default;

(2)	the Holders of at least 25% of the aggregate principal amount of all outstanding notes must make a written request of the Trustee to take action because of the default;

(3)	Holders must have offered reasonable security or indemnification to the Trustee against the cost, expenses and liabilities of taking action; and

(4)	the Trustee must not have taken action for 60 days after receipt of such notice and offer of security or indemnification.

These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest on the notes or the right to convert the notes in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default, except if:

(1)	we fail to pay the principal of, premium or interest on any of the notes when due;

(2)	we fail to convert any of the notes into Common Stock in accordance with the terms of the indenture; or

(3)	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each of the outstanding notes affected.

We will send the Trustee annually a statement as to whether we are in default and the nature of any default under the indenture.

Modification and Waiver

We and the Trustee may, from time to time, and at any time, without the consent of the holders of the notes, make a modification or amendment to the indenture, for one or more of the following purposes:

(1)	to cure any ambiguity, defect or inconsistency in the indenture;

(2)	to comply with the terms of a sale, conveyance, transfer or other disposition of the notes;

(3)	to provide for uncertificated notes in addition to or in place of certificated notes;

(4)	to make such changes or additions as may be necessary or desirable in connection with the issuance of any notes in transactions exempt from the registration requirements of the Securities Act;

(5)	to add to our covenants for the benefit of the holders of all of the notes or to surrender any right or power conferred upon us;

(6)	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of the notes;

(7)	to make any change that does not adversely affect the rights of any holder of the notes; or

(8)	to provide for the issuance of and establish the form and terms and conditions of the notes, to establish the form of any certifications or to add to the rights of the holders of the notes.

We and the Trustee may not, however, modify or amend the indenture without the consent of the holders of a majority in principal amount of the outstanding notes affected if such modification or amendment would add to, delete from or revise any other provision in the indenture not covered by the previous paragraph.

Furthermore, we and the Trustee may not modify or amend the indenture without the consent of the holders of each of the outstanding notes affected if such modification or amendment would:

(1)	extend the fixed maturity of the notes;

(2)	reduce the interest rate or extend the time of payment of interest on any of the notes;

(3)	reduce the principal amount or any premium of any of the notes;

(4)	reduce any amount payable upon redemption of any of the notes;

(5)	adversely change our obligation to redeem any of the notes upon a Change in Control;

(6)	adversely change the holder’s right to institute suit for the payment of any of the notes;

(7)	change the currency in which any of the notes are payable;

(8)	adversely modify the right to convert the notes; or

(9)	reduce the percentage required to consent to modifications and amendments.

Covenant Defeasance

We may elect to discharge our obligations under most of the covenants under the indenture (including without limitation, the restrictions on incurrence of indebtedness and issuance of stock, liens, sale and leaseback transactions, dividend and other payment restrictions, application of proceeds of Asset Sales, mergers, consolidation and sale of assets, subordination of intercompany indebtedness, transactions with affiliates and business activities, and the failure to comply with such covenants will no longer constitute Events of Default) by irrevocably depositing in trust with the Trustee money (in U.S. dollars) or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption and by meeting certain other conditions including delivery to the Trustee of an opinion of counsel that the deposit will not cause the holders of the notes to recognize gain or loss for U.S. federal income tax purposes.

Satisfaction and Discharge

We may discharge our obligations under the indenture while notes remain outstanding if:

•	all notes will become due in one year or are scheduled for redemption in one year; and

•	we deposit sufficient funds to pay all outstanding notes on their scheduled maturity or redemption date.

Governing Law

The notes and the indenture are governed by the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939, as amended, is applicable.

Concerning the Trustee

We have appointed the Trustee as the initial paying agent, exchange agent and registrar for the notes. We may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business. In addition, the Trustee and its affiliates may in the future provide banking and other services to us in the ordinary course of their business.

If the Trustee becomes one of our creditors, the indenture may limit the right of the Trustee to obtain payment on or realize on security for its claims. If the Trustee develops any conflicting interest with us or the holders of the notes, it must eliminate the conflict or resign.

Insurance

The indenture provides that we will provide, or cause to be provided, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by Persons similarly situated and owning like properties, including, but not limited to, fire, public liability, business interruption, and other insurance, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts with such deductibles and by such methods as shall be determined in good faith by us to be appropriate.

Legal Ownership of Securities

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

The notes will initially be issued in book-entry form. This means that the notes may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry securities represented by the global security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters, or agents participating in the distribution of the book-entry securities. Ownership of book-entry securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the depositary for the related global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer, or pledge beneficial interests in book-entry securities.

Only the person in whose name a note is registered is recognized as the holder of that note. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for notes issued in global form, we will recognize only the depositary as the holder of the notes, and we will make all payments on the notes to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the notes.

As a result, investors in a book-entry note will not own notes directly. Instead, they will own beneficial interests in a global security, through a bank, broker, or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the notes are issued in global form, investors will be indirect holders, and not holders, of the notes.

Street Name Holders

We may terminate a global security or issue securities in non-global form under certain circumstances. In these cases, investors may choose to hold their notes in their own names or in “street name.” Notes held by an investor in street name would be registered in the name of a bank, broker, or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those notes through an account he, she, or it maintains at that institution.

For notes held in street name, we will recognize only the intermediary banks, brokers, and other financial institutions in whose names the notes are registered as the holders of those securities, and we will make all payments on those notes to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold notes in street name will be indirect holders, not holders, of those notes.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the notes. We do not have obligations to investors who hold beneficial interests in global securities, in street name, or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a note or has no choice because we are issuing the notes only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend the indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture, or for other purposes. In such event, we would seek approval only from the holders, and not the indirect holders, of the notes. Whether and how the holders contact the indirect holders is up to the holders.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms. Each note issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in an applicable prospectus supplement, DTC will be the depositary for all notes issued in book-entry form.

A global security may not be transferred or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole beneficial owner and holder of all notes represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose note is represented by a global security will not be a holder of the note, but only an indirect holder of a beneficial interest in the global security.

Notes will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may represent the notes through another book-entry clearing system or decide that the notes may no longer be held through any book-entry clearing system.

We may at any time and in our sole discretion determine not to have any of the book-entry notes represented by one or more global securities and, in that event, we will issue certificated securities in exchange for the global securities.

The laws of some states require that certain holders take physical delivery in definitive form of securities that they own. Prospective investors should consult their advisors to determine the applicability of such law to them. In addition, because of the book entry procedures described herein, the ability of a holder having a beneficial interest in a global security to pledge such interest may be affected by the lack of a physical certificate evidencing such an interest.

Special Considerations for Indirect Holders

If you hold notes through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•	how it handles payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you notes registered in your own name so you can be a holder, if that is permitted in the future;

•	how to exercise the right to convert your securities;

•	how it would exercise rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the notes are global securities, how the depositary’s rules and procedures will affect these matters.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of notes and instead deal only with the depositary that holds the global security.

If notes are issued only as a global security, an investor should be aware of the following:

•

An investor cannot cause the notes to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the notes, as we describe above;

•	An investor may not be able to sell interests in the notes to some insurance companies and to other institutions that are required by law to own their notes in non-book-entry form;

•

An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the notes must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, conversions, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in notes transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

A global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to notes represented by that global security and has not been cured or waived.

Certain Defined Terms

Set forth below are certain defined terms used in the foregoing discussion and in the indenture. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus supplement for which no definition is provided. A copy of the indenture (which is comprised of a base indenture and a supplemental indenture) has been filed as an exhibit to the registration statement to which this prospectus supplement relates or a Current Report on Form 8-K which is incorporated by reference in this prospectus supplement.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of our assets and the assets of our Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;” and

(2) the issuance of Equity Interests in any of our Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than 5% of our Tangible Assets;

(2) a transfer of assets between or among us and any Subsidiary;

(3) an issuance of Equity Interests by a Subsidiary to us or to another Subsidiary, or to any other Person, if such issuance to such other Person is in connection with a Project Finance Transaction;

(4) the sale or lease of products (including environmental attributes), services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn out or obsolete assets or assets no longer used or useful in our or any Subsidiary’s business;

(5) the sale or other disposition of cash, Cash Equivalents or securities held for investment purposes;

(6) a Permitted Investment;

(7) a disposition resulting from any condemnation or other taking, or temporary or permanent requisition of, any property, any interest therein or right appurtenant thereto, or any change of grade affecting any property, in each case, as the result of the exercise of any right of condemnation or eminent domain, including any sale or other transfer to a Governmental Authority in lieu of, or in anticipation of, any of the foregoing events;

(8) a disposition of assets in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action; and

(9) a disposition of a contract relating to any Hedging Obligation or any collateral delivered under a Hedging Obligation.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of each general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members or Board of Directors or Managers thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) deposit accounts with any bank, including the trustee or any of its affiliates that has a long-term debt rating of A+ or better by S&P and A1 or better by Moody’s (an “Approved Bank”);

(4) time deposits, certificates of deposit, acceptances or prime commercial paper issued by an Approved Bank at the time acquired or issued (as applicable and whichever is latest), in each case, having a maturity of not more than one year from the date of acquisition;

(5) repurchase obligations for underlying securities of the types described in clause (2) entered into with an Approved Bank at the time acquired, issued or entered into (as applicable and whichever is latest), in each case, having a maturity of not more than one year from the date of acquisition and secured by securities of the type described in clause (2), the market value of which (including accrued interest) is not less than the amount of the applicable repurchase agreement;

(6) commercial paper with a rating of A-1 by S&P and P-1 by Moody’s and, in each case, maturing within one year after the date of acquisition; and

(7) money market funds which invest primarily in Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Consolidated Capitalization” means an amount equal to the sum of:

(1) our Indebtedness and that of our Subsidiaries on a consolidated basis, minus

(2) an amount equal to the Indebtedness of a Subsidiary that is not wholly owned by us or any other Subsidiary and whose Indebtedness is not guaranteed by us or any other Subsidiary, multiplied by the percentage of equity ownership of such Subsidiary not owned by us and our Subsidiaries on a consolidated basis; plus

(3) the shareholders equity of us and our Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Net Worth” means, with respect to a specified Person as of any date, the assets of such Person less the liabilities of such Person all as determined on a consolidated basis in accordance with GAAP.

“Contract Security” means any credit enhancement, collateral agreement or performance guarantee, whether financial or otherwise, with respect to a contract or other obligation, including, without limitation, any escrow, performance bond or letter of credit.

“Debt to Capitalization Ratio” means, for any period, the ratio of our Indebtedness and that of our Subsidiaries on a consolidated basis to Consolidated Capitalization.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the latest date on which any Indebtedness issued under the indenture matures. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture shall be equal to the maximum amount that we and our Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” means one or more of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) that shall have occurred and be continuing:

(1) default in the payment of the principal of and premium, if any, on any of the notes as and when the same shall become due and payable; or

(2) default in the payment of interest upon any of the notes for thirty days after the date on which the same shall have become due and payable; or

(3) failure on our part duly to observe or perform any other of the covenants in the notes or the First Supplemental Indenture (other than certain covenant defaults dealt with elsewhere in the First Supplemental Indenture) and the continuance of such failure for a period of 45 days after the date on which written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee, or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes at the time outstanding determined; or

(4) failure on the part of us or any Subsidiary to make any payment at maturity, including any applicable grace periods, in respect of Indebtedness of, or guaranteed or assumed by, us or any Subsidiary, in a principal amount then outstanding in excess of U.S. $1,000,000, and the continuance of such failure for a period of 30 days after there shall have been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the notes then outstanding, a written notice specifying such default and requiring us to cause such default to be cured or waived and stating that such notice is a “Notice of Default”; or

(5) default on the part of us or any Subsidiary with respect to any Indebtedness of, or guaranteed or assumed by, us or any Subsidiary, which default results in the acceleration of Indebtedness in a principal amount then outstanding in excess of U.S. $1,000,000, and such Indebtedness shall not have been discharged or such acceleration shall not have been rescinded or annulled for a period of 30 days after there shall have been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the notes then outstanding, a written notice specifying such default and requiring us to cause such Indebtedness to be discharged or cause such default to be cured or waived or such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default”; or

(6) we shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to ourself or our debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of us or any substantial part of our property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against us, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay our debts as they become due; or

(7) an involuntary case or other proceeding shall be commenced against us seeking liquidation, reorganization or other relief with respect to ourself or our debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of us or any substantial part of our property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 consecutive days.

“Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by our chief financial officer or Board of Directors.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means the net obligations of us or any Subsidiary under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rate risk; and

(3) other agreements or arrangements designed to protect us or any Subsidiary against fluctuations in currency exchange rates or fluctuations in the prices of commodities which are inputs to or products of the Facilities, including without limitation any gas or electric price protection arrangements.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses or trade payables), whether or not contingent (without duplication):

(1) in respect of borrowed money;

(2) evidenced by bonds, debentures or similar instruments or letters of credit or reimbursement agreements in respect thereof or guarantees thereof;

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing or entered into in connection with any Hedging Obligations,

if and to the extent any of the preceding items (other than guarantees, letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of and premium (if any) on the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of other Persons secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such asset at such date of determination, and

(B) the amount of such Indebtedness of such other Persons.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or similar obligations), advances or capital contributions (excluding payroll, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude extensions of trade credit by us and our Subsidiaries in the ordinary course of business. If we or any of our Subsidiaries sells or otherwise disposes of any Equity Interests of any of our direct or indirect Subsidiaries such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, we will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of our Investments in such Subsidiary that were not sold or disposed of. The acquisition by us or any of our Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by us or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in the indenture, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date of original issuance and delivery of any notes.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease that constitutes a security interest.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means our net income (loss) determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (A) any Asset Sale; or (B) the disposition of any securities by us or any of our Subsidiaries or the extinguishment of any of our Indebtedness or any Indebtedness of our Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by us or any of our Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Obligations” means any principal, interest, premium, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Businesses” means the businesses of developing, constructing, owning and/or operating facilities for the production of gas, electricity, energy, potentially tradeable environmental attributes, such as renewable energy credits and carbon sequestration credits and other valuable by-products from renewable sources and providing related services and products in the energy market and any businesses or activities incidental or reasonably related thereto or in support thereof, and such other business as would not be material to us and our Subsidiaries, taken as a whole.

“Permitted Investment” means:

(1) any Investment in us or in a Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by us or any Subsidiary in a Person, if as a result of such Investment:

(A) such Person becomes a Subsidiary; or

(B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of our Equity Interests (other than Disqualified Stock);

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of our business of or that of any of our Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by or entered into in connection with Hedging Obligations;

(8) any Investment acquired by us or any of our Subsidiaries on account of any claim against, or interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by us or any of our Subsidiaries with respect to any claim against any other Person;

(9) repurchases of the notes or pari passu Indebtedness;

(10) any Investments arising in connection with, relating to or in furtherance of any Project Finance Transaction;

(11) payment of consolidated taxes;

(12) receivables owing to us or a Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as we or such Subsidiary deems reasonable under the circumstances; and

(13) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not in excess of the Asset Percentage.

“Permitted Liens” means:

(1) Liens securing any Permitted Debt, including, without limitation, Liens granted by us or any of our Subsidiaries, or otherwise arising in connection with, a Project Finance Transaction;

(2) Liens on assets of a Subsidiary in existence on the date on which such Person becomes a Subsidiary;

(3) Liens securing obligations under sale leaseback transactions permitted by the covenant described above under the caption “Certain Covenants—Limitation on Sale and Leaseback Transactions,” covering only the assets subject to such transaction;

(4) Liens in favor of us or a Subsidiary;

(5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(6) Liens imposed by or arising under law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(7) survey exceptions, encumbrances, easements or reservations, including those for licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, mineral reservations and rights and leases, zoning restrictions and other restrictions as to the use of real property;

(8) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture if such Permitted Refinancing Indebtedness is incurred by the same obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (except as provided in the proviso in clause (4) of the definition of Permitted Refinancing Indebtedness); provided, however, that:

(A) the new Lien shall be limited to all or part of the same categories of property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof), and

(B) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement and (iii) any protective advances with respect to the property and assets that secure such Permitted Refinancing Indebtedness;

(9) financing statements (including precautionary statements) filed in connection with a Capital Lease Obligation or an operating lease, in each case, not prohibited hereunder; provided that no such financing statement extends to, covers or refers to as collateral, any property or assets of ours or of a Subsidiary, other than the property or assets which are subject to such Capital Lease Obligation or such operating lease;

(10) Liens arising out of or in connection with any judgment that does not constitute an Event of Default or in connection with any litigation or other legal proceeding as to which an appeal to contest or review is timely commenced in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP; provided that any right to levy, seizure, attachment, sequestration, foreclosure or garnishment of any property and assets of ours or of a Subsidiary thereof arising out of or in connection with any such Lien has been and continues to be enjoined or effectively stayed;

(11) inchoate statutory Liens arising under ERISA;

(12) Liens (A) on cash and short-term investments (i) deposited by us or any of our Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds by us or any of our Subsidiaries, in the case of clause (i) or (ii), to secure obligations with respect to (a) contracts for commercial and trading activities in the ordinary course of business and contracts (including without limitation, physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, distribution, sale, lease or hedge of any energy-related commodity or service or (b) interest rate, commodity price, or currency rate management contracts or derivatives and (B) encumbering assets other than accounts or receivables arising out of contracts or agreements relating to the generation, distribution or transmission of energy; provided that all such agreements or contracts are entered into in the ordinary course of business;

(13) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights, contractual rights of setoff or netting arrangements entered into in the ordinary course of business and similar rights with respect to deposit accounts, commodity accounts and/or securities accounts;

(14) pledges and deposits to secure the payment of worker’s compensation, unemployment insurance, social security benefits or obligations under similar laws, or to secure the payment or performance of statutory or public obligations (including environmental, municipal and public utility commission obligations and requirements), reimbursement or indemnity obligations arising out of surety, performance, or other similar bonds, and other obligations of a like nature, in each case incurred in the ordinary course of business;

(15) Liens granted by a Person in favor of a commercial trading counterparty pursuant to a netting agreement, which Liens encumber rights under agreements that are subject to such netting agreement and which Liens secure such Person’s obligations to such counterparty under such netting agreement; provided, that any such agreements and netting agreements are entered into in the ordinary course of business; and provided, further, that the Liens are incurred in the ordinary course of business and when granted, do not secure obligations which are past due;

(16) Liens created in connection with the indemnity and contribution obligations in favor of underwriters or note purchasers in connection with the notes;

(17) Liens incurred in the ordinary course of business securing obligations that in the aggregate at any one time outstanding do not exceed the Asset Percentage;

(18) Liens securing any working capital line of credit required by the terms of any Project Finance Transaction; and

(19) Liens granted in support of any Hedging Obligations.

“Permitted Prior Liens” means (1) Liens described in clauses (2), (3), (4), (5), (6), (7), (9), (12), (13), (14), (15), (16) and (18) of the definition of “Permitted Liens,” (2) Liens refinancing or replacing any of the Liens contemplated in clause (1) of this definition and (3) Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the security interests created by the security documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of us or any of our Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of us or any of our Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses, costs and fees and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) such Indebtedness is incurred either by us or by the Subsidiary who is the obligor or guarantor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) if incurred by us, such Indebtedness may be guaranteed by any Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Project Finance Transaction” means a debt, equity or other financing agreement or arrangement, including, without limitation, any financing or capital lease or sale and leaseback transaction, entered into for the principal purpose of financing the development, construction or operation of any facility in furtherance of the Permitted Businesses, including working capital therefor, and any agreement or arrangement entered into by, between or among us, any of our Subsidiaries or any other person in connection therewith or in furtherance thereof.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Tangible Assets” means, as of any date with respect to a Subsidiary, the tangible assets of that Subsidiary, and with respect to us, the combined tangible assets of us and our Subsidiaries, in each case as determined in accordance with GAAP.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

To comply with Internal Revenue Service Circular 230, you are hereby notified that:

•

any discussion of United States federal tax issues contained or referred to in this prospectus supplement is not intended or written to be used, and cannot be used by owners of the notes, for the purposes of avoiding penalties that may be imposed on owners under the Internal Revenue Code;

•	such discussion is being used in connection with the promotion or marketing by us of the transactions or matters addressed herein; and

•	you should seek advice based on your particular circumstances from an independent tax advisor.

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes are convertible, referred to as the conversion shares, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, U.S. Treasury Regulations, current administrative interpretations and practices of the Internal Revenue Service, referred to as the IRS and court decisions, all as of the date hereof. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

This summary is limited to investors who are U.S. Holders, as defined below, and who purchase the notes upon their initial issuance at their initial issue price and who hold the notes and the conversion shares as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or any federal estate or gift tax rules. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies or real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	controlled foreign corporations and passive investment companies;

•	foreign persons or entities;

•	persons who hold the notes or the conversion shares through S-corporations, or other pass-through entities;

•	certain former citizens or long-term residents of the U.S.;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	persons who hold the notes or conversion shares as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction; or

•	persons deemed to sell the notes or conversion shares under the constructive sale provisions of the Code.

For purposes of this summary, “U.S. Holder” means a beneficial owner of the notes and the conversion shares that is:

•	an individual citizen or resident of the U.S.;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership holds the notes or conversion shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner in a partnership holding the notes, such holder should consult its own tax advisor.

You are urged to consult your tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of the notes and conversion shares arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable income tax treaty.

Classification of the Notes

The determination of whether an instrument is classified as indebtedness, rather than as equity, for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial, or administrative authority that directly addresses the U.S. federal income tax treatment of an instrument substantially similar to the notes. We intend to take the position that the notes will be classified as indebtedness for all U.S. federal income tax purposes. We cannot assure you that the IRS or a court will agree with this position. If the IRS were to successfully challenge the classification of the notes as indebtedness, interest payments and principal payments on the notes would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. See “—Dividends” below.

We agree, and by acquiring a beneficial interest in the notes each holder of notes will be deemed to have agreed, to treat the notes as indebtedness for U.S. federal income tax purposes. Under the Code, characterization of the notes as indebtedness is binding on all holders except to the extent that a holder discloses on his tax return that the holder is treating the notes in a manner that is inconsistent or the IRS or a court determines that our characterization is incorrect. The remainder of this summary assumes that the notes are classified as indebtedness for U.S. federal income tax purposes. Holders of notes should consult their own tax advisors regarding the tax consequences if the notes are not treated as indebtedness for U.S. federal income tax purposes.

Introduction

Two alternative methods exist for the tax treatment of the notes as indebtedness for U.S. federal income tax purposes. To the extent that either of the methods described below under “Noncontingent Debt Instrument Method” and “Contingent Payment Debt Instrument Method” apply, the tax considerations discussed under each heading will apply to the acquisition, ownership, and disposition of the notes. Subject to the foregoing discussion, the following summary is a general description of the alternative methods with respect to the notes and certain U.S. federal income tax considerations relevant to U.S. Holders under each method.

Noncontingent Debt Instrument Method

If the notes are not treated as contingent payment debt instruments (as described below under “Contingent Payment Debt Instrument Method”) then the following U.S. federal income tax considerations will apply:

Payment of Interest

Interest income on the notes, computed at the coupon rate in effect for the period in question, will generally be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder’s method of accounting for U. S. federal income tax purposes.

Sale, Exchange, Redemption or Repurchase of the Notes

In general, upon the sale, exchange, redemption or repurchase of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange, redemption or repurchase (not including any amount attributable to accrued but unpaid interest that the U.S. Holder has not already included in gross income) and the U.S. Holder’s adjusted tax basis in the note. Any amount attributable to accrued but unpaid interest that the U.S. Holder has not already included in gross income will be treated as a payment of interest, see “Payment of Interest” above. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder, reduced by any principal payments received by the U.S. Holder and increased by any accrued but unpaid interest the U.S. Holder has included in income.

The gain or loss recognized by a U.S. Holder on a disposition of a note will be long-term capital gain or loss if the U.S. Holder held the note for more than one year. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% U.S. federal tax rate. Capital losses realized by a U.S. Holder from the disposition of capital assets (including the notes) during any taxable year are, with minor exceptions, deductible only to the extent of capital gains realized in that taxable year or certain permitted carryover years.

Conversion of the Notes

If a U.S. Holder receives a combination of cash and conversion shares in exchange for notes upon conversion, the U.S. Holder will generally recognize gain, but not loss, equal to the lesser of (i) the excess of the fair market value of the conversion shares and cash received (except with respect to any cash paid in lieu of fractional conversion shares, and with respect to any amount representing accrued qualified stated interest and which will be taxable as interest income) over the U.S. Holder’s adjusted tax basis in the notes (excluding the portion of the tax basis that is allocable to any fractional share) or (ii) the amount of cash received by the U.S. Holder. The tax basis of the conversion shares received upon such a conversion will equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued qualified stated interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). The holding period of the conversion shares received upon such a conversion will include the period during which the U.S. Holder owned the note that was converted.

Alternative characterizations may be possible that could affect the amount, timing, and character of income realized by a U.S. Holder upon the receipt of a combination of cash and conversion shares. Such characterizations might include treatment as, in part, an exchange of a portion of the note for cash and, in part, a conversion of the remainder of the note for conversion shares. U.S. Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and conversion shares in exchange for notes upon conversion.

Cash received by a U.S. Holder in lieu of a fractional conversion share will be treated as received in redemption of such fractional share, and gain or loss will be recognized by the U.S. Holder in an amount equal to the difference between the cash received and the portion of the basis of the notes allocable to such fractional interest. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the holding period for such notes was greater than one year as of the date of the conversion.

Constructive Distributions

U.S. Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of conversion shares if the conversion price of such instruments is adjusted. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a U.S. Holder’s interest in our assets or earnings and profits (such as a conversion rate adjustment in connection with a payment of dividends to our shareholders) may, in some circumstances, result in a deemed distribution to the U.S. Holder. U.S. Holders should consult their tax advisors with respect to the U.S. federal income tax consequences and treatment of any conversion rate adjustments.

Any constructive distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the rules under the Code governing corporate distributions. However, it is unclear whether such deemed distribution would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate Holders or for the dividends-received deduction applicable to certain dividends paid to corporate Holders. U.S. Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment.

Dividends.

Distributions, if any, made on conversion shares held by a U.S. Holder as a result of the conversion of the notes generally will be included in the U.S. Holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. With respect to non-corporate taxpayers for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable capital gains rate provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s adjusted tax basis in the conversion shares and thereafter as capital gain from the sale or exchange of such conversion shares. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Exchange or Redemption of Conversion Shares

Upon the sale, exchange or redemption of conversion shares held by a U.S. Holder as a result of the conversion of the notes, the U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or redemption and (ii) the U.S. Holder’s adjusted tax basis in the conversion shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the conversion shares is more than one year at the time of the sale, exchange or redemption. A U.S. Holder’s adjusted tax basis and holding period in conversion shares are determined as discussed above under “—Conversion of the Notes.” Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Contingent Payment Debt Instrument Method

If the notes are treated as contingent payment debt instruments for U.S. federal income tax purposes, special Treasury regulations governing such debt instruments, known as the Contingent Debt Regulations, will apply. In such event, we would agree, and by acquiring a beneficial interest in a note each holder of a note would agree, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to the Contingent Debt Regulations in the manner described below. In addition, we and each holder would agree, in the absence of an administrative determination or judicial ruling to the contrary, to be bound by the application of the Contingent Debt Regulations to the notes, including a determination of the projected payment schedule described below, and the rate at which interest will be deemed to accrue on the notes for U.S. federal income tax purposes.

The IRS has issued both Revenue Ruling 2002-31 and Notice 2002-36, addressing the U.S. federal income tax classification and treatment of instruments similar, although not identical, to the notes, and concluded that the instruments addressed in that published guidance were subject to the Contingent Debt Regulations. In addition, the IRS has also clarified various aspects of the potential applicability of certain other provisions of the Code to the instruments addressed in that published guidance. However, the applicability of Revenue Ruling 2002-31 to any particular instruments, such as the notes, is uncertain. Further, the application of the Contingent Debt Regulations to instruments such as the notes is uncertain in several respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, we cannot assure you that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. Accordingly, you are advised to consult your own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the conversion shares as to your particular situations.

Accrual of Interest

Under the Contingent Debt Regulations, actual cash payments on the notes, including payments of contingent interest, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require a U.S. Holder, regardless of the U.S. Holder’s usual method of tax accounting, to use the accrual method of accounting to account for interest with respect to the notes;

•	require a U.S. Holder to accrue interest at the comparable yield described below, which will be different from the interest payments actually received by the U.S. Holder; and

•

generally result in ordinary rather than capital treatment of any gain or loss, but in the case of loss, only to the extent such loss does not exceed the U.S. Holder’s prior inclusions of interest on the notes, on the sale, exchange, redemption or repurchase of the notes.

A U.S. Holder will be required to accrue an amount of ordinary interest income, for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

•

the product of (i) the adjusted issue price, as defined below, of the notes as of the beginning of the accrual period; and (ii) the comparable yield, as defined below, of the notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that the U.S. Holder held the notes.

The issue price of a note will be the first price at which a substantial amount of the notes are sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest previously accrued, determined without regard to any adjustments to interest accruals, as described below, and decreased by the projected amounts of any payments previously made with respect to the notes.

Under the Contingent Debt Regulations, a U.S. Holder will be required to include interest in income each year, regardless of the U.S. Holder’s usual method of tax accounting, based on the comparable yield of the notes. In accordance with the method prescribed by the Contingent Debt Regulations, we have determined the comparable yield of the notes based on the rate, as of the initial issue date, at which we would issue a fixed-rate, nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the notes. Accordingly, we have determined that the comparable yield is an annual rate of     %, compounded semi-annually. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, in such event, the projected payment schedule could differ materially from the projected payment schedule provided by us.

We are required to furnish to owners of the notes the comparable yield and, solely for tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the notes and estimates the amount and timing of contingent interest payments and payment upon maturity on the notes taking into account the fair market value of the conversion shares that might be paid upon a conversion of the notes. A U.S. Holder may obtain the projected payment schedule by submitting a written request for it to us at our address. By purchasing the notes, a U.S. Holder agrees to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, a U.S. Holder generally must use the comparable yield and the schedule of projected payments in determining the U.S. Holder’s interest accruals, and the adjustments thereto described below, in respect of the notes.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of a holder’s interest accrual and adjustments thereof in respect of the notes and do not constitute a projection or representation regarding the actual amount of the payments on a notes. Because income accrued on the notes will constitute interest for U.S. federal income tax purposes, corporate holders of the notes will not be entitled to the dividends received deduction with respect to that income.

Adjustments to Interest Accruals on the Notes

If the actual contingent payments made on the notes differ from the projected contingent payments, adjustments will be made for the difference for tax purposes. If, during any taxable year, a U.S. Holder receives actual contingent payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected contingent payments for the taxable year, the U.S. Holder will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as a receipt by the U.S. Holder of additional interest income in such taxable year. For these purposes, the payments in a taxable year will also include the fair market value of property received in that year, including the fair market value of the conversion shares. If a U.S. Holder receives in a taxable year actual contingent payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected contingent payments for that taxable year, the U.S. Holder will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

•	first, reduce the amount of interest that a U.S. Holder would otherwise be required to accrue with respect to the notes in the taxable year;

•

second, any negative adjustments that exceed the amount of interest required to be accrued in the current year will be treated as ordinary loss to the extent of the U.S. Holder’s total prior interest inclusions with respect to the notes, reduced to the extent such prior interest accrued with respect to the notes was offset by prior net negative adjustments; and

•

third, any excess negative adjustments (i) will be treated as a regular negative adjustment in the succeeding taxable year, or, (ii) if not used by the time the notes are disposed of, will reduce the amount realized on the sale, exchange, conversion or retirement of the notes.

Sale, Exchange, Conversion, Redemption or Repurchase of the Notes

Upon the sale, exchange, conversion, redemption or repurchase of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount the U.S. Holder receives (including the amount of cash and the fair market value of the conversion shares received, if any, a U.S. Holder of a note, is deemed to have agreed that under the Contingent Debt Regulations, the amount the U.S. Holder receives will include the fair market value of the conversion shares that the U.S. Holder receives on the conversion as a contingent payment) and the U.S. Holder’s adjusted tax basis in the notes. Any gain a U.S. Holder recognizes generally will be treated as ordinary interest income. This differs from the tax rules applicable to convertible debt instruments that are not subject to the Contingent Debt Regulations.

Any loss a U.S. Holder recognizes will be treated as ordinary loss to the extent of the U.S. Holder’s prior net interest inclusions with respect to the notes. Any loss in excess of that amount will be treated as capital loss, which will be long-term capital loss if the U.S. Holder held the notes for more than one year. The deductibility of capital losses is subject to limitations. If a capital loss from the sale, exchange, conversion, redemption or repurchase of the notes meets certain thresholds, which are generally $10 million for corporate U.S. Holders, other than S-corporations, and $2 million for other U.S. Holders, a U.S. Holder may be required to file a disclosure statement with the IRS.

Special rules apply in determining the tax basis of a note. A U.S. Holder’s basis in a note will generally equal the U.S. Holder’s original purchase price for the note, increased by interest the U.S. Holder previously accrued on the note, before taking into account any adjustments, and reduced by the amount of any projected payments projected to have been made, regardless of whether such payments were actually made and regardless of whether such payments were the same amount as the amount originally projected, on the note.

A U.S. Holder’s tax basis in conversion shares will equal the then current fair market value of our common stock. A U.S. Holder’s holding period for the conversion shares received will commence on the day after the date of conversion.

Since there is some uncertainty as to the proper application of the Treasury Regulations governing contingent payment debt instruments, U.S. Holders should contact their tax advisors regarding the tax treatment of the exchange of notes for conversion shares.

Constructive Distributions

U.S. Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted.

The tax consequences of such an adjustment are the same as described above under “Noncontingent Debt Instrument Method.”

Dividends

The tax consequences of any distributions made on conversion shares held by a U.S. Holder in connection with the conversion of the notes are the same as described above under “Noncontingent Debt Instrument Method.”

Sale, Exchange or Redemption of Conversion Shares

Upon the sale, exchange or redemption of the conversion held by a U.S. Holder as a result of the conversion of the notes, the U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or redemption and (ii) the U.S. Holder’s adjusted tax basis in the conversion shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the conversion shares is more than one year at the time of the sale, exchange or redemption. A U.S. Holder’s adjusted tax basis and holding period in conversion shares received in connection with the conversion of notes are determined as discussed above under “—Sale, Exchange, Conversion, Redemption or Repurchase of the Notes.” Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting Applicable to Both Methods

Under current United States federal income tax law, a 28% backup withholding tax and information reporting requirements apply to certain payments of principal and interest made to, and to the proceeds of sale before maturity by, certain holders.

In the case of a non-corporate U.S. Holder, information reporting requirements will apply to payments of principal or interest made by us or our paying agent on a note. The payor will be required to withhold backup withholding tax if:

•	a holder fails to furnish its Taxpayer Identification Number, or TIN (which, for an individual, is the individual’s Social Security number) to the payor in the manner required;

•	a holder furnishes an incorrect TIN and the payor is so notified by the IRS;

•	the payor is notified by the IRS that such holder has failed to properly report payments of interest or dividends; or

•

under certain circumstances, a holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that such holder is subject to backup withholding for failure to report interest or dividend payments.

Backup withholding and information reporting does not apply with respect to payments made to certain exempt recipients, including corporations. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting, and the procedure for obtaining such an exemption if applicable. The amount of any backup withholding imposed upon a payment to a U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is furnished to the IRS.

UNDERWRITING

We have entered into an underwriting agreement with Ziegler Capital Markets, a division of B.C. Ziegler and Company, referred to in this section as the underwriter, pursuant to which the underwriter has agreed to purchase, on a firm commitment basis, the notes being offered in the aggregate original principal amount of $5,000,000.

Notes sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriter to securities dealers may be sold at a discount from the initial public offering price of up to 3% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriter to certain other brokers or dealers at a discount from the initial public offering price of up to 3% of the principal amount of the notes. If all the notes are not sold at the initial public offering price, the underwriter may change the offering price and the other selling terms.

The following table summarizes the underwriting discounts and commissions that we will pay to the underwriter in connection with this offering, as well as the estimated expenses of the underwriter payable by us:

Underwriting discounts and commissions	$300,000
Expenses payable by us	$175,000

We have agreed to reimburse the underwriter up to $25,000 for its reasonable out-of-pocket expenses incurred in connection with this offering. In addition, we have agreed to reimburse the underwriter for the fees and expenses of its counsel in connection with this offering, up to a maximum of $150,000.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriter that the underwriter intends to make a market in the notes but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriter may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of notes than it purchases in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. These activities by the underwriter may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. These transactions may be effected in the over-the-counter market or otherwise.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriter has acted as underwriter of the tax-exempt bonds issued by the Gulf Coast Industrial Development Authority of Texas and the California Statewide Communities Development Authority, in each case relating to facilities being developed by our subsidiary, Microgy Holdings, and its subsidiaries, as well as tax-exempt bonds issued by the City of Grand Island, Nebraska, relating to a facility being developed by our subsidiary, Microgy Grand Island, LLC. Microgy Holdings and its subsidiaries have guaranteed the obligations represented by the Texas and California bonds, and Microgy Grand Island has guaranteed the obligations represented by the Nebraska bonds, as described elsewhere in this prospectus supplement. The underwriter continues to be engaged in the sale of a portion of the California and Nebraska bonds which it acquired in such offerings.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement has been passed upon for us by Pierce Atwood LLP, Portsmouth, New Hampshire. Certain legal matters will be passed on for the underwriter by Ballard Spahr Andrews  & Ingersoll, LLP, Philadelphia, Pennsylvania.

EXPERTS

Our financial statements as of and for each of the years ended December 31, 2007, 2006 and 2005 and the financial schedule to our Annual Report on Form 10-K for the year ended December 31, 2007 incorporated by reference in the prospectus and this prospectus supplement have been so incorporated in reliance on the report of Vitale, Caturano & Company, Ltd., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

The prospectus and this prospectus supplement are part of a registration statement that we filed with the SEC. The registration statement contains more information than the prospectus or this prospectus supplement regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus supplement. Information in documents that we file with the SEC after the date of the prospectus and this prospectus supplement will automatically update and supersede information in the prospectus and this prospectus supplement. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement to which the prospectus and this prospectus supplement relates and prior to effectiveness of such registration statement and after the date of the prospectus and this prospectus supplement and prior to the termination of the offering of the securities covered hereby.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 17, 2008 (SEC File No. 001-32393);

•	Our Current Report on Form 8-K dated February 29, 2008, as filed with the SEC on March 6, 2008 (SEC File No. 001-32393);

•	Our Current Report on Form 8-K dated March 21, 2008, as filed with the SEC on March 27, 2008 (SEC File No. 001-32393);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as filed with the SEC on May 12, 2007 (SEC File No. 001-32393);

•	Our Current Report on Form 8-K dated June 3, 2008, as filed with the SEC on June 6, 2008 (SEC File No. 001-32393);

•	Our Current Report on Form 8-K dated July 22, 2008, as filed with the SEC on July 28, 2008 (SEC File No. 001-32393);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the SEC on July 31, 2008 (SEC File No. 001-32393);

•	Our Current Report on Form 8-K dated August 6, 2008, as filed with the SEC on August 6, 2008 (SEC File No. 001-32393);

•	Our Current Report on Form 8-K dated August 28, 2008, as filed with the SEC on September 4, 2008 (SEC File No. 001-32393);

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, as filed with the SEC on November 10, 2008 (SEC File No. 001-32393); and

•	The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on December 20, 2007 (SEC File No. 001-32393).

A statement contained in a document incorporated by reference into the prospectus or this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in the prospectus, this prospectus supplement, any further prospectus supplement or in any other subsequently filed document which is also incorporated in the prospectus or this prospectus supplement modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus or this prospectus supplement.

You may request a free copy of any of the documents incorporated by reference into the prospectus or this prospectus supplement by writing or telephoning us at the following address:

Environmental Power Corporation

120 White Plains Road, Suite 610

Tarrytown, New York 10591-5546

Attention: Chief Financial Officer

Telephone: (914) 631-1435

PROSPECTUS

Energy that is… Beyond Renewable™

$50,000,000

Debt Securities

Environmental Power Corporation may issue debt securities under this prospectus. At the time of each offering, we will provide you with more specific terms of these debt securities in supplements to this prospectus, including whether the debt securities will be convertible into shares of our common stock. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of these debt securities unless accompanied by a prospectus supplement.

We may offer these debt securities from time to time in amounts, at prices and on other terms to be determined at the time of the offering. The total offering price of the debt securities offered to the public will be limited to $50,000,000. We may sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

None of the debt securities which may be offered are currently publicly traded. If we decide to seek the listing of any such debt securities upon issuance, the prospectus supplement relating to those debt securities will disclose the exchange, quotation system or market on which the securities will be listed, if any.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

October 17, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, referred to as the SEC, utilizing a shelf registration or continuous offering process. Under this shelf registration or continuous offering process, we may sell any debt securities described in this prospectus in one or more offerings up to a total amount of $50,000,000.

This prospectus provides a general description of the securities that we may offer. Each time we sell securities, we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors in addition to those included in this prospectus under the heading “Risk Factors” or other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described elsewhere in this prospectus under the headings “Where You Can Find More Information” and “Information Incorporated by Reference”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC’s public reference room referred to under the heading “Where You Can Find More Information”.

All references in this prospectus to “Environmental Power”, “the Company”, “we”, “us”, “our company”, or “our” refer to Environmental Power Corporation and its consolidated subsidiaries, except where it is clear that such terms refer to Environmental Power Corporation only.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

When you acquire any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference. Reference to a prospectus supplement means the prospectus supplement describing the specific terms of the securities you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified. No one is authorized to provide you with different information. We are not offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of these documents.

Our website is located at www.environmentalpower.com. We have not incorporated by reference into this prospectus the information on our website and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only.

ENVIRONMENTAL POWER CORPORATION

Overview

We are a developer, owner, and operator of renewable energy production facilities. Our goal is to produce Energy that is . . . Beyond Renewable®, which we define as energy that not only uses waste materials instead of limited resources, but that also is clean, reliable, and cost-effective. We now operate solely in the segment of our wholly-owned subsidiary, Microgy, Inc., referred to, together with our other subsidiaries in this segment, as Microgy.

Microgy

Microgy is a developer of renewable energy facilities for the production and commercial application of methane-rich biogas produced from livestock and food industry wastes, as well as wastes from other organic sources. The biogas can be sold to an end user or used to produce pipeline-grade methane, which we refer to as renewable natural gas, or RNG®, liquefied natural gas, or LNG, compressed natural gas, or CNG, renewable electrical energy or thermal energy as well as other useful by-products. Microgy’s systems utilize a proven biogas production technology that we believe is superior to other such technologies.

Microgy intends to continue to focus on its strategy of developing large-scale, standardized facilities utilizing an ownership model, pursuant to which Microgy will construct, own and operate facilities and profit from the ongoing sale of biogas or RNG® produced by such facilities as well as sales of carbon sequestration credits or other marketable environmental benefits. This strategy encompasses the construction and operation of stand-alone merchant plants like the Huckabay Ridge facility in Stephenville, Texas, as well as facilities dedicated to the needs of a single customer at one or more customer locations, such as the facility developed by our subsidiary, Microgy Grand Island, LLC, located in Grand Island, Nebraska on the site of the JBS Swift & Company beef processing plant, which extracts combustible biogas from organic waste streams produced by Swift’s beef processing operations. By pursuing this strategy, Microgy intends to accumulate gas production and carbon sequestration capacity over time. In addition, Microgy continues to standardize and streamline both its system design and its approach to the marketplace in order to allow for rapid and cost-effective scale-up of its business.

Having validated both the multi- and single-tank system in four currently operating installations, Microgy intends to own the digester systems it develops. Microgy’s multi-digester facilities will primarily produce pipeline quality renewable natural gas, although Microgy will also consider opportunities to produce and sell RNG®, electricity, CNG or LNG from its facilities. Microgy’s development efforts are focused on applications of its technology that are resource efficient. Development of smaller scale facilities, like the Grand Island facility, as well as single-digester facilities, will be targeted toward customers that have multiple sites and opportunities that have shorter development cycles. Microgy’s goal with all projects is to maximize the profitability of every project by implementing the right technology and most profitable off-take arrangements.

In addition, Microgy is operating three single digester facilities in Wisconsin. Microgy sold these projects to the farms on which they are located, and developed them in conjunction with Dairyland Power Cooperative, an electric cooperative utility. The biogas from these projects is used by Dairyland to generate electricity.

Environmental Power and Microgy pursue Microgy’s business through several subsidiaries and special purpose entities. The principal such entity is Microgy Holdings, LLC, which was formed in 2006 as a subsidiary of Environmental Power Corporation in connection with the $60 million tax-exempt bond financing we completed in November 2006 relating to the construction and operation of four RNG® facilities in Texas, and which is expected to be the vehicle for our proposed tax-exempt bond financing in California relating to our proposed California projects. The assets financed by the Texas tax-exempt bond financing are pledged as collateral to the Gulf Coast Industrial Development Authority of Texas, the lender. The debt of Microgy Holdings is non-recourse to Environmental Power, although Environmental Power is required to provide at least 20% of the construction costs of these facilities, as well as to cover any cost overruns in construction. Another such entity is Microgy Grand Island, LLC, which was formed to own and operate our Grand Island, Nebraska facility currently under construction, and which is the obligor under our tax-exempt bond financing for such facility described below.

Discontinued Operations

In the past, we operated in two major segments: through Microgy, as described above, and through EPC Corporation and its subsidiary, Buzzard Power Corporation, as holder of a leasehold interest in a waste-coal fired generating facility in Pennsylvania known as the Scrubgrass facility. On February 29, 2008, we completed the disposition of the leasehold interest in the Scrubgrass facility. As a result, for financial reporting purposes, we are now consolidating all segments of continuing operations and reporting the results of Buzzard as “discontinued operations”. We now operate only in Microgy’s segment.

Buzzard leased its generating facility from Scrubgrass Generating Company, L.P. The Scrubgrass plant, located on a 600-acre site in Venango County, Pennsylvania, is an approximate 83 megawatt waste coal-fired electric generating station. We decided to seek the disposition of Buzzard’s leasehold interest in the Scrubgrass facility to allow management to focus its attention and resources on the development and growth of Microgy.

The assets and liabilities of Buzzard have been accounted for as discontinued operations for sale for all periods presented in accordance with the criteria established in Statement of Financial Accounting Standard (“SFAS”) No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets.” We no longer have a continuing involvement with the Buzzard business since we disposed of the leasehold interest in the Scrubgrass facility and do not continue to generate any revenue or cost-generating activities related to Buzzard. In accordance with SFAS No. 144, the consolidated balance sheets from and after June 30, 2007 included in or incorporated by reference in this prospectus report the assets and liabilities of Buzzard as discontinued operations and the consolidated statements of operations report the operations of Buzzard as discontinued operations during the period prior to disposition of the entity.

Corporate Information

We are a Delaware corporation, incorporated in May 2003, as the successor holding company to our subsidiary, EPC Corporation, which was originally incorporated in Delaware in 1982. EPC Corporation became a publicly traded company in 1986. Our common stock is currently listed on the NASDAQ Capital Market under the symbol “EPG.” Our principal executive offices are located at 120 White Plains Road, 6th Floor, Tarrytown, New York 10591 and our telephone number is (914) 631-1435.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors under the heading “Certain Factors That May Affect Future Results” in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q on file with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other risk factors and information we include or incorporate by reference in this prospectus and any prospectus supplement. Risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained or incorporated by reference in this prospectus, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “target” and variations thereof, and other statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	uncertainties involving early-stage companies,

•	uncertainties regarding financing,

•	the lack of binding commitments and the need to negotiate and execute definitive agreements for the construction and financing of facilities,

•	the lack of binding commitments for the purchase of gas produced by certain facilities,

•	the lack of binding commitments for, and other uncertainties with respect to, supplies of substrate,

•	uncertainties regarding the costs associated with substrate and other project inputs,

•	risks and uncertainties relating to the development of markets for carbon sequestration credits and other marketable renewable attributes, and the level of revenues we may achieve from such sources,

•	uncertainties regarding the amount and rate of growth in operating expenses,

•	unpredictable developments, including plant outages and repair requirements as well as risks related to weather and the unpredictability of extreme weather events,

•	risks related to performance on the part of suppliers of components, goods and services to our facilities,

•	financing and cash flow requirements and uncertainties,

•	inexperience with the design, construction, startup and operation of multi-digester facilities,

•	difficulties involved in developing and executing a business plan,

•	technological uncertainties, including those relating to competing products and technologies,

•	unpredictable developments, including plant outages and repair requirements,

•	commodity price volatility, particularly with respect to the price of natural gas,

•	the difficulty of estimating construction, development, repair, maintenance and operating costs and timeframes,

•	the uncertainties involved in estimating insurance and warranty recoveries, if any,

•	the inability to predict the course or outcome of any negotiations with parties involved with our projects,

•	uncertainties relating to general economic and industry conditions,

•

uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues and the competitive environment in which Environmental Power Corporation and its subsidiaries operate, and other factors, including those described in this prospectus under the heading “Risk Factors,” as well as factors set forth in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities described in this prospectus will be added to our general funds, and will be used principally to support our required equity contributions and other obligations with respect to the development and construction of Microgy’s projects in California, Texas and elsewhere, as well as for working capital and general corporate purposes.

From time to time, we may engage in additional public or private financings of a character and amount that we may deem appropriate.

RATIO OF EARNINGS (DEFICIT) TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings (deficits) to fixed charges and preferred dividends for the periods indicated:

	6 months ended June 30, 2008	Year Ended December 31,
		2007	2006	2005	2004	2003
Ratio of earnings (deficit) to fixed charges	(3.7)	(3.0)	(19.2)	(39.3)	(60.2)	(22.6)

For purposes of this calculation, “earnings” or “deficit” refers to the sum of (1) pre-tax income from continuing operations and (2) fixed charges, less interest capitalized.

“Fixed charges” means the sum of (1) interest expensed and capitalized, (2) amortized premiums, discounts and capitalized expenses related to indebtedness and (3) an estimate of the interest within rental expense.

DESCRIPTION OF DEBT SECURITIES

The following summarizes certain material provisions of our senior debt indenture and our subordinated debt indenture that would be important to holders of debt securities. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, the following description is only a summary, may be supplemented in prospectus supplements, and is subject to, and qualified in its entirety by reference to, the terms and provisions of our senior debt indenture and our subordinated debt indenture which are exhibits to the registration statement which contains this prospectus. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

Overview

We may issue senior or subordinated debt securities. Unless otherwise stated in the applicable prospectus supplement, neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt, will be issued under a senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated obligations.

We will issue the senior notes under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures may be modified by one or more supplemental indentures, which we will incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

In this prospectus, “debt securities” refers to both the senior debt securities and the subordinated debt securities.

We currently have outstanding 281,241 shares of our series A 9% cumulative convertible preferred stock, referred to as the series A preferred stock. The terms of the series A preferred stock currently limit our ability to issue debt securities, with certain exceptions. To the extent that any issuance of debt securities would require the consent of the holders of the series A preferred stock, we intend to obtain any required consent prior to their issuance.

We Are a Holding Company

Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of its creditors, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, our obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries, and you, as holders of debt securities should look only to our assets for payment thereunder.

General

We will describe in the applicable prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and, if so, who the depository will be;

•	the maturity date;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the interest payment dates and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be senior or subordinated;

•	the terms of the subordination of any series of subordinated debt securities;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for 30 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur to us.

If an event of default with respect to the debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding the debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, on and accrued interest, if any, on the debt securities due and payable immediately.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•

the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal of, premium, if any, or interest on, the notes.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of interest, or any premium payable upon the redemption of any debt securities; or

•	reducing the minimum percentage of debt securities, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect, under certain circumstances, to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in the city of New York as our sole paying agent for payments with respect to the debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of 50,000,000 shares of common stock and 2,000,000 shares of preferred stock, of which 1,718,759 shares are undesignated and 281,241 shares have been designated as series A 9% cumulative convertible preferred stock, referred to as the series A preferred stock, and which are currently issued and outstanding. As of June 30, 2008, there were approximately 15,624,104 shares of our common stock issued and outstanding that were held of record by approximately 218 persons and beneficially by more than 5,000 persons, and 281,241 shares of series A preferred stock issued and outstanding that were held of record and beneficially by three persons.

We will not offer preferred stock to our officers or directors unless:

•	the preferred stock is offered to our officers and directors on the same terms as it is offered to other existing stockholders or to new stockholders; or

•

such issuance of preferred stock is approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to independent legal counsel.

Common Stock

Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting in the election of directors is not authorized.

Subject to the rights of any authorized and outstanding series of preferred stock, holders of outstanding shares of common stock are entitled to those dividends declared by our board of directors out of legally available funds, and, in the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably our net assets available to the stockholders. Holders of outstanding shares of common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of common stock are, and all unissued common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional common stock of ours may be issued in the future, the relative interests of the then existing stockholders may be diluted.

In addition, we have additional authorized but unissued and undesignated shares of preferred stock which may be issued at any time, and from time to time, by our board of directors, subject to the rights of the series A preferred stock to consent to certain such designations and issuances. Any additional shares of preferred stock so designated and issued by us may have rights and preferences superior to those of the common stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays and costs associated with a stockholder vote on specific issuances. The issuance of preferred stock, as well as any authorized but unreserved common stock, while providing flexibility in connection with possible future financings or acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in our company.

Series A 9% Cumulative Convertible Preferred Stock

Our shares of series A preferred stock have rights and preferences which are superior to those of our common stock. A summary of the material terms of the series A preferred stock is set forth below:

Dividends

Each share of series A preferred stock, referred to as a preferred share, has an initial stated value of $52.71, referred to as the stated value, and will accrue dividends at a rate of 9% per annum on the stated value, payable semiannually in arrears on July 1 and January 1 and accruing daily on the basis of 12 thirty-day months in a year of 360 days. The dividends are cumulative and payable in cash out of funds legally available therefor.

Liquidation Preference

Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the preferred shares shall be entitled to receive an amount equal to 200% of the stated value, plus all accrued but unpaid dividends thereon and any accrued but unpaid liquidated damages, if any, for each preferred share, before any distribution or payment shall be made to the holders of any of our other equity securities, and if our assets are insufficient to pay in full such amounts, then all of our assets would be distributed among the holders of preferred shares pro-rata in accordance with the respective amounts due to each.

Voting

Each holder of preferred shares has the right to vote at all regular and special meetings of our stockholders on an “as converted” basis, with one vote per share of common stock underlying their preferred shares, and having voting rights and powers equal to those of the holders of common stock. In addition, we may not, without the affirmative majority vote of the holders of preferred shares (and in addition to any other vote or consent of the stockholders required by law or by our certificate of incorporation) effect any amendment to our charter or enter into any agreement that affects the rights of the holders of preferred stock.

Voluntary Conversion, Anti-Dilution Adjustments and Forced Conversion

Subject to certain beneficial ownership limitations described in the certificate of designations, preference and rights of the series A preferred stock, referred to as the certificate of designations, that sets forth the terms of the series A preferred stock, the holders of the series A preferred stock may convert all or any portion of their shares of series A preferred stock into shares of common stock at any time. Each share of series A preferred stock is initially convertible into a number of shares of common stock equal to the stated value divided by $5.271 per share, referred to as the conversion price, which initially equals 10 shares of common stock. The conversion price is subject to adjustment for stock splits, stock dividends, recapitalizations and the like, and is further subject to adjustment pursuant to a “weighted average” anti-dilution adjustment provision upon certain issuances or deemed issuances of common stock, provided that in no event may the conversion price be reduced to an amount less than $5.08 per share (subject to adjustment to reflect stock splits, stock dividends, recapitalizations and the like).

If the closing price of the common stock for each of any ten consecutive trading days exceeds $4.00 (as adjusted for stock splits, recapitalizations and the like) above the then effective conversion price, we may, upon written notice, cause each holder of series A preferred stock to convert all or part of such holder’s preferred shares, provided that certain additional conditions are met.

Beneficial Ownership Limitation

The terms of the series A preferred stock provide that the such shares may not be converted to the extent that, after giving effect to such conversion, the holder would beneficially own in excess of the beneficial ownership limitation. The “beneficial ownership limitation” is defined as:

•

4.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of the shares of series A preferred stock held by the holder, with respect to any holder whose initial purchase amount for the shares of series A preferred stock purchased by such holder was less than $10,000,000; and

•

9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of the shares of series A preferred stock held by the holder, with respect to any holder whose initial purchase amount for the shares of series A preferred stock purchased by such holder was greater than $10,000,000.

The beneficial ownership limitation with respect to a holder subject to the 4.99% limitation may be waived by such holder, at the election of such holder, upon not less than 61 days’ prior notice to us, to change the beneficial ownership limitation to 9.99%. The beneficial ownership limitation with respect to a holder subject to the 9.99% limitation may not be waived by such holder.

Redemption or Change in Dividend Rate upon Certain Triggering Events

Upon the occurrence of certain triggering events described in the certificate of designations, each of which is referred to as a triggering event, each holder of series A preferred stock will have the right to cause us to redeem all of such holder’s shares of series A preferred stock, or at the option of the holder in the case of any triggering event as a result of which the holder does not choose redemption, to increase the dividend rate on all of the outstanding preferred shares held by such holder to 16% per annum thereafter until such time as the triggering event(s) is cured. The amount payable by us upon redemption in the case of an applicable triggering event will be 120% of the stated value per share of series A preferred stock (or 150% of the stated value per share of series A preferred stock in the case of a change of control of Environmental Power).

Negative Covenants

For so long as any shares of the series A preferred stock are outstanding, our company may not, and shall not permit any of its subsidiaries to, directly or indirectly:

•

other than certain permitted indebtedness (as defined below), enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

•

other than certain permitted liens, enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

•	amend its certificate of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of any holder of series A preferred stock;

•

repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of our common stock, common stock equivalents or securities ranking junior in priority to the series A preferred stock, with certain exceptions;

•	enter into any agreement or understanding with respect to any of the foregoing; or

•	pay cash dividends or distributions on junior securities.

For purposes of the foregoing covenants, “permitted indebtedness” means:

•	any indebtedness existing on the date of original issuance of the series A preferred stock;

•	any indebtedness incurred by any subsidiary of Environmental Power that is non-recourse to Environmental Power;

•

any indebtedness or other obligations of Environmental Power or any subsidiary pursuant to any equity contribution agreement, construction agreement, construction guarantee, operation and maintenance agreement, management services agreement or other agreement or arrangement entered into in connection with any project financing; and

•

lease obligations and purchase money indebtedness of up to $5,000,000 in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets.

Transfer Agent And Registrar

American Stock Transfer and Trust Company serves as the transfer agent and registrar for our common stock.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner or unless the interested stockholder acquired at least 85% of the corporation’s voting stock (excluding shares held by designated stockholders) in the transaction in which it became an interested stockholder. A “business combination” includes mergers, assets sales and other transactions resulting in a financial benefit to the interested stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation’s voting stock.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its nominee. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which will in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her name and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “—Legal Holders”;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to one or more underwriters for resale to the public or to investors;

•	directly to investors in privately negotiated transactions; or

•	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold to the public, in one or more transactions, at:

•	a fixed price or prices, which may be changed; or

•	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. We may also sell securities directly to one or more purchasers without using underwriters or agents.

We may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities which may entitle these persons to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or solicit an offer to buy any securities in any jurisdiction where the offer or sale is not permitted.

We will bear all costs, expenses and fees in connection with the registration of the securities as well as the expenses of all commissions and discounts, if any, attributable to the sales of securities by us.

INDEMNIFICATION

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Environmental Power Corporation has included such a provision in its certificate of incorporation.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Section 145 of the Delaware General Corporation Law permits us to indemnify, under certain circumstances, any person acting on our behalf who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative for expenses related to such proceeding if the person acted in good faith and in a manner the person reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. Our bylaws substantively provide that we will indemnify such persons to the fullest extent allowed by the Delaware General Corporation Law.

In addition, our certificate of incorporation limits the liability our of directors for monetary damages for breach of their fiduciary duty as a director other than for intentional misconduct, fraud or a knowing payment of a dividend in violation of Delaware law. Such provision limits recourse for money damages that might otherwise be available to us or our stockholders for negligence by directors acting on our behalf. Although these provisions would not prohibit injunctive or similar actions against these individuals, the practical effect of such relief would be limited. This limitation of liability under state law does not apply to any liabilities that may exist under federal securities laws. We have also purchased directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

We have entered into an indemnification agreement with Joseph E. Cresci, one of our directors, whereby we agree to indemnify him against any loss, liability, cost or other expense that he incurs in relation to certain of his activities related to his acting as either fiduciary or agent of all of our employee welfare benefit plans, employee pension benefit plans and benefit plans.

We have also entered into an indemnification agreement with Richard E. Kessel, our president and chief executive officer. This indemnification agreement provides for the indemnification of Mr. Kessel in his capacity as an officer and/or director of Environmental Power to the fullest extent allowed under our bylaws and Delaware law, and also provides for further indemnification in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which Mr. Kessel is a party or a witness, by reason of the fact he is or was an officer or director of Environmental Power, in each case to the extent that Mr. Kessel has satisfied applicable standards of conduct. The indemnification agreement further provides for customary procedures regarding defense of claims, advancement of expenses and enforcement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Pierce Atwood LLP, Portsmouth, New Hampshire.

EXPERTS

The financial statements as of December 31, 2007 and 2006 for the three years in the period ended December 31, 2007 and the related financial statement schedule incorporated by reference herein from our Annual Report have been audited by Vitale, Caturano & Company, Ltd., an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and has been incorporated in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our filings with the SEC are available to the public from the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 of which this prospectus is a part, under the Securities Act of 1933, as amended, for the securities offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Certain documents filed by us with the SEC have been incorporated into this prospectus by reference; please see the section below entitled “Information Incorporated by Reference” for more information. For further information about us and the securities being offered by this prospectus, please review the registration statement, including the exhibits and the documents incorporated by reference. The registration statement may be inspected for free at the principal office of the SEC in Washington, D.C., and copies of all or part of it, including exhibits, may be obtained from the SEC by paying the prescribed fees.

INFORMATION INCORPORATED BY REFERENCE

We are “incorporating by reference” certain documents that we file with the SEC, which means that such documents are considered part of this prospectus and that we can disclose important information to you by referring to those documents. Information that we file in the future with the SEC will automatically update and supersede earlier information in or incorporated by reference in this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute part of this prospectus.

We incorporate by reference the documents listed below and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement to which this prospectus relates and prior to effectiveness of such registration statement and after the date of this prospectus and prior to the termination of the offering of the securities covered hereby:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 17, 2008 (SEC File No. 001-32393);

•	Our Current Report on Form 8-K dated February 29, 2008, as filed with the SEC on March 6, 2008 (SEC File No. 001-32393);

•	Our Current Report on Form 8-K dated March 21, 2008, as filed with the SEC on March 27, 2008 (SEC File No. 001-32393);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as filed with the SEC on May 12, 2007 (SEC File No. 001-32393);

•	Our Current Report on Form 8-K dated June 3, 2008, as filed with the SEC on June 6, 2008 (SEC File No. 001-32393);

•	Our Current Report on Form 8-K dated July 22, 2008, as filed with the SEC on July 28, 2008 (SEC File No. 001-32393);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the SEC on July 31, 2008 (SEC File No. 001-32393);

•	Our Current Report on Form 8-K dated August 6, 2008, as filed with the SEC on August 6, 2008 (SEC File No. 001-32393);

•	Our Current Report on Form 8-K dated August 28, 2008, as filed with the SEC on September 4, 2008 (SEC File No. 001-32393); and

•	The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on December 20, 2007 (SEC File No. 001-32393).

In addition, all documents filed by us pursuant to the Securities Exchange Act after the date of the initial filing of this registration statement and prior to effectiveness of the registration statement will be deemed to be incorporated by reference into this prospectus. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to such documents unless the exhibits are specifically requested or are specifically incorporated by reference into the documents incorporated by reference in this prospectus. Requests should be directed to:

Environmental Power Corporation

120 White Plains Road, 6th Floor

Tarrytown, New York 10591

Attention: Senior Vice President,

Investor and Government Relations

Telephone: (914) 631-1435

Energy that is… Beyond Renewable®

$5,000,000

14% Convertible Notes due January 1, 2014

PROSPECTUS SUPPLEMENT

(to Prospectus dated October 17, 2008)

ZIEGLER CAPITAL MARKETS

a division of B.C. Ziegler and Company

March 10, 2009